UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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PerkinElmer, Inc.

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March 11, 2020

Dear Shareholder:

We cordially invite you to attend the 2020 annual meeting of shareholders of PerkinElmer, Inc. to be held on Tuesday, April 28, 2020, at 8:00 a.m. at our corporate offices at 940 Winter Street, Waltham, Massachusetts.

The attached notice of annual meeting and proxy statement contain information about matters to be considered at the annual meeting, and a map with directions to the meeting is on the back cover of the proxy statement. Only shareholders and their proxies are invited to attend the annual meeting.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the meeting, I hope you will review carefully the attached proxy materials and vote as soon as possible. We urge you to complete, sign and return the enclosed proxy card or to vote over the Internet or by telephone, so that your shares will be represented and voted at the annual meeting.

Thank you for your continued support of PerkinElmer.

Sincerely,

PRAHLAD R. SINGH, PhD
President and Chief Executive Officer

Notice of Annual Meeting

and

Proxy Statement 2020

PerkinElmer, Inc.

Corporate Offices

940 Winter Street

Waltham, Massachusetts 02451

NOTICE OF ANNUAL MEETING

To the Shareholders of PerkinElmer, Inc.:

The annual meeting of the shareholders of PerkinElmer, Inc. will be held at the company’s corporate offices, located at 940 Winter Street, Waltham, Massachusetts 02451, on Tuesday, April 28, 2020, at 8:00 a.m., to consider and act upon the following:

1.	A proposal to elect eight nominees for director for terms of one year each;

2.	A proposal to ratify the selection of Deloitte & Touche LLP as PerkinElmer’s independent registered public accounting firm for the current fiscal year;

3.	A proposal to approve, by non-binding advisory vote, our executive compensation; and

4.	Such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Our board of directors has no knowledge of any other business to be transacted at the meeting.

Our board of directors has fixed the close of business on February 28, 2020 as the record date for the determination of shareholders entitled to receive this notice and to vote at the meeting.

All shareholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

PRAHLAD R. SINGH, PhD
President and Chief Executive Officer

March 11, 2020

RETURN ENCLOSED PROXY CARD OR VOTE BY INTERNET OR TELEPHONE

Whether or not you expect to attend this meeting, please complete, date, and sign the enclosed proxy card and mail it promptly in the enclosed envelope. No postage is required if mailed in the United States. Prompt response is important, and your cooperation will be appreciated. If the envelope is lost, please return the card to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. Alternatively, you may submit your vote via the Internet or telephone by following the instructions set forth on the enclosed proxy card.

OVERVIEW

To assist you in reviewing the proxy statement for the PerkinElmer, Inc. 2020 annual meeting of shareholders, we call your attention to the following information about the annual meeting, our corporate governance framework and key facts regarding our executive compensation structure and practices. For more complete information, please review the PerkinElmer, Inc. proxy statement in its entirety, as well as our annual report to shareholders for the fiscal year ended December 29, 2019.

Annual Meeting of Shareholders

• Date and Time:	April 28, 2020 at 8:00 a.m. (Eastern Time)

• Place:	PerkinElmer, Inc. corporate offices at 940 Winter Street, Waltham, MA 02451

• Record Date:	February 28, 2020

• Voting:

If you are a “record holder” of shares as of the record date, you may vote your shares. You may vote either in person at the annual meeting, or by the Internet, telephone or mail. If you are the beneficial owner of shares held in “street name” as of the record date, you will need to instruct the record holder of your shares how you would like the shares to be voted. See the section of the proxy statement titled “General Information” for more detail regarding how you may vote your shares.

• Admission:

You are entitled to attend the annual meeting if you were a shareholder as of the record date. If your shares are held in street name, you must bring an account statement or letter from the record holder of your shares showing that you are the beneficial owner of the shares as of the record date in order to be admitted to the annual meeting.

Meeting Agenda and Voting Recommendations

Agenda Items	Board Recommendation	Page
(1) Election of eight directors for terms of one year each.	FOR EACH DIRECTOR NOMINEE	5
(2) Ratification of selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2020.	FOR	76
(3) To approve, by non-binding advisory vote, our executive compensation.	FOR	77

PerkinElmer • 2020 Proxy Statement    i

Director Nominees

The following table provides summary information about the eight directors nominated for election as directors for terms of one year each:

Name	Age	Director Since	Principal Occupation	Current Committee Memberships	Independent?

Peter Barrett	67	2012	Partner, Atlas Venture	Compensation & Benefits (Chair); Nominating & Corporate Governance	Yes

Samuel R. Chapin	62	2016	Retired Executive Vice Chairman, Bank of America Merrill Lynch	Audit (Chair); Finance (Chair)	Yes

Sylvie Grégoire, PharmD	58	2015	Co-founder and Executive Chair, EIP Pharma, Inc.	Compensation & Benefits; Nominating & Corporate Governance	Yes

Alexis P. Michas	62	2001	Managing Partner of Juniper Investment Company, LLC	Non-Executive Chairman; Finance	Yes

Prahlad R. Singh, PhD	55	2019	President and CEO of PerkinElmer	Finance	No

Michel Vounatsos	58	2020	Chief Executive Officer, Biogen Inc.	—	Yes

Frank Witney, PhD	66	2016	Former Chief Executive Officer, Affymetrix, Inc.	Audit; Compensation & Benefits	Yes

Pascale Witz	53	2017	Founder and CEO of PWH Advisors	Audit	Yes

Corporate Governance Highlights

The following table summarizes our board structure and key elements of our corporate governance framework:

Size of Board	Nine*
Number of Independent Directors	Eight*
Independent Chairman	Yes
Board Self-Evaluation	Annual
Review of Independence of Board	Annual
Independent Directors Meet Without Management Present	Yes
Structure of Board	Non-Classified
Voting Standard for Election of Directors in Uncontested Elections	Majority of Shares Cast
Diversity (as to background, experience and skills)	Yes
Corporate Governance Guidelines	Yes

*

Our board has approved a reduction in the size of our board to eight members, effective as of the 2020 annual meeting of shareholders. If all director nominees listed above are elected, seven of the eight directors will be independent directors.

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Fiscal 2019 Compensation Highlights

2019 Compensation Structure.    The structure of our executive compensation program supports our business strategy by driving top-line results while remaining focused on profitability and increased operating productivity, and by creating sustainable market positions for our products, technology and services. This is evidenced by the significant percentage of our executive compensation package tied to short- or long-term performance. Not including the cost of benefits, in 2019 our Chief Executive Officer had 86% of his target compensation at risk, and on average, our other named executive officers had 75% of their target compensation at risk (that is, subject to either performance requirements and/or service requirements).

2019 Target Total Compensation

We believe the combination of strong top- and bottom-line financial performance and a solid balance sheet creates growth in shareholder value that is sustainable over the long term.

Compensation Best Practices.    We employ the following policies and practices that are designed to ensure our executive compensation programs are well-governed, reflect market-based best practices and do not promote inappropriate risk taking:

Independent Compensation and Benefits Committee	Yes
Independent Compensation Advisor	Yes
Stock Ownership Guidelines	Yes
Elimination of Section 280G Excise Tax Gross-Ups (new agreements after July 2010)	Yes
Elimination of Single-Trigger Equity Vesting (new agreements after February 2010)	Yes
No Stock Option Repricing without Shareholder Approval	Yes
Recoupment Provision in Short-Term Incentive Plan	Yes
Anti-Hedging and Anti-Pledging Rules	Yes
Compensation Risk Assessment	Annual
Shareholder Vote to Approve Executive Compensation on an Advisory Basis	Annual

Overall, we have a strong pay-for-performance culture and have implemented compensation programs and practices creating alignment with the interests of our shareholders. Further information regarding our executive compensation programs is found in the proxy statement under “Compensation Discussion and Analysis” beginning on page 25.

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PROXY STATEMENT

General Information

PerkinElmer, Inc., also referred to as we, us, the Company or PerkinElmer, has prepared this proxy statement to provide our shareholders with information pertaining to the matters to be voted on at our annual meeting of shareholders to be held on Tuesday, April 28, 2020 at 8:00 a.m., at our corporate offices, located at 940 Winter Street, Waltham, Massachusetts 02451, and at any adjournment of that meeting. The date of this proxy statement is March 11, 2020, the approximate date on which we first sent or provided the proxy statement and form of proxy to our shareholders.

Our board of directors has fixed the close of business on February 28, 2020 as the record date for determining the shareholders entitled to receive notice of, and to vote their shares at, the meeting. On the record date, there were 111,304,411 shares of our common stock outstanding and entitled to vote. Each share of common stock carries the right to cast one vote on each of the proposals presented for shareholder action, with no cumulative voting.

Your vote is important no matter how many shares you own. Please take the time to vote. Take a moment to read the instructions below. Choose the way to vote that is easiest and most convenient for you and cast your vote as soon as possible.

If you are the “record holder” of your shares, meaning that you own your shares in your own name and not through a bank or brokerage firm, you may vote in one of four ways:

(1) You may vote over the Internet. If you have Internet access, you may vote your shares from any location in the world by following the “Vote by Internet” instructions on the enclosed proxy card.

(2) You may vote by telephone. You may vote your shares by following the “Vote by Telephone” instructions on the enclosed proxy card.

(3) You may vote by mail. You may vote by completing and signing the proxy card delivered with this proxy statement and promptly mailing it in the enclosed postage-paid envelope. The shares you own will be voted according to your instructions on the proxy card you mail. If you sign and return the proxy card, but do not give any instructions on a particular matter described in this proxy statement, the shares you own will be voted in accordance with the recommendations of our board of directors. The board of directors recommends that you vote FOR Proposal No. 1 to elect eight nominees for director for terms of one year each, FOR Proposal No. 2 to ratify the selection of Deloitte & Touche LLP as PerkinElmer’s independent registered public accounting firm for the current fiscal year, and FOR Proposal No. 3 to approve, on a non-binding advisory basis, our executive compensation.

(4) You may vote in person. If you attend the meeting, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot. Ballots will be available at the meeting.

You can change your vote and revoke your proxy at any time before the polls close at the meeting by doing any one of the following:

•	signing another proxy card and either arranging for delivery of that proxy card by mail prior to the start of the meeting, or by delivering that signed proxy card in person at the meeting;

•	giving our Secretary a written notice before or at the meeting that you want to revoke your proxy; or

•	voting in person at the meeting.

Your attendance at the meeting alone will not revoke your proxy.

Note that if voting by Internet or telephone, you may change your vote and revoke your proxy up until 11:59 p.m. Eastern Time the day before the meeting by following the “Vote by Internet” or “Vote by Telephone” instructions, respectively, on the enclosed proxy card.

PerkinElmer • 2020 Proxy Statement    1

If the shares you own are held in “street name” by a bank, broker or other nominee record holder, which, for convenience, we collectively refer to in this proxy statement as brokerage firms, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your brokerage firm provides you. Many brokerage firms also offer the option of providing for voting over the Internet or by telephone, instructions for which, if available, would be provided by your brokerage firm on the vote instruction form that it delivers to you. Under the current rules of the New York Stock Exchange, or NYSE, if you do not give instructions to your brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of Deloitte & Touche LLP as our independent registered public accounting firm (Proposal No. 2) is considered to be a discretionary item under the NYSE rules, and your brokerage firm will be able to vote on that item even if it does not receive instructions from you, as long as it holds your shares in its name. The election of directors (Proposal No. 1) and the approval of our executive compensation program (Proposal No. 3) are both “non-discretionary” items. If you return an instruction card to your brokerage firm but do not instruct your brokerage firm on how to vote with respect to these items, your brokerage firm will not vote with respect to the proposal(s) for which you did not give instructions, and your shares will be counted as “broker non-votes” with respect to those proposals. “Broker non-votes” are shares that are held in “street name” by a brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

If your shares are held in street name, you must bring an account statement or letter from your brokerage firm showing that you are the beneficial owner of the shares as of the record date (February 28, 2020) in order to be admitted to the meeting on April 28, 2020. To be able to vote your shares held in street name at the meeting, you will need to obtain a proxy card from the holder of record.

This proxy is solicited on behalf of our board of directors. We will bear the expenses connected with this proxy solicitation. We expect to pay brokers, nominees, fiduciaries, and other custodians their reasonable expenses for forwarding proxy materials and annual reports to principals and obtaining their voting instructions. We have engaged Georgeson Inc. of New York, New York to assist us in soliciting proxies from brokers, nominees, fiduciaries, and custodians, and will pay Georgeson $25,000 plus out-of-pocket expenses for its efforts. In addition to the use of the mails, our directors, officers, and employees may, without additional remuneration, solicit proxies in person or by use of other communications media.

We previously mailed to shareholders, or are providing with this proxy statement, our annual report to shareholders for 2019. The annual report is not part of, or incorporated by reference in, this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Shareholders to Be Held on April 28, 2020:

This proxy statement and the 2019 annual report to shareholders are available at

www.proxyvote.com for viewing, downloading and printing.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 29, 2019 as filed with the Securities and Exchange Commission, except for exhibits, will be furnished without charge to any shareholder upon written or oral request to PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451, Attention: Investor Relations, Telephone: (800) 762-4000.

Householding of Annual Meeting Materials

Some brokerage firms may be participating in the practice of “householding” proxy statements, annual reports and notices of Internet availability of proxy materials. This means that only one copy of these documents may have been sent to multiple shareholders in your household. We will promptly

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deliver a separate copy of any of these documents to you if you request one by writing or calling as follows: PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451, Attention: Investor Relations, Telephone: (800) 762-4000. If you want to receive separate copies of our annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your brokerage firm, or you may contact us at the above address and phone number.

Proposals

The proposals being presented for shareholder action are set forth on your proxy card and are discussed in detail on the following pages. Shares that you have the power to vote that are represented by proxy will be voted at the meeting in accordance with your instructions indicated on the enclosed proxy card or submitted by Internet or telephone.

The first proposal is to elect eight directors for terms of one year each. You may vote for or against each nominee, or may abstain from voting on any nominee, by marking the appropriate box on the proxy card, or submitting instructions by Internet or telephone. If you return a proxy card, or submit instructions by Internet or telephone, your shares will be voted as you indicate. If you sign and return your proxy card or submit instructions by Internet or telephone and make no indication concerning one or more of the nominees, your shares will be voted “FOR” electing those nominees for whom you made no indication.

The second proposal is to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year ending January 3, 2021. You may vote for or against this proposal or abstain from voting on this proposal by marking the appropriate box on the proxy card or submitting instructions by Internet or telephone. If you return a proxy card or submit instructions by Internet or telephone, your shares will be voted as you indicate. If you sign and return your proxy card or submit instructions by Internet or telephone and make no indication concerning this proposal, your shares will be voted “FOR” the second proposal.

The third proposal is to approve, by non-binding advisory vote, our executive compensation. You may vote for or against this proposal or abstain from voting on this proposal by marking the appropriate box on the proxy card or submitting instructions by Internet or telephone. If you return a proxy card or submit instructions by Internet or telephone, your shares will be voted as you indicate. If you sign and return your proxy card or submit instructions by Internet or telephone and make no indication concerning this proposal, your shares will be voted “FOR” the third proposal.

Our management does not anticipate a vote on any other proposal at the meeting. Under Massachusetts law, where we are incorporated, only matters included in the notice of the meeting may be brought before our shareholders at a meeting. If, however, another proposal is properly brought before the meeting, your shares will be voted in accordance with the discretion of the named proxies.

Votes Required

A majority in interest of all PerkinElmer common stock issued, outstanding and entitled to vote on each proposal being submitted for shareholder action at the meeting constitutes a quorum with respect to that proposal. Shares of common stock represented by executed proxies received by us will be counted for purposes of establishing a quorum, regardless of how or whether those shares are voted on the proposal. Therefore, abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the meeting for that proposal.

For a nominee to be elected as a director pursuant to Proposal No. 1, more votes must be cast for such nominee’s election than against such nominee’s election. For the ratification of our independent registered public accounting firm pursuant to Proposal No. 2, the majority of the votes cast on

PerkinElmer • 2020 Proxy Statement    3

Proposal No. 2 must be cast for the ratification. For the approval, by non-binding vote, of our executive compensation program pursuant to Proposal No. 3, the majority of the votes cast on Proposal No. 3 must be cast in favor of the executive compensation program. Shares abstaining and broker non-votes, if any, will not be counted as votes for or against, and as a result will have no effect on voting on these proposals, other than for purposes of establishing a quorum.

Although the advisory vote on Proposal No. 3 is non-binding, as provided by law, our board values shareholders’ opinions and will take the results of the vote into account when considering any changes to our executive compensation program.

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PROPOSAL NO. 1 ELECTION OF DIRECTORS

Our charter and By-laws provide that the shareholders or the board of directors will determine the number of directors to serve on our board as not fewer than three or more than thirteen. Our nominees for directors are each elected for a one-year term at the annual meeting of shareholders in accordance with our charter and By-laws. We currently have nine directors, all of whose terms expire at this meeting. Mr. Sullivan will not be standing for re-election to our board of directors at the 2020 annual meeting of shareholders.

Our board of directors, upon the recommendation of its nominating and corporate governance committee, has nominated the following persons for election as directors for one-year terms, each expiring at the annual meeting of shareholders to be held in 2021. All of the nominees are currently directors of PerkinElmer and, except for Dr. Singh and Mr. Vounatsos, were elected by our shareholders at the 2019 annual meeting. Our board of directors elected Dr. Singh to serve as a director in August 2019, and elected Mr. Vounatsos to serve as a director in March, 2020.

Peter Barrett	Prahlad R. Singh, PhD
Samuel R. Chapin	Michel Vounatsos
Sylvie Grégoire, PharmD	Frank Witney, PhD
Alexis P. Michas	Pascale Witz

PerkinElmer • 2020 Proxy Statement    5

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

ELECTING EACH OF THE EIGHT NOMINEES NAMED ABOVE FOR TERMS OF ONE YEAR EACH.

The persons named as proxies on the proxy card will vote shares represented by a proxy for the election of the eight nominees for terms of one year each, unless the shareholder instructs otherwise on their proxy card. Our board of directors knows of no reason why any nominee should be unable or unwilling to serve. However, if that becomes the case, the persons named as proxies on the proxy card may vote to elect a substitute. In no event will shares represented by proxies be voted for more than eight nominees.

To apprise you of their qualifications to serve as directors, we include the following information concerning each of the director nominees. The qualifications presented include information each nominee has provided to us regarding age, current positions held, principal occupation and business experience for the past five years, as well as the names of other publicly held companies of which the nominee currently serves as a director or has served as a director during the past five years. In addition to the information presented regarding each nominee’s specific experience, qualifications, attributes and skills that led the nominating and corporate governance committee to recommend that our board nominate these individuals, our board believes that all of the nominees have a reputation for honesty, integrity and adherence to high ethical standards. The nominating and corporate governance committee also believes that the nominees possess the willingness to engage management and each other in a positive and collaborative fashion and are prepared to make the significant commitment of time and energy to serve on our board and its committees.

PETER BARRETT:    Age 67; Principal Occupation: Partner, Atlas Venture, a venture capital fund based in Cambridge, Massachusetts. Director of PerkinElmer since 2012. Chair of the compensation and benefits committee and member of the nominating and corporate governance committee.

Mr. Barrett joined Atlas Venture, an early stage life sciences venture capital fund, in 2002 and is a partner in the life sciences group. Previously, he was a co-founder, Executive Vice President and Chief Business Officer of Celera Genomics. Prior to that, Mr. Barrett held several senior management positions at The Perkin-Elmer Corporation, most recently serving as Vice President, Corporate Planning and Business Development. He currently serves as the Chairman of Zafgen, Inc. and Synlogic, Inc., as well as a board member of several privately held companies. Mr. Barrett is also a senior fellow at the Harvard Business School. Mr. Barrett received his Bachelor of Science degree in chemistry from Lowell Technological Institute (now known as the University of Massachusetts, Lowell) and his Doctoral degree in analytical chemistry from Northeastern University.

Mr. Barrett brings to the board more than three decades of experience in the life sciences industry, including leadership positions both as a senior executive and as an institutional investor. These roles have allowed him to develop expertise in the deployment of strategic growth initiatives within the industry. His service as chair and as a member of the boards of other companies, both publicly and privately held, enables him to assist our board in the performance of its governance obligations.

SAMUEL R. CHAPIN:    Age 62; Principal Occupation: Retired Executive Vice Chairman, Bank of America Merrill Lynch, a worldwide financial institution. Director of PerkinElmer since 2016. Chair of the audit committee and chair of the finance committee.

Mr. Chapin was appointed Executive Vice Chairman of Global Corporate & Investment Banking at Bank of America Merrill Lynch in February 2010, where he was responsible for managing relationships with some of the firm’s largest clients. Mr. Chapin retired from the firm as of June 30, 2016. Mr. Chapin has worked on a broad range of financings and strategic advisory assignments totaling more than $500 billion, and has been named Investment Banker of the Year by Investment Dealers’ Digest. Mr. Chapin was named Vice Chairman of Merrill Lynch & Co., Inc. in September 2003 and was a member of the firm’s executive Operating Committee. From 2001 to 2003, he was Senior Vice President and Head of the Global Investment Banking division. Mr. Chapin first joined Merrill Lynch &

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Co., Inc. in 1984 as a member of the Mergers & Acquisitions group and was named a Managing Director in Corporate Banking in 1993, eventually leading the group within investment banking that provided coverage for industrial companies and actively managing the firm’s relationships with industrial and consumer products companies. Mr. Chapin was appointed a Senior Advisor to Rockefeller Capital Management, a leading independent, privately-owned financial services firm in May 2019. He is also a member of the board of directors of publicly-traded CIRCOR International, Inc., serves on the board of trustees at Lafayette College and is a director of New York’s Roundabout Theatre Company. Mr. Chapin holds a Bachelor of Arts degree from Lafayette College and a Master of Business Administration degree from The Wharton School at the University of Pennsylvania.

Mr. Chapin provides our board expertise in corporate finance and strategy, including experience gained as a senior executive at a global financial services firm. He also brings to our board extensive knowledge of the industrial marketplace, along with deep experience in transactional processes, mergers and acquisitions, and deal financing for a wide range of transactions.

SYLVIE GRÉGOIRE, PharmD:    Age 58; Principal Occupation: Co-founder and Executive Chair, EIP Pharma, Inc., a central nervous system-focused therapeutics company based in Cambridge, Massachusetts. Director of PerkinElmer since 2015. Member of the compensation and benefits and nominating and corporate governance committees.

Dr. Grégoire was a co-founder, and since 2018 has served as Executive Chair, of EIP Pharma, Inc., a privately held therapeutics company focused on central nervous system disorders. Dr. Grégoire previously served as President of the Human Genetic Therapies division of Shire plc, a public biopharmaceutical company, from 2007 to 2013, and from 2005 to 2008 she served as a director of IDM Pharma, Inc., a public biotechnology company that now operates as a subsidiary of Takeda Pharmaceuticals, including serving as its Executive Chair from August 2006 to October 2007. From 2004 to 2005, Dr. Grégoire served as President, Chief Executive Officer and Executive Member of the board of directors of GlycoFi, Inc., a private biotechnology company. Prior to that, Dr. Grégoire was employed in several key operating and regulatory affairs positions at Biogen, Inc. and Merck & Co. Dr. Grégoire currently serves on the board of Novo Nordisk A/S, as well as one privately held company, and formerly served on the board of Vifor Pharma Ltd. Dr. Grégoire holds a Pharmacy degree from Laval University and a Doctoral degree from the State University of New York at Buffalo.

Dr. Grégoire provides the board with a depth of experience in the management of commercial operations, manufacturing and regulatory affairs within the biotechnology industry, both domestically and internationally. Her extensive background gained over the course of almost thirty years of leadership positions with both public and private companies, as well as her current and past service on the boards of other public companies, will provide the board with valuable guidance in overseeing the strategic direction of the Company.

ALEXIS P. MICHAS:    Age 62; Principal Occupation: Managing Partner of Juniper Investment Company, LLC, an investment management firm based in New York. Director of PerkinElmer since 2001. Non-Executive Chairman, and member of the finance committee.

Mr. Michas is the founder and has been Managing Partner of Juniper Investment Company, LLC since 2008. Juniper is also a Principal of Aetolian Investors, LLC, a registered commodity pool operator. Mr. Michas was the Managing Partner and a director of Stonington Partners, Inc., an investment management firm, from 1994 to 2011. Mr. Michas received a Bachelor of Arts degree from Harvard College and a Master of Business Administration degree from Harvard Business School. Mr. Michas is the Non-Executive Chairman of the board of BorgWarner Inc. and is also on the board of privately held Theragenics Corporation. Mr. Michas also served as a director of AirTran Airways, Inc. until its acquisition by Southwest Airlines in 2011, as the Non-Executive Chairman of the board of Lincoln Educational Services Corporation until 2015, and as a director of Allied Motion Technologies, Inc. until July 2017. Mr. Michas is the Chairman of the U.S. Board of Trustees of Athens College, a non-profit organization.

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Mr. Michas was named Non-Executive Chairman of the board as of December 30, 2019. He brings to our board, and to the position of Non-Executive Chairman, many years of private equity experience across a wide range of industries, and a successful record of managing investments in public companies. Mr. Michas also brings extensive transactional expertise, including mergers and acquisitions, IPOs, debt and equity offerings, and bank financing. This expertise is utilized through his position as a member of the finance committee of our board, allowing Mr. Michas to provide our board with valuable insight on trends in global debt and equity markets, and the impact of such trends on the capital structure of the Company. We also benefit from the corporate governance knowledge developed by Mr. Michas in his board roles with other public companies, including his service as a board chairman, a lead director, and a member of the compensation, governance, audit, finance and executive committees of such companies. Mr. Michas’ thorough knowledge of the Company and his current and past service on the boards of other public companies make him uniquely qualified to serve as our Non-Executive Chairman.

PRAHLAD R. SINGH, PhD:    Age 55; Principal Occupation: President and Chief Executive Officer of PerkinElmer. Director of PerkinElmer since August 2019. Member of the finance committee.

Dr. Singh was elected President and Chief Executive Officer of PerkinElmer effective December 30, 2019, and appointed to our board of directors in August 2019. Previously, Dr. Singh was the President and Chief Operating Officer of the Company since January 2019. Dr. Singh joined PerkinElmer as the President of our Diagnostics business in May 2014. He was elected Senior Vice President in September 2016 and Executive Vice President in March 2018. Prior to joining PerkinElmer, Dr. Singh was General Manager of GE Healthcare’s Women’s Health business from 2012 to 2014, with responsibility for its mammography and bone densitometry businesses. Before that, Dr. Singh held senior executive level roles in strategy, business development and mergers & acquisitions at both GE Healthcare and Philips Healthcare. Earlier in his career, he held leadership roles of increasing responsibility at DuPont Pharmaceuticals and subsequently Bristol-Myers Squibb Medical Imaging, which included managing the Asia Pacific and Middle East region. Dr. Singh holds a doctoral degree in chemistry from the University of Missouri-Columbia and a Master of Business Administration from Northeastern University. His research work has resulted in several issued patents and publications in peer reviewed journals.

Dr. Singh has more than twenty-five years of leadership experience with global innovators in healthcare technology. He has spent the most recent six years developing unique insights into both our business and our opportunities for continued growth. Dr. Singh brings to our board a detailed understanding of the core technologies that we utilize and the operational strategies available to us as we continue to focus on innovating for a healthier world.

MICHEL VOUNATSOS:    Age 58; Principal Occupation: Chief Executive Officer of Biogen Inc., a world leader in the discovery and development of innovative therapies for treatment of serious neurological and neurodegenerative diseases as well as related adjacencies; Director of PerkinElmer since March 2020.

Mr. Vounatsos is the Chief Executive Officer of Biogen Inc., a publicly-traded company based in Cambridge, Massachusetts, having served in this position and having been a member of Biogen’s board of directors since 2017. Prior to joining Biogen in April 2016 as Executive Vice President, Chief Commercial Officer, Mr. Vounatsos spent twenty years at Merck & Co., Inc., a pharmaceutical company, where he most recently served as President, Primary Care, Customer Business Line and Merck Customer Centricity. In this role, Mr. Vounatsos led Merck’s global primary care business unit, encompassing Merck’s cardiology-metabolic, general medicine, women’s health and biosimilars groups and developed and instituted a strategic framework for enhancing the company’s relationships with key constituents, including the most significant providers, payers and retailers, and the world’s largest governments. Mr. Vounatsos previously held leadership positions across Europe and in China for Merck. Prior to that, Mr. Vounatsos held management positions at Ciba-Geigy, a pharmaceutical company. Mr. Vounatsos currently serves on the advisory board of Tsinghua University School of

8    PerkinElmer • 2020 Proxy Statement

Pharmaceutical Sciences, on the Supervisory Board of Liryc, the Electrophysiology and Heart Modeling Institute at the University of Bordeaux, on the board of directors of N-Lorem Foundation and as a member of the MIT Presidential CEO Advisory Board. Mr. Vounatsos received his C.S.C.T. certificate in Medicine from the Université Victor Segalen, Bordeaux II, France, and his Master of Business Administration degree from the HEC School of Management in Paris.

Mr. Vounatsos joins our board with significant knowledge and broad-based experience with respect to the biotechnology, healthcare and pharmaceutical industries, as well as a comprehensive global leadership background resulting from service as an executive in the pharmaceutical industry and his educational background in medicine and business. Mr. Vounatsos also brings valuable leadership skills gained as the chief executive officer of a publicly-traded multinational organization.

FRANK WITNEY, PhD:    Age 66; Principal Occupation: Former Chief Executive Officer, Affymetrix, Inc., a leading provider of microarray technology; Director of PerkinElmer since 2016. Member of the audit and compensation and benefits committees.

Dr. Witney most recently served as President and Chief Executive Officer of Affymetrix, Inc., which specialized in microarray technology and cellular analysis, from 2011 through March 2016 when it was acquired by Thermo Fisher Scientific Inc. Previously, Dr. Witney was President and Chief Executive Officer of Dionex Corp., a market leading ion and high performance liquid chromatography company from 2009 to 2011. Prior to that, Dr. Witney served as Executive Vice President and Chief Commercial Officer of Affymetrix from 2008 to 2009, following its acquisition of Panomics, Inc., a quantitative biology company, which Dr. Witney had led as President and Chief Executive Officer from 2002 to 2008. He previously held the role of President of PerkinElmer’s Drug Discovery Tools division following PerkinElmer’s acquisition of Packard BioScience in 2001, where he served as President and Chief Operating Officer. Dr. Witney also held several positions at Bio-Rad Laboratories beginning in 1983, leading that company’s efforts to enter the proteomic and bioassay technologies market. Dr. Witney was a post-doctoral fellow at the National Institutes of Health and holds a PhD in molecular and cell biology and a Master of Science degree in microbiology from Indiana University, as well as a Bachelor of Science degree in microbiology from the University of Illinois. Dr. Witney is a member of the board of directors of publicly traded Cerus Corporation, and a member of the board of RareCyte, Inc., Nexcelom Bioscience LLC, Emulate, Inc., Canopy Biosciences, LLC and GenapSys, Inc., all of which are privately held, and is an Operating Partner at Ampersand Capital Partners.

Dr. Witney brings to our board deep market knowledge and over 30 years of leadership experience across the life sciences, diagnostics and analytical instruments industries, including as a chief executive officer and board member. Through this experience, he has developed expertise in several valued areas including strategic product development, business development and operational management.

PASCALE WITZ:    Age 53; Principal Occupation: Founder and Chief Executive Officer, PWH Advisors. Director of PerkinElmer since 2017. Member of the audit committee.

Ms. Witz has served as the Chief Executive Officer of PWH Advisors, a consulting services firm for healthcare companies, since founding the firm in 2016. Previously, Ms. Witz served as the Executive Vice President, Diabetes & Cardiovascular for Sanofi, S.A. from September 2015 through May 2016, having formerly held the position of Executive Vice President, Global Divisions and Strategic Development for Sanofi since July 2013. Before joining Sanofi, Ms. Witz was employed in positions of increasing responsibility with GE Healthcare starting in 1996, most recently serving as the President and Chief Executive Officer of Medical Diagnostics from March 2009 through June 2013. Ms. Witz currently serves on the boards of Horizon Therapeutics Plc, Regulus Therapeutics, Inc. and Fresenius Medical Care AG & Co. KGaA, and formerly served on the boards of Savenica SA and TESARO, Inc. She is also a director of the not-for-profit French-American Foundation — France and the Global Alzheimer’s Platform Foundation. Ms. Witz received her Master of Science degree in biochemistry from the Institut National des Sciences Appliquées de Lyon, France and her Master of Business

PerkinElmer • 2020 Proxy Statement    9

Administration degree from INSEAD, Fontainebleau, France. She was also a doctoral student in molecular biology at the Centre National de la Recherche Scientifique, Strasbourg, France.

Ms. Witz brings to our board three decades of experience in the global life sciences industry, both as an executive officer and as a board member at publicly traded companies. Her in-depth knowledge of many of the markets that the Company serves allows her to assist the Board with regard to both current operational decision making as well as longer term resource utilization and strategic planning.

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INFORMATION RELATING TO OUR BOARD OF DIRECTORS AND ITS COMMITTEES

Determination of Independence

Our common stock is listed on the New York Stock Exchange. Under current NYSE rules, a director of PerkinElmer qualifies as “independent” only if our board of directors affirmatively determines that the director has no material relationship with PerkinElmer, either directly or as a partner, shareholder or officer of an organization that has a relationship with PerkinElmer. Our board of directors evaluates the independence of our directors on an annual basis. In evaluating potentially material relationships, our board considers commercial, industrial, banking, counseling, legal, accounting, charitable and familial relationships, among others. Our board of directors has determined that none of Messrs. Barrett, Chapin, Michas, or Sullivan, Ms. Witz, or Drs. Grégoire or Witney, has a material relationship with PerkinElmer, and also that each of these directors is “independent” as determined under Section  303A.02(b) of the NYSE Listed Company Manual.

Director Candidates

Our shareholders may recommend director candidates for inclusion by the board of directors in the slate of nominees the board recommends to our shareholders for election. The qualifications of recommended candidates will be reviewed by the nominating and corporate governance committee. If the board determines to nominate a shareholder-recommended candidate and recommends his or her election as a director by the shareholders, the name will be included on our proxy card for the shareholders’ meeting at which his or her election is recommended.

Shareholders may recommend individuals for the nominating and corporate governance committee to consider as potential director candidates by submitting their names, together with appropriate biographical information and background materials, and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made. Materials should be mailed to the “PerkinElmer Nominating and Corporate Governance Committee” c/o Office of the General Counsel, PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451. The nominating and corporate governance committee will consider a proposed director candidate only if appropriate biographical information and background material are provided on a timely basis. The process followed by the nominating and corporate governance committee to identify and evaluate candidates may include requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the nominating and corporate governance committee and the board of directors. Assuming that appropriate biographical and background material are provided for candidates recommended by shareholders, the nominating and corporate governance committee will evaluate those candidates by following substantially the same process as outlined above, and applying substantially the same criteria, as for candidates submitted by board members.

Shareholders also have the right under our By-laws to nominate director candidates directly, without any action or recommendation on the part of the nominating and corporate governance committee or our board, by following the process for shareholder proposals for election of directors set forth in our By-laws and discussed in “Shareholder Proposals for 2021 Annual Meeting of Shareholders,” below. Candidates nominated by shareholders in accordance with these procedures will not be included in our proxy card for the shareholder meeting at which his or her nomination is recommended.

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Criteria and Diversity

In considering whether to recommend any candidate for inclusion in the board of directors’ slate of recommended director nominees, including candidates recommended by shareholders, the nominating and corporate governance committee will apply the criteria set forth in PerkinElmer’s corporate governance guidelines and such other factors as the committee deems appropriate. These criteria include the candidate’s experience, skills, and independence. In evaluating a candidate’s experience and skills, the nominating and corporate governance committee may also consider qualities such as an understanding of technologies, marketing, finance, regulation and public policy, and international issues. In evaluating a candidate’s independence, the nominating and corporate governance committee will consider the applicable independence standards of the NYSE and the Securities and Exchange Commission. The nominating and corporate governance committee will evaluate each director candidate in the context of the perceived needs of the board, the best interests of PerkinElmer and its shareholders, as well as our corporate governance guidelines which specify that the composition of the board should reflect diversity. Accordingly, the nominating and corporate governance committee seeks nominees with a broad range of experience, professions, skills and backgrounds. The nominating and corporate governance committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow our board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

The nominating and corporate governance committee, as part of its annual assessment of board performance, reviews the diversity of experience, attributes and skills considered necessary for the optimal functioning of the board. The committee reviews the experience, attributes and skills currently represented on the board, as well as those areas where a change could improve the overall quality of our board and the ability of the board to perform its responsibilities. The committee then establishes those areas that could be the focus of a director search, if necessary. The effectiveness of the board’s diverse mix of experience, attributes and skills is reviewed as a component of the annual board self-assessment process.

Leadership Structure

Our board of directors selects a Chairman of the board by evaluating the criteria and using a process that the board considers to be in the best interests of the Company and its shareholders, pursuant to our corporate governance guidelines. Our board of directors does not have a fixed policy on whether the Chief Executive Officer and Chairman should be separate positions or whether the Chairman should be an employee or non-employee. Currently, Mr. Michas serves as our Non-Executive Chairman and Dr. Singh serves as our Chief Executive Officer. Mr. Michas has been a member of our board since 2001 and has served as Non-Executive Chairman since December 30, 2019, having most recently served as our Lead Director. In addition to his years of experience on our board, Mr. Michas brings to the role a wealth of corporate governance knowledge developed in his board roles with other public companies. Dr. Singh joined the Company in 2014 and has held a number of senior leadership positions. Dr. Singh was elected to our board in August 2019 and has served as our Chief Executive Officer since December 30, 2019. We believe that the Company will benefit from separating the roles of Chairman and Chief Executive Officer by allowing each individual to focus on their respective areas of responsibility. As Non-Executive Chairman, Mr. Michas’ primary responsibilities include presiding at meetings of our board of directors, reviewing and assisting in setting the agenda and schedule for meetings of our board of directors, advising the committee chairs in performing their responsibilities, initiating and chairing meetings of the independent directors, and counseling the Chief Executive Officer and directors as needed. Our board holds executive sessions of the independent directors preceding or following each regularly scheduled board meeting. We believe that the current leadership structure, through the combination of Dr. Singh’s knowledge of the

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Company as Chief Executive Officer and Mr. Michas’ demonstrated understanding of the role played by the chair of a public company board of directors, allows the Chief Executive Officer to set the overall direction of the Company and provide day-to-day leadership, while having the benefit of the Non-Executive Chairman’s counsel and corporate governance experience. In addition, separation of the roles of Non-Executive Chairman and Chief Executive Officer encourages a greater role for the independent directors in the oversight of the Company and in their representation of shareholders’ interests.

Communications from Shareholders and Other Interested Parties

Our board of directors will give appropriate attention to written communications on issues that are submitted by shareholders and other interested parties, and will respond if and as appropriate.

Shareholders and other interested parties who wish to communicate with our entire board, or with our non-management directors, may do so by writing to Alexis P. Michas, Non-Executive Chairman, PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451. Communications will be forwarded to other directors if the communications relate to substantive matters that the Non-Executive Chairman, in consultation with our General Counsel, considers appropriate for attention by the other directors. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances or matters as to which we tend to receive repetitive or duplicative communications.

Board of Directors’ Role in Risk Oversight

Our board of directors has an active role in overseeing risks that could affect the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. This oversight is conducted primarily through the audit committee, which has been assigned responsibility for enterprise risk management and reports regularly to our board on such matters. Senior management carries out the functional performance of enterprise risk management activities, with access to external service providers as needed. This process includes periodic reporting by management to the audit committee in order to systematically identify, analyze, prioritize and document potential business risks, their potential impact on the Company’s performance, and the Company’s ability to detect, manage, control and prevent these risks. When the audit committee receives a report from senior management, the Chair of the audit committee reports on the discussion to the full board during the next board meeting. This enables the board and its committees to coordinate the overall risk oversight role, particularly with respect to risk areas that may potentially impact more than one committee of the board of directors.

In addition to the role our audit committee plays in overseeing enterprise risk management activities, our compensation and benefits committee monitors the design and implementation of our compensation programs to ensure that these programs include the elements needed to motivate employees to take a long-term view of the business and to avoid encouraging unnecessary risk taking. Based on a functional review of our compensation policies and practices as performed by senior management in consultation with our compensation and benefits committee, we do not believe that any risks arising from our employee compensation programs are likely to have a material adverse effect on the Company.

Board of Directors Meetings and Committees

Our board of directors has responsibility for establishing broad corporate policies and for reviewing overall performance, rather than day-to-day operations. The board’s primary responsibility is to oversee the management of the Company and, in so doing, serve the best interests of our Company and its shareholders. The board selects, evaluates and provides for the succession of our executive officers. It reviews and approves corporate objectives and strategies, and evaluates

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significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on PerkinElmer. Management keeps the directors informed of Company activity through regular written reports and presentations at board and committee meetings. The board participates in an annual self-evaluation process.

Our board of directors met nine times in fiscal 2019. During fiscal 2019, each director attended 75% or more of the total combined number of meetings of the board and the committees of which such director was a member. Members of our board of directors are strongly encouraged to attend our annual meeting of shareholders. If attendance in person is not possible, members of the board of directors are strongly encouraged to attend our annual meeting of shareholders via telephone or similar communication equipment. In 2019, all of our directors attended our annual meeting of shareholders either in person or by telephone.

Dr. Singh is the only director who is also an employee of PerkinElmer. He does not participate in the portions of any meetings at which his compensation is determined.

Our board’s standing committees are audit, finance, nominating and corporate governance, and compensation and benefits. Each committee has a charter that has been approved by the board. Each committee must review the appropriateness of its charter and perform a self-evaluation at least annually. You can access our committee charters and corporate governance guidelines under “Corporate Governance”, and our standards of business conduct under “Corporate Social Responsibility”, in the “About” section of our website, www.perkinelmer.com, or you may request a copy by writing to PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451, Attention: Investor Relations.

Audit Committee

Our audit committee assists the board of directors in overseeing the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications and independence, risk assessment, the performance of our internal audit function and our independent registered public accounting firm. The current members of our audit committee are Mr. Chapin (Chair), Dr. Witney and Ms. Witz. Our board of directors has determined that Mr. Chapin qualifies as an “audit committee financial expert” as defined by applicable rules of the Securities and Exchange Commission. Each of Mr. Chapin, Dr. Witney and Ms. Witz is an “independent director” under the rules of the NYSE governing the qualifications of the members of audit committees, including the additional independence requirements of Rule 10A-3 for audit committees under the Securities Exchange Act of 1934, which we refer to in this proxy statement as the Exchange Act. In addition, our board has determined that each member of the audit committee is financially literate, and that Mr. Chapin has accounting and/or related financial management expertise as required under the rules of the NYSE. None of Mr. Chapin, Dr. Witney or Ms. Witz serves on the audit committees of more than two other public companies. The audit committee held nine meetings during fiscal 2019.

Finance Committee

Our finance committee considers and approves the specific terms of debt and equity securities to be issued by PerkinElmer, and indebtedness and off-balance sheet transactions to be entered into by PerkinElmer. The finance committee also considers and approves transactions affecting our capital structure. The current members of our finance committee are Messrs. Chapin (Chair) and Michas and Dr. Singh. The board of directors has determined that each of Messrs. Chapin and Michas is independent as defined under the rules of the NYSE. Dr. Singh is our President and Chief Executive Officer. Our finance committee held three meetings during fiscal 2019.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee identifies qualified director candidates, recommends to the board of directors the persons to be nominated by the board as directors at the

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annual meeting of shareholders, reviews and recommends changes to our corporate governance principles, and oversees the evaluation of the board. Our nominating and corporate governance committee also adopted and oversees our related party transactions policy. The current members of the nominating and corporate governance committee are Messrs. Sullivan (Chair) and Barrett and Dr. Grégoire. The board has determined that each of Messrs. Sullivan and Barrett and Dr. Grégoire is independent as defined under the rules of the NYSE. The nominating and corporate governance committee has the authority under its charter to retain, review fees for, and terminate advisors and consultants as it deems necessary to assist in the fulfillment of its responsibilities. For information relating to nominations of directors by our shareholders, see “Director Candidates” above. For information concerning our related party transactions policy, see “Certain Relationships and Policies on Related Party Transactions” below. Our nominating and corporate governance committee met three times during fiscal 2019.

Compensation and Benefits Committee

Our compensation and benefits committee discharges the responsibilities of our board relating to the compensation and benefits of our Chief Executive Officer and our other executive officers, and reviews and makes recommendations to the nominating and corporate governance committee regarding director compensation. The compensation and benefits committee also oversees the performance evaluation of our Chief Executive Officer by our board. In addition, the compensation and benefits committee grants equity (stock options, restricted shares and other stock incentives) to our officers and administers our incentive compensation and executive benefit plans. The compensation and benefits committee also reviews and approves recommendations from our management-run administrative committee concerning terminations of broad-based, non-executive benefit plans, as well as material design changes to those plans that would result in significant cost or increased risk to the Company.

The current members of the compensation and benefits committee are Messrs. Barrett (Chair) and Sullivan and Drs. Grégoire and Witney. Our board has determined that each of Messrs. Barrett and Sullivan and Drs. Grégoire and Witney is independent as defined under the rules of the NYSE regarding independence of compensation committee members. Our compensation and benefits committee held six meetings during fiscal year 2019.

The compensation and benefits committee has the authority under its charter to directly retain, review fees for, and terminate advisors and consultants as it deems necessary to assist in the fulfillment of its responsibilities. The committee has retained Pearl Meyer & Partners, LLC as its independent compensation consultant to assist the committee with its responsibilities related to our executive and board compensation programs. The Compensation Discussion and Analysis in this proxy statement provides additional information regarding the compensation and benefits committee’s processes and procedures for evaluating and determining executive officer compensation.

Compensation Committee Interlocks and Insider Participation

For the fiscal year ended December 29, 2019, the members of the compensation and benefits committee were Messrs. Barrett (Chair) and Sullivan and Drs. Grégoire and Witney.

None of our executive officers has served as a director or member of the compensation committee of any other entity while any executive officer of that entity served as a director or member of our compensation and benefits committee.

Report of the Audit Committee

The audit committee has:

•	Reviewed and discussed with management our audited financial statements as of and for the fiscal year ended December 29, 2019;

PerkinElmer • 2020 Proxy Statement    15

•

Discussed with Deloitte & Touche LLP, our independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission;

•	Discussed with Deloitte & Touche LLP the matters required to be reviewed pursuant to Rule 207 of Regulation S-X;

•	Reviewed the qualifications and performance of Deloitte & Touche LLP and our internal audit function;

•

Received and reviewed the written disclosures and the letter from Deloitte & Touche LLP pursuant to applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning the independent registered public accounting firm’s independence, and has discussed with the independent registered public accounting firm, the independent registered public accounting firm’s independence; and

•

Based on the review and discussions referred to above, recommended to the board of directors that the audited financial statements referred to above be included in our annual report on Form 10-K for the fiscal year ended December 29, 2019 for filing with the Securities and Exchange Commission.

The audit committee is pleased to submit this report to the shareholders.

By the audit committee of the board of directors:

Samuel R. Chapin, Chair

Frank Witney

Pascale Witz

Independent Registered Public Accounting Firm Fees and Other Matters

The following table presents the aggregate fees billed for services rendered by Deloitte & Touche LLP, the member firms of Deloitte & Touche Tohmatsu and their respective affiliates, in the identified categories for fiscal 2019 and fiscal 2018:

	Fiscal 2019	Fiscal 2018
Audit Fees	$3,629,000	$3,842,000
Audit-Related Fees	223,000	177,000
Tax Fees	1,111,000	595,000
All Other Fees	5,000	5,000

Total Fees	$4,968,000	$4,619,000

Audit Fees

These are fees related to professional services rendered in connection with the audit of our annual financial statements, the reviews of the interim financial statements included in each of our quarterly reports on Form 10-Q, and other professional services provided by our independent registered public accounting firm in connection with statutory or regulatory filings or engagements.

Audit-Related Fees

These are fees for assurance and related services that are reasonably related to performance of the audit and review of our financial statements, and which are not reported under “Audit Fees.” These services consisted primarily of audits of employee benefit plans, and for fiscal 2018, audit procedures performed related to divestitures, consultations regarding accounting and financial reporting, and attestation services for such matters as required for consents related to registration statements and other filings with the Securities and Exchange Commission.

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Tax Fees

These are fees billed for professional services for tax compliance, tax advice and tax planning services. Tax compliance services which relate to preparation of original and amended US and non-US corporate income tax returns (fees for which amounted to $245,000 in fiscal 2019 and $191,000 in fiscal 2018) and expatriate tax return preparation and assistance (fees for which amounted to $164,000 in fiscal 2019 and $115,000 in fiscal 2018) accounted for $409,000 of the total tax fees paid for in fiscal 2019 and $306,000 of the total tax fees paid for in fiscal 2018. Tax advice and planning services, including consultations on foreign transactions, assistance with tax audits and appeals, tax advice related to reorganizations, mergers and acquisitions, employee benefit plans and requests for rulings or technical advice from taxing authorities, amounted to $702,000 in fiscal 2019 and $289,000 in fiscal 2018.

All Other Fees

Fees paid or incurred for other services amounted to $5,000 in fiscal 2019 and $5,000 in fiscal 2018.

Audit Committee’s Pre-approval Policy and Procedures

The audit committee of our board of directors has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent registered public accounting firm. We may not engage our independent registered public accounting firm to render any audit or non-audit service unless either the service is approved in advance by the audit committee, or the engagement to render the service is entered into pursuant to the audit committee’s pre-approval policies and procedures. On an annual basis, the audit committee may pre-approve services that are expected to be provided to PerkinElmer by the independent registered public accounting firm during the following 12 months. At the time such pre-approval is granted, the audit committee must (1) identify the particular pre-approved services in a sufficient level of detail so that our management will not be called upon to make a judgment as to whether a proposed service fits within the pre-approved services and (2) establish a monetary limit with respect to the total pre-approved services, which limit may not be exceeded without obtaining further pre-approval under the policy.

Our management periodically provides the audit committee updates of proposed services for pre-approval. Any additional services which fall outside the scope of the annual service review process require advance approval by the audit committee. The audit committee may delegate to one or more designated members of the committee the authority to grant pre-approvals of permitted services, or classes of permitted services, to be provided by the independent registered public accounting firm. The decisions of a designated member to pre-approve a permitted service are reported to the audit committee at its next regularly scheduled meeting. While controls have been established to identify all services rendered by the independent registered public accounting firm, the audit committee recognizes that there may be some “de minimis” services provided that, while considered permitted services, may not be identified as non-audit services or reported immediately because of their “de minimis” nature. Such services may be approved prior to the completion of the audit by either the audit committee, or a designated member of the audit committee.

Certain Relationships and Policies on Related Party Transactions

The nominating and corporate governance committee of our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which PerkinElmer was or is to be a participant, and in which one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), or any entity in which persons listed above, either individually or in the aggregate, has a greater than 10% ownership interest, each of whom we refer to as a “related party,” has or will have a direct or indirect material interest, as determined by the committee. We refer to these transactions as “related party transactions.”

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The policy calls for any proposed related party transaction to be reviewed and, if deemed appropriate, approved by our nominating and corporate governance committee. Whenever practicable, the review and approval will occur prior to entry into the transaction. If advance approval is not practicable, the committee will review, and, in its discretion, may approve the related party transaction. The policy also permits the Chair of the committee to review and, if deemed appropriate, approve proposed related party transactions that arise between committee meetings, in which case the Chair will report such transactions to the committee at its next meeting. Any related party transactions that are ongoing in nature will be reviewed annually. The committee will review and consider such information regarding the related party transaction as it deems appropriate under the circumstances.

The committee has determined that certain types of transactions, such as those excluded by the instructions to the Securities and Exchange Commission’s related person transaction disclosure rule, do not create a material direct or indirect interest on behalf of related parties and, therefore, are not related party transactions for purposes of this policy.

The committee may approve a related party transaction only if the committee determines that, under all of the circumstances, the transaction is in the best interest of PerkinElmer and its shareholders.

Anti-Hedging Policy

In addition to prohibiting trading while in possession of material non-public information, our securities trading policy prohibits all employees and members of our board from engaging in the following types of transactions with respect to our securities:

•	engaging in “short” sales and “selling against the box”; or

•	trading in puts, calls, straddles, options or any other form of derivative securities; or

•

directly or indirectly engaging in hedging or monetization activities with respect to our securities including through purchases of financial instruments (such as prepaid variable forward contracts, equity swaps, collars and exchange funds) or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities.

Also, our officers may not pledge any shares of our stock or hold company securities in a margin account.

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DIRECTOR COMPENSATION

Directors who are employees of PerkinElmer receive no additional compensation for their services as directors. Our compensation and benefits committee periodically reviews our non-employee director compensation policies with the assistance of the compensation consultant, and makes recommendations to our nominating and corporate governance committee for that committee’s proposal to our board. The compensation consultant provides data on director compensation programs at a number of companies identified by the compensation and benefits committee and the compensation consultant as industry peers.

Our director compensation program is designed to provide a competitive level of compensation and to enable PerkinElmer to attract and retain highly qualified board members. Annual compensation for our non-employee directors consists of a cash retainer and equity compensation. Each of these components for 2019 is shown in the following table and explained further below.

2019 Director Compensation

Name (1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(4)	Total ($)
Peter Barrett	$105,000	$174,976	—	$279,976
Samuel R. Chapin	$115,000	$174,976	—	$289,976
Sylvie Grégoire, PharmD	$90,000	$174,976	—	$264,976
Nicholas A. Lopardo (5)	$22,500	—	—	$22,500
Alexis P. Michas	$163,500	$174,976	—	$338,476
Patrick J. Sullivan	$91,000	$174,976	—	$265,976
Frank R. Witney, PhD	$90,000	$174,976	—	$264,976
Pascale Witz	$90,000	$174,976	—	$264,976

NOTES

(1)

Robert F. Friel, who served on our board until December 29, 2019, was compensated as an executive officer of the Company and did not receive any additional compensation in association with his role as a director in 2019. His compensation is reported in the Summary Compensation Table, below. Dr. Prahlad Singh was appointed to our board effective August 21, 2019 and did not receive any additional compensation in association with his role as a director in 2019. His compensation is reported in the Summary Compensation Table, below.

(2)	Variations in cash retainer amounts paid to individual directors in 2019 reflect additional retainer amounts paid to our Lead Director and directors holding committee Chair roles.

(3)

The grant date fair value of the annual restricted stock unit grant to each non-employee director in 2019 was $75,015. The grant date fair value of the annual share grant to each non-employee director in 2019 was $99,961, and these shares were not subject to restriction or vesting. These amounts represent the aggregate grant date fair value of awards of restricted stock units and shares granted to each listed director in fiscal year 2019. For a more detailed description of the assumptions used for purposes of determining grant date fair value, see Note 19 to the consolidated financial statements in our annual report on Form 10-K for the fiscal year ended December 29, 2019.

(4)

Total outstanding stock options held by our non-employee directors as of December 29, 2019 were as follows: Mr. Barrett: 4,750; Dr. Grégoire: 10,000; Mr. Michas: 10,351; and Mr. Sullivan: 4,750. Each of our non-employee directors held 785 unvested restricted stock units as of

PerkinElmer • 2020 Proxy Statement    19

December 29, 2019. Our non-employee directors receive annual share grants which are not subject to restriction and therefore held no shares of restricted stock as of December 29, 2019. Each of our non-employee directors holds shares of our common stock in amounts which satisfy our director stock ownership guidelines as described under “Director Stock Ownership Guidelines”, below. PerkinElmer common stock held by each of our non-employee directors as of February 14, 2020 is reported under “Beneficial Ownership of Common Stock” below.

(5)	Mr. Lopardo retired from our board on April 23, 2019.

Board Compensation

Our board service year begins on the date of our annual meeting of shareholders. Our non-employee directors are paid the compensation described below for their service during the board service year.

Annual Cash Retainer

For 2019, each of our current non-employee directors was paid an annual cash retainer of $90,000 which was paid in four quarterly installments. Quarterly cash retainer installments are paid in May, August, November and February, which is the first month of each of the successive three-month periods following the annual meeting of shareholders.

Our Lead Director and the Chairs of our audit, compensation and benefits and nominating and corporate governance committees were each paid an additional retainer in recognition of the further responsibilities carried by these roles. For 2019, our Lead Director was paid an additional annual cash retainer of $60,000 and the Chairs of our audit, compensation and benefits, and nominating and corporate governance committees were paid additional annual cash retainers of $25,000, $15,000 and $12,000, respectively.

The cash retainer is prorated to the nearest whole month for non-employee directors who serve for only a portion of the year. The retainer is also prorated for any director who attends fewer than 75% of the aggregate of the meetings of our board and the meetings of committees on which the director is a member. All of our directors fulfilled the meeting requirement in fiscal year 2019.

Equity Compensation

Our non-employee directors receive a portion of their annual compensation in the form of equity grants in two parts. A portion of the annual equity compensation is delivered in the form of an award of our common stock. The second portion is delivered in the form of a grant of restricted stock units, or RSUs, which vests 100% on the first anniversary of the date of grant. Prior to fiscal 2015, this second portion of the annual non-employee director equity compensation consisted of a stock option grant which vested in three equal annual installments beginning on the first anniversary of the date of grant. Each component of our non-employee equity compensation program is described in more detail below.

Stock Awards:    In 2019, each non-employee director was awarded 1,043 shares of our common stock with a fair market value of $100,000. The number of shares granted was determined by dividing the grant value by the fair market value of our stock on the date of grant. The granted shares are not subject to restrictions or vesting. We granted these awards on April 30, 2019, the annual grant date, which was the first day of the open trading window following our first quarter earnings release.

Restricted Stock Units:    In 2019, each non-employee director was awarded a grant of RSUs with a fair market value of $75,000. Each RSU entitles the holder to receive one share of our common stock upon vesting. The number of RSUs granted was determined by dividing the fair market value by the Black-Scholes value of an RSU on the date of grant. Each of our non-employee directors was awarded 785 RSUs on April 30, 2019. The annual RSU grant will fully vest on the first anniversary of the date of grant or, if earlier, upon the director’s death, disability or qualifying retirement, or the termination of the director’s service within 12 months following a change in control.

20    PerkinElmer • 2020 Proxy Statement

Stock Options:    Options to purchase shares of our common stock were granted to our non-employee directors as part of their compensation until January 2015. Stock options granted to non-employee directors between 2005 and 2015 vested in three equal annual installments beginning one year from the grant date and may be exercised for seven years from the grant date. All options granted to non-employee directors have an exercise price equal to the fair market value of our stock on the date of grant. Directors who leave our board have three months after their departure to exercise their vested options, after which the options are cancelled, unless the departure is due to death or disability, in which case the options may be exercised for up to one year, or retirement from our board, in which case options may be exercised for three years after their departure. Directors qualify for retirement for purposes of our stock option awards after attaining both age 55 and ten years of service to the Company as a director.

New Director Compensation

New non-employee directors who serve for only a portion of the board service year receive a cash retainer and annual equity grants prorated to reflect the period he or she is anticipated to serve on our board during that year.

Deferred Compensation Plan

Non-employee directors have previously been provided with the opportunity to defer receipt of all or a portion of their cash retainer or stock awards into our 2008 Deferred Compensation Plan. In December 2010, the compensation and benefits committee amended this plan to eliminate new deferral elections from participants, including deferrals of director cash retainers or stock awards, for plan years beginning January 1, 2011 or later. None of the non-employee directors had an active election to defer compensation during fiscal year 2019, and due to the plan amendment, no new deferral elections will be accepted. For more information about our deferred compensation program, see “Executive Compensation — 2019 Non-Qualified Deferred Compensation — Non-Qualified Deferred Compensation Plan” below.

Business Travel Accident Insurance

Non-employee directors are provided with $250,000 of death benefit coverage under PerkinElmer’s business travel accident insurance policy which provides coverage while traveling on PerkinElmer business.

Director Stock Ownership Guidelines

Within five years of election to our board, we expect each non-employee director to own PerkinElmer stock with a fair market value equal to at least five times the annual cash retainer. For fiscal 2019, this value was $450,000. Shares held in the deferred compensation plan are counted as owned for purposes of these guidelines. As of February 14, 2020, all of our directors were in compliance with our stock ownership guidelines. See “Beneficial Ownership of Common Stock” below for the beneficial stock ownership of our directors.

Changes to Director Compensation

Our compensation and benefits committee periodically reviews and makes recommendations to the nominating and corporate governance committee regarding director compensation and director compensation guidelines. Our director compensation, including annual retainers and stock and option awards, is therefore subject to adjustment.

On August 21, 2019, our board elected Mr. Michas to serve as non-executive Chair of our board effective as of December 30, 2019 and he will no longer serve as Lead Director. These actions were approved in connection with a management succession plan and Mr. Friel’s retirement as an officer of the corporation and a member of the board effective December 29, 2019. The board approved

PerkinElmer • 2020 Proxy Statement    21

compensation for the non-executive Chair role comprising an additional annual cash retainer of $90,000, an additional annual stock grant with a fair market value of $36,000 and an additional annual RSU grant with a fair market value of $24,000. The annual stock grant will be fully vested on the grant date. The additional annual RSU grant will fully vest on the first anniversary of the date of grant or, if earlier, upon the non-executive Chair’s death, disability or qualifying retirement, or the termination of the non-executive Chair’s board service within 12 months following a change in control.

On January 23, 2020, our board approved additional changes to director compensation that will go into effect on April 28, 2020, the date of our 2020 annual meeting of shareholders. The fair market value of the annual RSU grant was increased from $75,000 to $85,000, and the annual additional cash retainer for the Chair of the compensation and benefits committee was increased from $15,000 to $20,000. The compensation and benefits committee recommended the changes to our nominating and corporate governance committee, which then recommended the changes for approval by our board.

Compensation for the non-executive Chair role and changes to director compensation were determined based on a comprehensive analysis of non-employee director compensation at a group of companies identified by the compensation and benefits committee’s compensation consultant and the compensation and benefits committee as our peers (which was the same group of peer companies used by the committee in its evaluation of executive compensation for fiscal 2019). These changes are intended to align our board compensation with market practice, which enables us to continue to attract and retain highly qualified board members. Please refer to “Compensation Discussion and Analysis — Compensation Policies — External Market Practices” for more information about the peer group.

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BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table shows the number of shares of our common stock beneficially owned on February 14, 2020 by (1) each of the directors and nominees for director individually, (2) each of the executive officers named in the Summary Compensation Table below, (3) any person known to us to own beneficially more than five percent of our outstanding common stock and (4) all executive officers and directors as a group. The beneficial ownership set forth below includes any shares that the person has the right to acquire within 60 days after February 14, 2020 through the exercise or conversion of any stock option or other right.

Name (1)	Stock	Stock-Based Holdings (2)	Acquirable Within 60 Days (3)	Total Shares Beneficially Owned (4)	Percent of Class

BlackRock, Inc. (5)	7,090,859	—	—	7,090,859	6.4%

Capital Research Global Investors (6)	11,855,242	—	—	11,855,242	10.6%

Janus Henderson Group plc (7)	6,535,183	—	—	6,535,183	5.9%

Select Equity Group, L.P. (8)	5,689,324	—	—	5,689,324	5.1%

T. Rowe Price Associates, Inc. (9)	19,880,432	—	—	19,880,432	17.8%

T. Rowe Price Capital Appreciation Fund, Inc. (10)	12,380,874	—	—	12,380,874	11.1%

The Vanguard Group, Inc. (11)	12,271,444	—	—	12,271,444	11.0%

Peter Barrett	22,502	—	4,750	27,252	*

Deborah Butters	12,383	—	12,315	24,698	*

Samuel R. Chapin	8,284	—	—	8,284	*

James Corbett	—	—	—	—	*

Robert F. Friel	598,173	—	740,698	1,338,871	1.2%

Joel S. Goldberg	70,656	—	122,926	193,582	*

Sylvie Grégoire, PharmD	13,045	—	10,000	23,045	*

Alexis P. Michas	51,237	10,086	4,750	66,073	*

James M. Mock	34,567	—	15,890	50,457	*

Prahlad R. Singh, PhD	37,913	—	76,576	114,489	*

Patrick J. Sullivan	29,795	—	4,750	34,545	*

Michel Vounatsos	—	—	—	—	*

Frank Witney, PhD	9,030	—	—	9,030	*

Pascale Witz	2,704	—	—	2,704	*

All executive officers and directors of the Company as a group, 15 in number	328,152	46,507	313,254	687,913	*

NOTES

*	Less than 1%

(1)

Except to the extent noted below, each individual or entity has sole voting and investment power over the shares of common stock identified in the table as beneficially owned by the individual, other than shares accrued under our deferred compensation plan that may not be sold until distributed from the plan, and shares of restricted stock which may not be sold until they have fully vested.

PerkinElmer • 2020 Proxy Statement    23

(2)

This column represents indirect holdings of PerkinElmer’s common stock, including, for example, investments in the PerkinElmer stock fund selected by the employee in our retirement savings plan, and shares that are accrued under deferred compensation arrangements and are payable 100% in common stock at the time of distribution. This column also includes shares held by spouses, minor children and trusts.

(3)	Represents shares of common stock that may be acquired within 60 days after February 14, 2020 upon the exercise of outstanding stock options and the vesting of restricted stock units.

(4)	Represents the sum of the shares set forth for the individual in each of the “Stock,” “Stock-Based Holdings” and “Acquirable Within 60 Days” columns.

(5)

Based on information set forth in a Schedule 13G/A filed with the Securities and Exchange Commission on February 5, 2020 by BlackRock, Inc., reporting sole power to vote or direct the vote over 6,231,709 shares, and sole power to dispose or direct the disposition of 7,090,859 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(6)

Based on information set forth in a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2020 by Capital Research Global Investors, a division of Capital Research and Management Company, reporting sole power to vote or direct the vote over 11,854,911 shares, and sole power to dispose or direct the disposition of 11,855,242 shares. The address of Capital Research Global Investors is 333 South Hope Street, Los Angeles, California 90071.

(7)

Based on information set forth in a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2020 by Janus Henderson Group plc, reporting shared power to vote or direct the vote over, and shared power to dispose or direct the disposition of 6,535,183 shares. The address of Janus Henderson Group plc is 201 Bishopsgate EC2M 3AE, United Kingdom.

(8)

Based on information set forth in a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2020 by Select Equity Group, L.P., reporting shared power to vote or direct the vote over, and shared power to dispose or direct the disposition of 5,689,324 shares. The address of Select Equity Group, L.P. is 380 Lafayette Street, 6th Floor, New York, New York 10003.

(9)

Based on information set forth in a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2020 by T. Rowe Price Associates, Inc., reporting sole power to vote or direct the vote over 4,779,959 shares, and sole power to dispose or direct the disposition of 19,880,432 shares. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(10)

Based on information set forth in a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2020 by T. Rowe Price Capital Appreciation Fund, Inc., reporting sole power to vote or direct the vote over 12,380,874 shares. The address of T. Rowe Price Capital Appreciation Fund, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(11)

Based on information set forth in a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2020 by The Vanguard Group, Inc., reporting sole power to vote or direct the vote over 169,379 shares, shared power to vote or direct the vote over 34,531 shares, sole power to dispose or direct the disposition of 12,082,122 shares, and shared power to dispose or direct the disposition of 189,322 shares. The address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

24    PerkinElmer • 2020 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

PerkinElmer is a global leader in the diagnostics, life sciences and applied markets. Through our advanced technologies and differentiated solutions, we address critical issues that help to improve lives and the world around us. We operate in scientific, fast-paced, ever-evolving markets in which there is a high level of competition for market share and limited talent. The goals of our executive compensation program are to attract, retain and motivate talented executives to enable the Company to be successful in a highly competitive environment. The structure of our executive compensation program supports our business strategy by driving top-line growth while remaining focused on profitability, productivity, and creating sustainable market positions for our products, technology and services. We believe this enhances the value of our shareholders’ investment and, over time, will generate sustainable shareholder value through stock price appreciation.

Our executive compensation program is a robust, highly performance-driven program intended to generate both long-term sustainable shareholder value and near-term focus on financial performance, operational excellence, quality and innovation. We accomplish this through two primary incentive vehicles in addition to base pay. First, to address short-term performance, we have an annual cash incentive plan that we call our Global Incentive Compensation Plan, or Global ICP, which we also refer to as our short-term incentive program. The Global ICP operates on an annual performance period comprising the full fiscal year. Global ICP payments are made based on achievement against pre-defined financial targets, which for fiscal year 2019 included organic revenue growth and adjusted earnings per share, or adjusted EPS. We define organic revenue as revenue adjusted for the impact of items related to foreign exchange, acquisitions, divestitures and certain other items. We define the related term organic revenue growth to refer to the measure of comparing current period organic revenue with the corresponding period of the prior year. We define adjusted EPS as earnings per share adjusted for the impact of items related to acquisitions, divestitures, business repositioning, mark-to-market on post-retirement benefits and certain other items.

Second, our executive officers participate in our Long-Term Incentive Program, or LTIP. The LTIP is structured with overlapping three-year performance cycles and in 2019 included three diverse incentive vehicles: restricted stock, performance restricted stock units (PRSUs) and stock options. The three-year performance goals in our LTIP are aligned with our strategic planning process and are designed to focus our executives on making and executing decisions that drive growth and create lasting shareholder value.

Executive Summary

To provide context for the full description of our executive compensation programs that follows, we highlight below key information and achievements that impacted our executive compensation program for 2019 and future periods.

Management Succession.    In 2019, we announced and implemented the following management succession actions.

•	Our board appointed Dr. Prahlad Singh to the position of President and Chief Operating Officer, effective January 1, 2019.

•	Dr. Singh was appointed to our board, effective August 21, 2019, and was elected to the office of President and Chief Executive Officer, effective December 30, 2019.

•	Mr. Friel retired from our board and as an officer of the Company, effective December 29, 2019. Mr. Friel subsequently retired as an employee of the Company effective February 29, 2020.

•	Mr. Michas was elected to serve as non-executive Chair of our board, effective December 30, 2019, and will no longer serve as Lead Director, effective as of the same date. With the election

PerkinElmer • 2020 Proxy Statement    25

of a non-executive Chair, our board determined the appointment of a Lead Director was no longer required.

Compensation actions approved by our board in association with the above management succession actions are described in this “Compensation Discussion and Analysis”, for Dr. Singh and Mr. Friel, and in “Director Compensation”, above, for Mr. Michas.

2019 Performance Highlights.    In 2019, we made significant progress against our strategic priorities and delivered strong financial results. Our positive performance was the result of both strategic investments and execution on operational initiatives. Our key achievements included:

•	We reported GAAP revenue for fiscal 2019 of $2.88 billion, as compared to $2.78 billion for fiscal 2018, representing 4% growth. We grew organic revenue by 5% in 2019.

•

We reported GAAP EPS from continuing operations of $2.04 for fiscal 2019 compared to GAAP EPS from continuing operations of $2.13 for fiscal 2018, and adjusted EPS from continuing operations of $4.10 for fiscal 2019 as compared to $3.61 for fiscal 2018.

•

We continued to launch innovative solutions that accelerate positive outcomes for the betterment of people and their environment, such as securing FDA approval of our GSP Neonatal Creatine Kinase-MM kit, the first commercially available assay for screening newborns affected by Duchenne Muscular Dystrophy.

•	We closed key acquisitions, including Cisbio Bioassays, Solus Scientific and Meizheng Group, which expanded our technical capabilities and offerings for the life sciences and food markets.

•	We reshaped our organization to accelerate growth and better serve our end markets by more seamlessly leveraging capabilities across PerkinElmer.

A reconciliation of our GAAP results to the non-GAAP financial measures set forth above, including organic revenue growth and adjusted EPS from continuing operations, can be found in Appendix A to this proxy statement.

Short- and long-term incentive plan payments made to our named executive officers were aligned with our financial results in 2019 as follows:

2019 Global ICP. Achievement against 2019 Global ICP corporate financial goals for fiscal 2019 was 75%. Fiscal year 2019 performance relative to our Global ICP goals is described further under “Short-Term Incentive Program” below.

2017 LTIP. The three-year performance period under our 2017 LTIP concluded in fiscal year 2019, resulting in the vesting and payment of PRSUs and performance cash units granted in 2017. Adjusted revenue growth, adjusted gross margin expansion, and relative total shareholder return, or relative TSR, performance in 2017, 2018 and 2019 resulted in 196% achievement against 2017 LTIP financial goals. We define adjusted revenue growth as the three-year simple average of adjusted revenue growth calculated on a constant currency basis. We define adjusted gross margin expansion as the cumulative basis point improvement in adjusted gross margin over the three-year period. Relative TSR is the percentage increase in our stock price plus dividends received, compared to the total shareholder return performance of a group of comparator companies over the three-year period. Performance RSU and performance cash unit goals and payments under the 2017 LTIP are described further under “Long-Term Incentive Program” below.

We believe sustained performance against the combination of revenue and profitability financial goals represented in our executive incentive plans, as well as continued execution against our strategic goals, will create value for our shareholders over the long term.

Compensation Best Practices.    The committee regularly reviews our executive compensation programs to ensure they are designed to reflect market-based best practices, effectively support the

26    PerkinElmer • 2020 Proxy Statement

achievement of our financial and strategic goals, and do not promote inappropriate risk taking. Our compensation practices include the following:

Programs and Policies:

•	Pay-for-performance: A significant portion of our executive compensation is tied to the achievement of financial goals under our short- and long-term incentive programs.

•

Clawback policy:    In 2013, the committee added a recoupment policy to our executive officer Global ICP applicable to plan awards paid to executive officers for performance periods beginning on or after December 30, 2013. Our officers participating in our LTIP also sign a Prohibited Activity Agreement allowing the clawback of certain stock option gains if the officer violates non-solicitation and non-competition provisions contained in the agreement.

•

Anti-hedging and anti-pledging rules:    Our Securities Trading Policy prohibits our employees from engaging in “short” sales of our stock (unless the sale is part of a permitted “cashless” exercise of stock options) and from trading in any form of derivative security or instrument linked to our stock. The policy also prohibits pledging of PerkinElmer common stock by our officers.

•

Stock ownership guidelines:    Each of our executives and directors is expected to own shares of our common stock representing a significant aggregate fair market value to further align their interests with those of shareholders and to encourage a long-term view of performance.

•

Elimination of Section 280G excise tax and gross-up payments:    The committee eliminated Internal Revenue Code Section 280G excise tax and associated gross-up payments in employment agreements entered into with individuals hired or promoted to officer positions after July 2010.

•

Elimination of single-trigger equity vesting:    Employment agreements entered into with individuals hired or promoted to officer positions after February 2010 provide that their equity awards will vest following a change in control only if the individual has a qualifying termination of employment within a specified period of time following the change in control.

•	No option repricing: Our 2009 Incentive Plan and our 2019 Incentive Plan do not permit repricing of stock options without the consent of our shareholders.

•	Changes to benefit programs: The committee regularly reviews the market-alignment, effectiveness and costs associated with our executive benefit programs.

Governance:

•	Independent compensation and benefits committee: The committee is composed entirely of independent directors as defined under the rules of the NYSE.

•	Compensation advisor independence: The committee retains a third-party compensation consultant which it has reviewed for independence and found no conflicts of interest.

•

Annual evaluation of executive compensation:    The committee evaluates our executive compensation programs annually to ensure they remain aligned with market practices and appropriately link pay with performance.

•

Compensation risk assessment:    The committee monitors the design and implementation of our compensation programs to ensure they include appropriate elements to motivate employees to take a long-term view of the business and do not encourage unnecessary risk taking.

•	Shareholder vote to approve executive compensation on an advisory basis: Our board has adopted annual frequency for holding shareholder advisory votes on our executive compensation program.

PerkinElmer • 2020 Proxy Statement    27

Our Named Executive Officers

Our 2019 named executive officers are as follows:

Robert F. Friel:    Former Chairman and Chief Executive Officer

Prahlad R. Singh, PhD:    Current President and Chief Executive Officer, former President and Chief Operating Officer

James M. Mock:    Senior Vice President and Chief Financial Officer

Joel S. Goldberg:    Senior Vice President, Administration, General Counsel and Secretary

Deborah A. Butters:    Senior Vice President and Chief Human Resources Officer

Former Officer

James Corbett:    Former Executive Vice President and President, Discovery and Analytical Solutions. Mr. Corbett’s employment with us terminated on April 30, 2019.

Because Mr. Friel served as our Chief Executive Officer and Dr. Singh served as our President and Chief Operating Officer for fiscal 2019 in its entirety, the tables and narratives in this proxy statement will refer to Mr. Friel and Dr. Singh in these respective roles, unless otherwise noted.

2019 Shareholder Advisory Vote on Executive Compensation

Our board adopted the recommendation of our shareholders to hold annual shareholder advisory votes on our executive compensation program, consistent with the outcome of the shareholder votes on the frequency of such votes at the 2011 and 2017 annual meetings of shareholders. At our 2019 annual meeting of shareholders, we held our annual shareholder advisory vote on the compensation of our named executive officers, or “say-on-pay” vote, as required by Section 14A of the Exchange Act. At the meeting, 98% of the shareholder votes cast were in favor of our say-on-pay proposal.

In advance of the say-on-pay vote, our management extended invitations to discuss our 2019 proxy statement, including the compensation discussion and analysis and our executive compensation program, to each of our twenty-five largest investors at that time (ranked by percentage owned of shares outstanding) to solicit their feedback and answer their questions. We have proactively extended this invitation to our largest investors in each of the past nine years, and plan to continue to do so in the future.

Neither management nor the committee received feedback from our investors suggesting specific changes to our executive compensation program during fiscal 2019. The committee also observed that 98% of the shareholder votes cast on the say-on-pay proposal at our 2019 annual meeting of shareholders were in support of our executive compensation program. Accordingly, the committee did not implement material changes to the executive compensation program in fiscal year 2019 in response to the shareholder say-on-pay vote. The committee will continue to carefully consider feedback from shareholders and we will continue to proactively solicit feedback from investors. The committee also annually engages its independent compensation consultant to present an overview of executive compensation trends that may be important to investors. The committee’s consideration of feedback from shareholders, along with market information and analysis provided by the independent compensation consultant, have influenced a number of changes to our executive compensation program over the past several years. The committee will also continue to design our executive compensation program guided by our executive compensation philosophy and core principles as described below.

Oversight of the Executive Compensation Program

The compensation and benefits committee directs the design and oversees the operation of our executive compensation program. A description of the committee’s structure, roles and responsibilities can be found above under the heading “Board of Directors Meetings and Committees.”

28    PerkinElmer • 2020 Proxy Statement

The compensation and benefits committee has the authority under its charter to directly retain, review fees for, and terminate advisors and consultants as it deems necessary to assist in the fulfillment of its responsibilities. The committee has retained an independent compensation consultant (“the compensation consultant”) who provides data and analyses that serve as the basis for setting executive officer and director compensation levels and advises the committee on compensation decisions. The compensation consultant also advises the committee on the structure of executive officer and director compensation programs, including the design of incentive plans, the forms and mix of compensation, regulatory requirements and other topics relevant to executive and board compensation. During fiscal year 2019, the committee retained Pearl Meyer as its compensation consultant. The committee reviews the independence of its compensation consultant annually and found no conflict of interest with Pearl Meyer during its 2019 independence review.

The committee’s compensation consultant does not provide services to our management. The committee has adopted protocols governing if and when its compensation consultant’s advice and recommendations to the committee can be shared with management, recognizing that, in advising the committee, it is necessary for the compensation consultant to interact with management to gather information. The committee also determines the appropriate forum for receiving recommendations from its compensation consultant. Where appropriate, the committee invites management to provide context for the recommendations. In other cases, the committee receives the compensation consultant’s recommendations in executive session where management is not present. The committee also engages directly with its compensation consultant between meetings, as deemed necessary by the committee. This approach further protects the committee’s ability to receive objective advice from the compensation consultant and establishes a forum for independent decisions about executive pay.

The agenda for meetings of the compensation and benefits committee is proposed by the Chair of the committee with assistance from our Chief Executive Officer and other members of management. Agenda topics are also proposed by committee members. At the invitation of the Chair of the committee, compensation and benefits committee meetings held in fiscal year 2019 were regularly attended by our Chief Executive Officer, our Senior Vice President, Chief Human Resources Officer, our Senior Vice President, Administration, General Counsel and Secretary, as well as the committee’s compensation consultant. For part of each meeting, the committee meets in executive session without the Chief Executive Officer and other members of management present. The committee’s compensation consultant attends executive sessions as requested by the committee. The committee’s Chair regularly reports the committee’s recommendations and decisions on executive compensation to our board. Our Chief Executive Officer and other executive officers may be authorized by the committee to fulfill certain administrative duties regarding compensation and benefit programs.

Executive Compensation Philosophy and Core Principles: Overview

We apply the following compensation philosophy in structuring the compensation of our executive officers, including the named executive officers. We believe that pay should be performance-based, vary with the attainment of specific objectives, and be closely aligned with the interests of our shareholders. To implement this philosophy, the committee, working with management and the committee’s compensation consultant, has established core principles to guide the design and operation of our compensation program. We aim to:

•	provide market-competitive compensation to attract and retain executive talent with the capability to lead within a global company,

•	emphasize variable pay to align executive compensation with the achievement of results that drive PerkinElmer’s business strategy,

•	use equity-based incentive plans to tie a significant portion of compensation to PerkinElmer’s long-term results and align the executive’s financial interests with those of our shareholders,

•	deliver compensation in the aggregate that is commensurate with PerkinElmer’s results,

PerkinElmer • 2020 Proxy Statement    29

•	design executive compensation programs that are affordable for the Company, including their impact on earnings,

•	design executive incentive plans that do not promote inappropriate or excessive risk taking,

•	promote executive ownership of PerkinElmer stock to further align executives’ financial interests with shareholders’ interests and to facilitate an ownership culture among executives,

•	be flexible to respond to changing needs of the business,

•	consider shareholder feedback, and

•	be transparent, so that both executives and other stakeholders understand the executive compensation program and the objectives it seeks to achieve.

Compensation Policies

Market Positioning.    The committee’s policy is to manage total target compensation (and each element) to the median of the competitive market over time. Through the range of opportunities provided in our short- and long-term incentive programs (each discussed more fully below), actual payments may exceed the median when our performance exceeds PerkinElmer’s targeted objectives and may fall below the median when performance is below target. An individual named executive officer’s total compensation (or an element) in any given year may be set above or below median, depending on experience, tenure, performance and internal equity.

External Market Practices.    The committee annually reviews market compensation levels to determine whether total compensation for our executives remains in the targeted pay range and makes adjustments when appropriate. This assessment includes evaluation of base salary, and short- and long-term incentive opportunities against a peer group of industry companies with whom we compete for executive talent and in other business matters, supplemented with industry-specific aggregated survey data for companies of comparable size to PerkinElmer, as measured by annual revenues. In general, the committee gives primary consideration to the peer group information because the peer companies resemble us more closely than the survey participants in terms of size and industry. The committee assesses the data by reviewing compensation arrangements for positions with comparable complexity and scope of responsibility to the positions at PerkinElmer. In addition, the committee assesses rewards such as health benefits, retirement programs and perquisites relative to the market. The committee considers external market data as a general indication of competitive market pay levels and does not maintain a policy that executive officer pay must conform to a specific level relative to the market data.

Working with its compensation consultant, the committee reviews its peer group periodically to ensure that the peer companies selected remain appropriate for compensation and performance comparison purposes. Companies are selected based on industry and size, reflected by both revenue and market capitalization. The committee’s goal is to assemble a group of companies that represents our competitors for executive talent.

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The peer companies used by the committee for pay comparisons and for evaluating relative performance leading to approval of 2019 and 2020 executive compensation are shown in the table below. C. R. Bard, Inc. and VWR Corporation were removed from the peer group for the evaluation of named executive officer compensation for 2020 because they were acquired.

Peer Group Used for the Evaluation of NEO Compensation

Company Name	2019 Compensation	2020 Compensation

Agilent Technologies, Inc.	X	X

Bio-Rad Laboratories, Inc.	X	X

Bio-Techne Corporation	X	X

Bruker Corporation	X	X

C.R. Bard, Inc.	X

Hologic, Inc.	X	X

IDEX Corporation	X	X

IDEXX Laboratories, Inc.	X	X

Mettler-Toledo International, Inc.	X	X

Myriad Genetics, Inc.	X	X

Roper Industries, Inc.	X	X

Teleflex Incorporated	X	X

Thermo Fisher Scientific Inc.	X	X

VWR Corporation	X

Waters Corporation	X	X

Other Factors Influencing Compensation.    When making compensation decisions, the committee takes many other factors into account, including the individual’s performance against individual goals (particularly over the past year), the individual’s expected future contributions to PerkinElmer’s success, the financial and operational results of our business units and PerkinElmer as a whole, the individual’s historical compensation and any retention concerns, and the Chief Executive Officer’s recommendations (in the case of named executive officers other than the Chief Executive Officer). In looking at historical compensation, the committee looks at the progression of salary increases over time, and also looks at the unvested and vested value of outstanding equity awards. The committee uses the same factors in evaluating the Chief Executive Officer’s performance and compensation that it uses for the other named executive officers.

Role of Chief Executive Officer.    The Chief Executive Officer regularly attends a portion of each committee meeting. He provides the committee with his assessment of the performance of the other named executive officers and his perspective on the factors described above used to develop his recommendations for compensation. The committee discusses each named executive officer and the Chief Executive Officer’s recommendations in detail, including how the recommendations compare against the external market data, and how the compensation levels of the executives compare to each other and to the Chief Executive Officer’s. The committee approves or modifies the Chief Executive Officer’s recommendations. Mr. Friel provided recommendations to the committee regarding 2019 executive compensation. The Chief Executive Officer does not make recommendations to the committee, or participate in committee decision-making, regarding his own compensation.

At the end of the fiscal year, our Chief Executive Officer’s annual performance is evaluated by our full board against both his financial and non-financial goals, which are approved by the committee early in the fiscal year. In addition, he provides an assessment of his performance relative to the goals. The committee discusses the Chief Executive Officer’s assessment as well as the committee members’

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and all other board members’ assessments of his performance in executive session. The Chief Executive Officer is not present during the executive session discussion of his performance. Working with its compensation consultant, the committee determines and approves the Chief Executive Officer’s base salary, short-term incentive plan target and payment under the Global ICP (consistent with the terms of the plan described below), and long-term incentive program targets and awards (consistent with the terms of the plan described below). The committee’s approval is then presented to the independent directors for ratification in executive session.

Pay Mix.    In accordance with our pay-for-performance compensation philosophy and because the named executive officers are in a position to directly influence the overall performance of the Company, they have a significant portion of their target compensation at risk through short- and long-term incentive programs. Not including the cost of benefits, in 2019, our Chief Executive Officer had 86% of his target compensation at risk, and on average our other named executive officers had 75% of their target compensation at risk (that is, subject to either performance requirements and/or service requirements). Additionally, to align executive officer compensation with long-term corporate success, a significant percentage of the named executive officers’ target compensation opportunity is delivered in the form of long-term incentive compensation through our LTIP. In 2019, 72% of our Chief Executive Officer’s total target compensation opportunity and 58% of the other named executive officers’ total target compensation opportunity on average were delivered through long-term incentive compensation based on the fair market value on the date of grant. Half (50%) of the long-term incentive compensation granted to our named executive officers in fiscal 2019 will vest solely based upon the achievement of financial performance metrics. Also, to align the interests of executive officers with shareholders and to support an ownership culture, 100% of the named executive officers’, including the Chief Executive Officer’s, 2019 target long-term incentive compensation opportunity was provided using equity-based vehicles (stock options, restricted stock, and PRSUs).

2019 Target Total Compensation

The committee has determined that our Chief Executive Officer should have a higher percentage of his total target compensation delivered in the form of performance-based incentives than the other named executive officers, due to his impact on, and higher accountability for, Company performance. Market and peer company information presented to the committee as part of the annual executive compensation program review supports that this is a competitive practice.

We expect to continue to deliver the majority of our target executive compensation through performance-based incentive programs, although the committee reserves the right to vary the pay mix by individual. The pay mix may also change annually, based on the committee’s evaluation of

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competitive external market practices and its determination of how to best align our executive incentive compensation programs with achievement of our business goals.

Pay for Results.    We have a strong culture of paying for results. This is evidenced by the significant percentage of our executive compensation package tied to short- or long-term performance. In evaluating results against performance metrics and associated achievement, the committee looked primarily at overall corporate financial metrics as an indicator of business performance. For 2019, the primary metrics on our Global ICP were organic revenue growth and adjusted EPS. The primary metrics on our 2019 LTIP were organic revenue growth and adjusted operating margin expansion. Our 2017, 2018 and 2019 LTIP programs also include relative TSR as a performance metric. The committee selected these metrics to capture the most important aspects of financial performance in the form of revenue growth, profitability and shareholder return. Revenue growth is a reflection of the growth of our core businesses and expansion through acquisitions. Profitability provides us with the means to invest in both product and service innovation as well as business development opportunities that fuel revenue growth. We believe that the combination of strong top- and bottom-line financial performance creates shareholder value growth that is sustainable over the long term. Relative TSR was included as a metric in our 2019 LTIP in order to reward the creation of shareholder value as measured by stock price performance relative to an industry index. In establishing performance objectives, the committee also reviews the performance of our industry peer group, referring to companies which are the best comparators for each of our businesses, and setting performance goals within the context of our strategic business plan. More information about the performance metrics and the goals for our short- and long-term incentive programs is provided below.

Components of the Executive Officer Compensation Program

For 2019, our executive officer compensation program consisted of base salary, our long-term incentive program or LTIP (comprising stock options, restricted stock and PRSUs), our short-term incentive program, and benefits and other perquisites. The table below describes how these elements of compensation link to our compensation philosophy core principles:

Core Principles	Base Salary	Long-Term Incentive Program (LTIP)	Short-Term Incentive Program (Global ICP Bonus)	Other Benefits and Perquisites

Attract and retain executive talent	X	X	X	X

Variable pay aligns compensation with the achievement of results		X	X

Equity-based incentive plans tie compensation to long-term results		X

Deliver compensation commensurate with PerkinElmer’s results		X	X

Affordability	X	X	X	X

Aligned with market	X	X	X	X

Executive incentive plans that do not promote inappropriate or excessive risk taking		X	X

Promote executive ownership of PerkinElmer stock		X

Programs that respond to changing needs of the business		X	X

Transparency	X	X	X	X

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In 2019, the committee reviewed all compensation, benefits and perquisites provided to the named executive officers. The specific rationale, design, reward process, and related information for each element are outlined below.

Base Salary

Base salary levels for executive officers are determined based on the committee’s evaluation of the executive’s position, experience and performance, and competitive external market data (which includes peer group information as described under “Compensation Policies—External Market Practices” above). Generally, the committee refers to the median of the relevant competitive market for the position as part of the base salary evaluation, but any individual named executive officer may have a base salary above or below the median of the market. The committee’s philosophy is that base salaries should meet the objective of attracting and retaining the executive talent needed to run a complex business. In determining individual base salaries, the committee places specific emphasis on the scope and impact of the executive officer’s role in the organization, particularly if the executive has assumed more significant responsibilities or has been promoted to a new position. The committee also considers the value the executive has delivered and is expected to continue to deliver to the organization through performance of his or her job responsibilities and the achievement of individual performance goals. The committee evaluates external market data for each position and internal pay equity, as well.

Base salary adjustments can affect the value of other compensation and benefit elements. As the value of the short-term and long-term incentive awards are expressed as a multiple of base salary, a higher base salary will result in higher incentive award opportunities, assuming the same level of achievement against goals. Certain benefits and programs, such as life insurance and severance, are also based on a multiple of base salary.

Working with Pearl Meyer in late 2018 and early 2019, the committee reviewed the total target compensation package for each officer in order to determine and approve the target compensation package for each officer for 2019. The analysis included a review of market peer company and survey data for comparable positions as well as consideration of the individual factors noted above. The Pearl Meyer analysis presented to the committee in late 2018 that the committee used to evaluate total target compensation for 2019 reported that base salaries for our named executive officers in 2018 were generally competitive with market levels in aggregate. On an individual level, the base salaries paid to each of our named executive officers in 2018 were positioned within 16% above or below the 50th percentile for their respective job matches at the peer companies. Compensation for each executive officer was also reviewed in light of internal equity, the scope and impact of the position to the Company, and the performance of each individual in his or her respective role.

Based on the factors described above, including performance and the analysis of market information presented by Pearl Meyer, the committee approved base salary increases to our named executive officers effective April 8, 2019 as follows: Mr. Mock: $538,650 (2.6% increase); Mr. Goldberg: $503,766 (2.6% increase); Ms. Butters: $431,946 (2.6% increase) and Mr. Corbett: $548,910 (2.6% increase). Mr. Friel’s base salary did not change during fiscal 2019.

On December 7, 2018, in association with his promotion to the role of President and Chief Operating Officer, the committee approved a base salary increase for Dr. Singh to $650,000, effective January 1, 2019.

The salaries paid to our named executive officers in 2019 are shown in the Summary Compensation Table that follows this report.

Long-Term Incentive Program (LTIP)

The committee uses long-term incentive awards to focus our executive officers on long-term performance and to align the executive officers’ financial interests with those of our shareholders. Our

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long-term incentive program for executive officers, referred to as LTIP, comprises stock options, restricted stock and PRSUs. Prior to 2019, our LTIP also included performance cash units. For the named executive officers participating in LTIP in 2019, approximately one-quarter of the long-term incentive opportunity was provided in the form of non-qualified stock options, approximately one-quarter in restricted stock, and approximately half in PRSUs. The committee believes this approach to long-term incentive compensation builds upon its pay-for-performance philosophy and provides a balanced focus on stock price appreciation and the achievement of financial metrics that are drivers of long-term shareholder value creation.

In structuring LTIP, the committee believes it is important to retain stock options as a significant element of the program to continue to capture the motivational benefits of rewarding executives for appreciation in our stock price over the course of multiple years. The restricted share element of LTIP also provides motivation and reward for stock price appreciation and supports retention through a three-year cliff vesting schedule. The PRSU portion of LTIP further aligns the long-term incentive program with important drivers of long-term shareholder value, as vesting is based on achievement of key financial performance goals during the three-year period.

LTIP targets and grant components

Long-term incentive awards are granted annually. For 2019, the committee established target total long-term incentive award opportunities for each of the named executive officers based on the executive’s position, experience, performance and market competitive long-term incentive levels, with median award values from our peer group used as the reference point. These targets were expressed as a percentage of the named executive officers’ base salaries and ranged from one-and-three-quarters to five-times annual base salary. In all cases, 2019 target opportunity values were set at levels the committee believed would compensate the executives for future achievement of our long-term financial goals and stock price appreciation in a manner commensurate with the executives’ duties and contributions.

The committee utilized peer and survey data presented by Pearl Meyer in October 2018 as a reference point for setting target award opportunities for our named executive officers in 2019. The committee approved an LTIP target opportunity of 500% of base salary for Mr. Friel, which was at the 35th percentile for other Chief Executive Officer positions in the peer group and represented no change from his target opportunity for 2018. As of the end of fiscal 2018, LTIP opportunities for the other named executive officers ranged from 150% to 250% of base salary, which fell from the 25th to approximately the 55th percentile of LTIP target opportunities for comparable positions in the peer group. Based on its review of the Pearl Meyer analysis, internal equity, and the scope and impact of their roles, the committee approved 2019 LTIP target opportunities as a multiple of base salary for the remaining named executive officers (other than Dr. Singh) as follows: Mr. Mock: 225%; Mr. Goldberg: 225%; Ms. Butters: 175%; and Mr. Corbett: 250%.

On December 7, 2018, in association with his promotion to the role of President and Chief Operating Officer, the committee approved a 2019 LTIP target opportunity for Dr. Singh of 350% of his base salary.

Descriptions of the four components of LTIP are as follows:

Stock Options:    The number of option shares to be granted to an LTIP participant is determined by dividing the award value associated with stock options by the Black-Scholes value of the option. Stock options are issued with an exercise price at fair market value on the date of grant to ensure executives will receive a benefit only when the stock price increases. For more information about our equity grant practices, please see “Additional Compensation Policies—Equity Award Granting Practices” below. Stock options granted under LTIP vest one-third on the first anniversary of grant, one-third on the second anniversary of grant, and the remaining one-third on the third anniversary of grant. The options expire in seven years, or earlier in the case of termination of employment. Retaining key talent is an important objective for the committee in establishing the vesting schedule.

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We believe the three-year vesting schedule appropriately balances the retention aspect of stock options and timing of the potential value delivery to the individual.

Restricted Stock:    The number of shares of restricted stock to be granted to an LTIP participant is determined by dividing the award value associated with restricted stock by the closing stock price on the date of grant. Restricted shares granted under LTIP vest 100% on the third anniversary of the date of grant. The committee grants restricted shares with a time-based vesting schedule to enhance the retention value of LTIP, and to provide motivation to drive stock price growth. If the officer voluntarily terminates employment before the vesting date, the shares are forfeited.

Performance Restricted Stock Units (PRSUs):    The number of PRSUs to be granted to an LTIP participant is determined by dividing the award value associated with the PRSU by the closing stock price on the date of grant. PRSUs vest at the end of the three-year performance period based on the achievement of financial measures. The number of PRSUs earned under the award is determined by multiplying the number of PRSUs granted to an officer by a performance factor, ranging from 0% to 200%, determined by performance of the Company against pre-established financial goals. PRSU achievement under our 2017, 2018 and 2019 LTIP may be further modified upward or downward 20% based on relative TSR performance. Each vested PRSU results in the delivery of one share of PerkinElmer, Inc. common stock.

Performance Cash Units:    Our 2017 and 2018 LTIP included a grant of performance cash units. The number of performance cash units to be granted to an LTIP participant was determined by dividing the award value associated with performance cash units by the closing stock price on the date of grant. The performance cash unit program provides cash award opportunities based on sustained operational excellence. The cash award is paid at the end of the three-year performance period based on the achievement of financial measures and reflects stock price growth. The cash units earned under the award are determined by multiplying the number of cash units granted to an officer by a performance factor, ranging from 0% to 200%, determined by performance of the Company against pre-established financial goals. Performance cash unit achievement under our 2017 and 2018 LTIP may be further modified upward or downward 20% based on relative TSR performance. Earned units are paid in cash and are determined by multiplying the number of cash units earned by PerkinElmer’s period-end stock price at the end of the three-year period. For our 2017 and 2018 LTIP, the period-end stock price is the 30-calendar day average closing stock price at the end of the three-year performance period. Performance cash units were not included as part of our 2019 LTIP. Following review and discussion of competitive market information provided by Pearl Meyer and an analysis comparing the features of PRSUs compared to performance cash units, the committee determined that allocating 50% of the LTIP target value in the form of performance-vested equity (PRSUs) and eliminating the performance cash units would deliver approximately the same value to the executive as had been delivered through a combination of PRSUs and performance cash units, and would be more consistent with prevailing market practice for long-term performance awards.

LTIP Performance Metrics:    The committee has approved revenue and profitability performance metrics for our LTIP that reflect our continued focus on long-term profitable growth. We believe sustained performance against revenue and profitability goals will create value for our shareholders over the long term. The revenue and profitability metrics approved for each LTIP are described in more detail, below. At the end of the three-year performance period, the Company must achieve aggressive financial goals previously approved by the committee, in order for the performance cash units and PRSUs to vest. The committee assigns minimum, target and maximum goals for each performance factor. If the minimum goal is not met, no cash payment or share delivery, as applicable, will be made for that performance factor. Performance goals are set based on our extended business projections and long-term strategic plans. Evaluation of achievement against goals, and any resulting payment for performance cash units and PRSUs granted, is conducted at the end of the three-year performance period. Goal measurement may be adjusted for certain events including acquisitions, divestitures, currency fluctuations, and other non-recurring events as approved by the committee.

36    PerkinElmer • 2020 Proxy Statement

Relative TSR performance is included as a modifier in our 2017, 2018 and 2019 LTIP. The committee approved a custom peer group of 39 companies against which our TSR will be evaluated at the end of each three-year LTIP performance period. For the purposes of determining relative TSR performance, companies are removed from the custom peer group if they were acquired during the three-year performance period.

Over the past five years, performance cash unit and PRSU financial goal achievement has ranged from 63% to 196% of target. This range of achievement reflects the setting of rigorous long-term performance targets and our growth over this period.

Our employment agreements with our named executive officers provide for acceleration of vesting in certain situations, such as upon, or following, a change in control of PerkinElmer. Please see “Employment Agreements and Severance/Change in Control Arrangements,” and “Potential Payments upon Termination or Change in Control,” below, for descriptions of equity and performance cash unit treatment for our named executive officers upon termination of employment.

LTIP Structure:    The committee grants LTIP awards to our executive officers annually, with each LTIP cycle spanning a three-year period. As a result, we have three active LTIP cycles during each fiscal year. The chart below summarizes the structure of our 2017, 2018 and 2019 LTIP grants, which were outstanding during fiscal year 2019.

2017 LTIP Structure

Plan Component	Vesting	Description

Stock Options	Time-based	Vest 1/3rd annually on anniversary of grant date

Restricted Shares	Time-based	Vest 100% on the third anniversary of grant date

Performance Cash Units	Performance-based	Vest at the end of the three-year LTIP cycle based on financial goal achievement
Performance RSUs (PRSUs)

LTIP performance in fiscal year 2019

2017 LTIP:    In January 2017, the committee approved the 2017 LTIP. The committee approved performance targets for the performance cash units and PRSUs for the entire three-year performance period at grant. The performance cash units and PRSUs were to vest based on performance against three-year average adjusted revenue growth (60% weighting) and cumulative adjusted gross margin expansion (40% weighting) goals. Relative TSR performance was applied as a modifier (upward or downward) to determine the final number of units that will vest. The committee determined these metrics and their associated weighting provided an appropriate balance between long-term top-line revenue growth, profitability and the increase in shareholder value.

Performance against the financial goals set for the performance cash units granted under the 2017 LTIP was evaluated at the end of fiscal year 2019. Three-year average adjusted revenue growth of 12.6% exceeded the maximum goal of 12% and resulted in performance achievement of 200%. Cumulative adjusted gross margin expansion of 220 basis points (bps) exceeded the maximum goal of 200 bps resulting in performance achievement of 200%. The achievement percentages were weighted in accordance with the original metric weightings approved by the committee and resulted in achievement of 200% against the financial goals. Our relative TSR performance of 81.9% for the three-year period was at the 47th percentile in comparison to the custom peer group and resulted in 98% achievement. The 200% achievement against financial goals was multiplied by the 98% relative TSR achievement, resulting in overall achievement of 196%. Three-year average adjusted revenue growth and three-year cumulative adjusted gross margin expansion are calculated on a constant currency basis and adjusted for divestitures as approved by the committee.

The committee determined that the performance cash unit and PRSU vesting and payments were aligned with financial performance during the three-year 2017 LTIP performance period and approved

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vesting of the 2017 LTIP performance cash units and PRSUs at the 196% performance level that was achieved. The vested performance cash units were multiplied by the $94.70 period-end stock price and the resulting cash payments were made to our named executive officers in early 2020. The vested PRSUs were converted to shares and transferred to the named executive officers in early 2020.

2017 LTIP Performance Cash Unit and PRSU Goals and Achievement

		Goals (Achievement %)

Metric	Weighting	Minimum (50%)	Target (100%)	Maximum (200%)	Result	Achievement %
Adjusted Revenue Growth	60%	8%	10%	12%	12.6%	200%
Adjusted Gross Margin Expansion	40%	50 bps	100 bps	200 bps	220 bps	200%
Relative TSR (modifier)					47th %tile	98%
				Overall Achievement:		196%

The achievement described above resulted in vesting of performance cash units and PRSUs under the 2017 LTIP as follows:

2017 LTIP: Performance Cash Unit Payments

Named Executive Officer	Number of Performance Cash Units Granted	Achievement Against Financial Goals	Number of Cash Units Earned	Period End Stock Price	Total Performance Cash Unit Payment
Robert F. Friel	25,223	196%	49,437	$94.70	$4,681,691
Prahlad R. Singh, PhD	3,381	196%	6,627	$94.70	$627,554
Joel S. Goldberg	4,950	196%	9,702	$94.70	$918,779
Deborah A. Butters	2,435	196%	4,773	$94.70	$451,965

2017 LTIP: PRSU Vesting

Named Executive Officer	Number of PRSUs Granted	Achievement Against Financial Goals	Number of PRSUs Vested
Robert F. Friel	25,223	196%	49,437
Prahlad R. Singh, PhD	3,381	196%	6,627
Joel S. Goldberg	4,950	196%	9,702
Deborah A. Butters	2,435	196%	4,773

Mr. Mock did not participate in the 2017 LTIP because the grant preceded his hire. Mr. Corbett’s performance cash units and PRSUs granted under the 2017 LTIP were forfeited upon his employment termination in April 2019 and as a result he was not eligible to receive a 2017 LTIP performance cash unit payment or vested PRSU shares.

2018 LTIP Structure

Plan Component	Vesting	Description

Stock Options	Time-based	Vest 1/3rd annually on anniversary of grant date

Restricted Shares	Time-based	Vest 100% on the third anniversary of grant date
Performance Cash Units	Performance- based	Vest at the end of the three-year LTIP cycle based on financial goal achievement
Performance RSUs (PRSUs)

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2018 LTIP

In January 2018, the committee approved the 2018 LTIP, which is similar in structure to the 2017 LTIP, comprising stock options with three-year annual vesting, restricted shares which vest 100% at the end of three years, and performance cash units and PRSUs that vest based on performance against three-year financial goals. The 2018 LTIP grant value was allocated approximately one-quarter to stock options, one-quarter to restricted shares, one-quarter to performance cash units and one-quarter to PRSUs.

The performance cash units and the PRSUs will vest based on performance against a shared set of three-year financial goals. The 2018 LTIP performance goals are average adjusted revenue growth (60% weighting) and cumulative adjusted gross margin expansion (40% weighting). Achievement against a relative TSR goal will be applied as a modifier (upward or downward) to determine the final number of units that will vest. The adjusted revenue growth and adjusted gross margin expansion goals and weightings reflect our continued focus on long-term profitable growth. The relative total shareholder return modifier is designed to reward the creation of shareholder value as measured by stock price performance relative to an industry index. Performance against the financial goals set for the performance units granted under the 2018 LTIP will be evaluated at the end of fiscal year 2020.

2019 LTIP Structure

Plan Component	Vesting	Description

Stock Options	Time-based	Vest 1/3rd annually on anniversary of grant date

Restricted Shares	Time-based	Vest 100% on the third anniversary of grant date

Performance RSUs (PRSUs)	Performance- based	Vest at the end of the three-year LTIP cycle based on financial goal achievement

2019 LTIP

In January 2019, the committee approved our 2019 LTIP comprising stock options with three-year annual vesting, restricted shares which vest 100% at the end of three years, and PRSUs which vest based on performance against three-year financial goals. The 2019 LTIP grant value was allocated approximately one-quarter to stock options, one-quarter to restricted shares and one-half to PRSUs. The committee further determined that the 2019 LTIP and future LTIP grants would not include performance cash units.

The PRSUs will vest based on performance against a set of three-year financial goals. The 2019 LTIP performance goals are average organic revenue growth (60% weighting) and cumulative adjusted operating margin expansion (40% weighting). Achievement against a relative TSR goal will be applied as a modifier (upward or downward) to determine the final number of units that will vest. The organic revenue growth and adjusted operating margin expansion goals and weightings reflect our continued focus on long-term profitable growth. The relative total shareholder return modifier is designed to reward the creation of shareholder value as measured by stock price performance relative to an industry index. Performance against the financial goals set for the PRSUs granted under the 2019 LTIP will be evaluated at the end of fiscal year 2021.

All of our named executive officers received a 2019 LTIP grant during fiscal 2019. The 2019 LTIP grants to Messrs. Friel, Mock, Goldberg and Corbett, Dr. Singh and Ms. Butters were granted on February 5, 2019, the date of our annual grant to officers for fiscal 2019.

The committee-approved grants for our named executive officers during fiscal 2019 are reported in the “2019 Grants of Plan-Based Awards” table of this proxy statement.

2020 LTIP

In January 2020, the committee approved our 2020 LTIP comprising stock options with three-year annual vesting, restricted shares which vest 100% at the end of three years, and PRSUs which vest

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based on performance against three-year financial goals. The 2020 LTIP grant value was allocated approximately one-quarter to stock options, one-quarter to restricted shares and one-half to PRSUs. Performance against the financial goals set for the PRSUs granted under the 2020 LTIP will be evaluated at the end of fiscal year 2022.

Short-Term Incentive Program

The Global ICP is our short-term incentive program and is a core component of our pay-for-performance executive compensation program. The program components include the award opportunity (expressed as a percentage of base salary), the performance measures (such as adjusted EPS) and their weightings, and the performance goals (such as a particular earnings target).

Award opportunities

The committee establishes the target award opportunity for each named executive officer based on competitive market analysis (target Global ICP opportunities are generally positioned within a reasonable range of the median of the competitive market), the desired emphasis on pay at risk (more pay at risk for more senior executives) and internal equity (comparably positioned executives should have comparable award opportunities). Positioning target Global ICP opportunities generally at the market median underscores the committee’s compensation strategy that compensation levels should approximate market median levels when performance meets target expectations, and that pay should exceed median levels only when performance exceeds PerkinElmer’s targeted objectives. The 2019 target Global ICP award opportunity for each named executive officer was as follows:

Named Executive Officer	Annual Global ICP Target Award Opportunity Expressed as % of Base Salary
Robert F. Friel	100%
Prahlad R. Singh, PhD	90%
James M. Mock	75%
Joel S. Goldberg	70%
Deborah A. Butters	60%
James Corbett	75%

Performance measures, weightings and goals

The Global ICP performance period for our named executive officers comprises the full fiscal year.

The 2019 Global ICP bonus awards were granted under our 2009 Incentive Plan, which was approved by shareholders at our 2009 annual meeting of shareholders and reapproved by shareholders at our 2014 annual meeting of shareholders. The committee approved an overall company performance goal for the applicable fiscal year, the satisfaction of which authorizes payments under the Global ICP of up to a maximum amount specified by the committee. If the company performance goal is not satisfied, no payments under the Global ICP for the fiscal year are permitted. If the company performance goal is satisfied, payment under the Global ICP of up to the maximum amount may be authorized, however, the committee retains the right to exercise downward discretion to reduce the amounts of the payments ultimately made under the Global ICP.

In connection with approving the overall company performance goal for the applicable fiscal year, the committee also approves supplemental financial and strategic goals for the year. If the overall company performance goal for the year is satisfied, the committee evaluates performance against the supplemental financial and strategic goals in determining the degree of downward discretion to exercise with respect to the Global ICP bonus payments ultimately made to each named executive officer. The Global ICP imposes no limits on the level of downward discretion the committee may apply.

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At the committee meeting held in January 2019, the committee approved achievement of adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) of $200 million as the overall company performance goal that must be achieved in order for any Global ICP payment to be made to our executive officers for fiscal 2019. Adjusted EBITDA is defined as EBITDA adjusted for the impact of items related to acquisitions, business repositioning, mark to market on post-retirement benefits, stock-based compensation, and other certain items. The committee selected adjusted EBITDA as the performance goal because it is a key measure of profitability. For fiscal 2019, upon achievement of the adjusted EBITDA goal, the Global ICP bonus achievement could be funded up to 250% of target for our named executive officers.

Fiscal 2019 adjusted EBITDA performance of $668 million exceeded the $200 million adjusted EBITDA goal approved by the committee. The committee applied negative discretion to the Global ICP bonuses approved for each of our named executive officers, lowering the awards to amounts commensurate with performance against the supplemental financial and strategic goals as described below.

At the committee meeting held in January 2019, the committee also established the supplemental Global ICP financial and strategic performance goals for fiscal 2019. The performance goals were based on the fiscal 2019 operating plan, budget and strategic plan reviewed by our board of directors.

The supplemental performance metrics and weightings for the fiscal 2019 Global ICP were as follows:

Global ICP Metric	Weighting
Organic Revenue Growth	60%
Adjusted Earnings Per Share (EPS)	40%

The committee assigned a weighting of 60% to organic revenue growth in reflection of our focus on growing our core businesses. The inclusion of adjusted EPS was designed to focus our leadership team on both growing revenue and operating a profitable business, which are critical to creating shareholder value. All of our named executive officers were assigned the same set of performance metrics reflecting their shared accountability for corporate results.

Performance against goals may be adjusted for certain events including acquisitions, divestitures, currency exchange, and other non-recurring events during the performance period as approved by the committee. The definition of allowable adjustments is approved by the committee at the time the goals are set.

In an effort to ensure the integrity of these goals and minimize the risk of unanticipated outcomes, each financial metric has a target goal with a performance range built around it, with a commensurate increase or decrease in the associated award opportunity. The range of performance goals and associated award opportunities under the program is expressed in the form of a “minimum”, “target” and “maximum”. If results fall below the minimum goal, the short-term incentive amount associated with that goal is not paid. If results exceed pre-established maximum goals, the cash award payout associated with financial performance is capped at the maximum award opportunity. The committee believes that a maximum cap reduces the likelihood of windfalls and makes the maximum cost of the plan predictable. For 2019, achievement of the “minimum” level of performance for each financial metric would result in achievement of 50% of the target award associated with that financial metric, and achievement of the “maximum” level of performance for each financial metric would result in achievement of 200% of the target award associated with that financial metric.

The range of performance goals for each financial metric is set primarily based on our annual operating plan and our business expectations for the year. External performance expectations are also considered. The goals for “minimum” level payments are set to reasonable performance levels and result in only partial bonus payment. “Target” awards reflect our business plan goals for the period.

PerkinElmer • 2020 Proxy Statement    41

“Maximum” awards are paid based on aggressive goals which can be attained only when business results are exceptional.

At the January 2019 meeting, the committee also reviewed our 2019 strategic goals in the areas of providing exceptional customer experiences, being recognized as an innovation leader, and making people and culture a competitive advantage, the achievement of which would also be considered in the determination of fiscal 2019 Global ICP bonuses paid to executive officers.

2019 short-term incentive payments

Performance against supplemental Global ICP goals.    The 2019 Global ICP target goals, actual results and associated Global ICP achievement levels are shown below. Results were adjusted by allowable items as approved by the committee, including currency fluctuation. The organic revenue growth and the adjusted EPS results fell between the minimum and target goals, resulting in overall achievement against the Global ICP goals of 75%.

2019 Supplemental Global ICP Goals and Achievement

	Organic Revenue Growth 60% Weighting			Adjusted EPS 40% Weighting

	Target	Result	Achievement %	Target	Result	Achievement %	Overall Achievement %
Results:	7%	4.8%	63%	$4.10	$4.07	93%	75%

Each of our named executive officers was also assigned three to four strategic goals for 2019, which were reviewed and approved by the committee in January 2019. The strategic goals were objective and measurable and were designed to create individual accountability for the achievement of strategic and operational business results during fiscal 2019. Following the end of fiscal 2019, the committee evaluated the performance of each named executive officer against the assigned 2019 strategic goals. The performance against individual strategic goals was applied in the committee’s determination of each named executive officer’s 2019 Global ICP bonus payment.

During 2019, we advanced our mission to focus on innovating for a healthier world and positioned ourselves for future growth by transforming our organization, enabling our new go-to-market strategy, growing through targeted acquisitions, and launching solutions that accelerate positive outcomes for the betterment of people and their environment. Key achievements included:

•	FDA approval of our GSP Neonatal Creatine Kinase-MM kit, the first commercially available assay for screening newborns affected by Duchenne Muscular Dystrophy;

•	placement of 28 Vanadis noninvasive prenatal testing systems, increasing accessibility to noninvasive prenatal screening for many more women around the world;

•	closing key acquisitions, including Cisbio Bioassays, Solus Scientific and Meizheng Group, which expanded our technical capabilities and offerings for the life sciences and food markets; and

•	changes to our organizational structure that enable us to better serve our end customers.

Based on its evaluation of achievement against the Global ICP supplemental financial and strategic goals, the committee approved 2019 Global ICP bonus payments to our named executive officers based on the achievement against Global ICP financial results. The committee approved the following Global ICP payments: Mr. Friel: $1,034,675; Dr. Singh: $548,750; Mr. Mock: $352,991; Mr. Goldberg: $291,477; and Ms. Butters: $204,376. These payments ranged from 79% to 94% of each officer’s target Global ICP bonus. Mr. Corbett was not eligible to receive a 2019 Global ICP payment because he was no longer employed by us on the payment date.

Over the past five years, individual executive officers have received Global ICP payments below the targeted payment level in two Global ICP performance periods. The average of the Global ICP payments made to our executive officers over the past five years is 133% of target, reflecting our

42    PerkinElmer • 2020 Proxy Statement

financial performance over this time period. Individual payments ranged from a low of 79% to a high of 225% of target.

The short-term incentive payments to our named executive officers for 2019 are shown in the Summary Compensation Table that follows this report.

Benefits

In addition to base salary, and short- and long-term incentive awards, our executive officers also participate in certain employee benefit programs. These benefit programs are designed to be competitive with market practices and to attract and retain the executive talent we need.

Retirement and Deferred Compensation Programs

Qualified 401(k) Plan and 401(k) Excess Benefit

All of our U.S. employees, including the named executive officers, are eligible to participate in our tax-qualified Section 401(k) plan which includes Company matching contributions.

During 2019, Messrs. Friel and Goldberg were eligible to receive a 401(k) Excess benefit. It is designed to provide only the benefit that the executive would have accrued under our tax-qualified plan if the IRS Code limits had not applied. It does not further enhance those benefits. None of our other named executive officers were eligible to receive a 401(k) Excess benefit in 2019. The matching contributions for our 401(k) plan and contributions made under our 401(k) Excess benefit are included in the “All Other Compensation” column of the Summary Compensation Table and, in the case of the 401(k) Excess benefit, the Non-Qualified Deferred Compensation Plan Table (which also includes each eligible named executive officer’s account balance as of the end of fiscal year 2019).

Deferred Compensation Plan

In December 2010, due to low participation and high administrative costs, the committee amended our non-qualified deferred compensation plan to eliminate deferral elections from participants for plan years beginning January 1, 2011 or later. Prior to the amendment, a select group of highly compensated management employees was eligible to participate in the plan, including our named executive officers while employed by us and our directors who were serving on our board prior to the amendment. The 2008 Deferred Compensation Plan allowed participants to defer certain types of compensation and designate notional investments in a selection of mutual funds or PerkinElmer stock. Company contributions of 401(k) Excess benefits will continue to be made to this plan for eligible participants. The plan does not provide for above-market returns. For more information about the Deferred Compensation Plan, please refer to “Non-Qualified Deferred Compensation Plan” following the 2019 Non-Qualified Deferred Compensation Plan Table, below.

Qualified Defined Benefit Plans

In October 2010, the committee approved an amendment that ceased all remaining future accruals in the qualified defined benefit plan effective January 31, 2011. On January 31, 2001, the plan was closed to new employees, and employees of our former Life Sciences business ceased future accruals as of the same date. Future accruals ceased for our corporate office and what was then our Analytical Instruments business as of March 15, 2003. Mr. Friel is entitled to the benefit he accrued prior to March 15, 2003, which is shown in the Pension Benefits table. All of our other named executive officers joined PerkinElmer after the plan was closed to new entrants.

Supplemental Executive Retirement Plan

Our Supplemental Executive Retirement Plan, or SERP, provides additional benefits to eligible executives employed as of June 30, 2000, after which it was closed to new entrants. Prior to his retirement, Mr. Friel was the sole active participant in the SERP. All of our other named executive

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officers joined PerkinElmer after the plan was closed to new entrants and therefore are not eligible to accrue SERP benefits. Participants are eligible to receive the vested benefits they have accrued under the SERP upon retirement if they have completed five years of service and have reached 55 years of age while employed by PerkinElmer.

The change in the value of pension benefits in 2019 for Mr. Friel is described in footnote 6 to the Summary Compensation Table, and the full value of the SERP benefit at normal retirement age is shown in the Pension Benefits Table, below. In 2019, there was no amendment to the SERP.

Officer Programs

We provide a limited number of personal benefit programs to eligible officers which we believe are competitive with overall market practices and which the committee has determined are appropriate to offer to attract and retain key executives. The committee periodically reviews external market data to determine the types and value levels of programs we should provide. The committee also determines eligibility for officer programs.

All of our named executive officers are eligible for the Officer Matching Gift Program and the Executive Physical programs described below. Mr. Goldberg is eligible for the Executive Life and AD&D Insurance program, also described below, as was Mr. Friel before his retirement.

•

Officer Matching Gift Program:    The PerkinElmer Foundation will make matching gifts to qualified institutions of the officer’s choice up to an aggregate annual maximum of $50,000 per year for the Chief Executive Officer and $25,000 per year for other eligible officers. The program is provided in order to encourage our executives to support community and other not-for-profit organizations.

•	Executive Physical: Eligible officers may receive a full annual executive physical paid by the Company. The physical is provided to encourage proactive management of health and well-being.

•

Executive Life and AD&D Insurance:    Eligible officers are covered by an executive life and accidental death and dismemberment insurance plan that pays a death benefit equal to four times the executive’s base salary. Officers eligible for executive life and AD&D coverage pay the associated tax on insurance premiums. The committee ceased eligibility for executive life and AD&D insurance to newly hired and promoted officers in fiscal 2010.

Mr. Friel’s Retirement

Mr. Friel retired as an officer of the Company and member of our board as of December 29, 2019. He served as Special Advisor to the Company until February 29, 2020 when he retired from employment with the Company.

Upon his retirement from employment, Mr. Friel’s outstanding grants under the 2018 and 2019 LTIP were accelerated in accordance with determinations made by our board on August 21, 2019:

•	Unvested stock options and restricted shares granted to Mr. Friel under the 2018 and 2019 LTIP were vested in full on the date of Mr. Friel’s retirement from employment.

•

Unvested PRSUs and performance cash units granted to Mr. Friel under the 2018 LTIP fully accelerated as of his date of retirement from employment, however, these awards will not vest until the completion of the 2018 LTIP performance period and the committee’s determination of performance against the 2018 LTIP goals and the corresponding shares and/or cash payments due.

•

One-third of the unvested PRSUs granted to Mr. Friel under the 2019 LTIP accelerated as of his date of retirement from employment, however, these awards will not vest until the completion of the 2019 LTIP performance period and the committee’s determination of performance against the 2019 LTIP goals and the corresponding shares due. The remaining two-thirds of Mr. Friel’s 2019 LTIP PRSUs were cancelled upon his retirement from employment.

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Mr. Friel is eligible to receive retirement benefits under our SERP. The benefits and payments made to Mr. Friel upon his retirement are described below in “Potential Payments upon Termination or Change in Control”.

Mr. Corbett’s Employment Termination

Mr. Corbett’s employment with us terminated effective April 30, 2019. Under the terms of the employment agreement between Mr. Corbett and the Company, Mr. Corbett was paid the following severance benefits:

•

salary continuation equal to his full salary (as the term is described in his employment agreement, meaning his base salary in effect at the time of his termination and an amount equal to his previous year’s short-term incentive bonus) for one year;

•	Reduced payment for continuation of medical and dental coverage under COBRA, an executive physical, and the cash equivalent of one year of premiums for other health and welfare benefit plans; and

•	Outplacement services for up to six months.

The committee also approved the vesting, effective April 30, 2019, of 9,747 restricted shares which had previously been scheduled to vest on October 17, 2019. All other stock options, restricted stock, PRSUs and performance cash units previously granted to Mr. Corbett that were unvested as of his termination date were cancelled or forfeited upon his termination of employment.

Employment Agreements and Severance/Change in Control Arrangements

All of our named executive officers have employment agreements. The committee believes these agreements benefit PerkinElmer by clarifying the terms of employment and ensuring that we are protected by non-compete, non-solicitation, and non-disclosure provisions. We also believe these agreements are necessary for us to attract and retain senior talent in a competitive market. Furthermore, the committee believes that change in control benefits, if structured appropriately, serve to minimize the distraction caused by a potential transaction and reduce the risk that key talent will leave the organization before a transaction closes. These departures could reduce the value of the organization to a buyer or to the shareholders if a transaction fails to close.

The arrangements provide severance benefits to our named executive officers in the event of an involuntary termination not for “cause”, or voluntary termination following a change in control where the executive has “good reason”, as these terms are defined in the agreements. The benefits under the agreements are generally larger if the termination is associated with a change in control.

For Mr. Goldberg, who was hired prior to certain changes approved by the committee that are described below, a tax gross-up is provided, if necessary, to make him whole for certain excise taxes imposed under the Internal Revenue Code. In addition, effective upon a change in control, 100% of Mr. Goldberg’s stock options, restricted shares and PRSUs would vest, and any granted performance cash units would be paid at the target level.

Following an evaluation of market practices, the committee determined on February 25, 2010 that future employment agreements issued to newly promoted or newly hired officers will provide 100% equity vesting upon termination following a change in control only if the officer’s employment is terminated within a specified period of time following the change in control. On July 30, 2010, the committee also determined that future employment agreements entered into with newly promoted or newly hired officers will not include a tax gross-up for excise taxes imposed under the Internal Revenue Code. Consistent with these decisions, the employment agreements issued to Dr. Singh, Mr. Mock and Ms. Butters do not include a tax gross-up for excise taxes imposed under the Internal Revenue Code, and their equity will vest following a change in control only for a qualifying termination of employment within a specified period of time following the change in control.

PerkinElmer • 2020 Proxy Statement    45

The committee periodically reviews the benefits provided under the agreements to ensure they serve PerkinElmer’s interests in retaining key executives, are consistent with market practice, and are reasonable. Details of each named executive officer’s agreement, and the estimated payments that each named executive officer would receive under different termination circumstances, are set forth below in “Potential Payments upon Termination or Change in Control”.

Additional Compensation Policies

Stock Ownership Guidelines

The committee has determined that in order to further align management and shareholder interests, executive stock ownership should be significant relative to each executive officer’s base salary. Executives are expected to attain these ownership levels within four years after their election or appointment. Ownership level determination includes stock acquired through the open market, through the exercise of stock options after which the shares are held, shares granted under restricted stock grants and the intrinsic value of vested, outstanding stock options. Shares held in our 401(k) and our deferred compensation plans are also counted. Our stock ownership guidelines are expressed as the fair market value of the shares held as a multiple of annual base salary. The stock ownership guidelines for our executive officers (including our named executive officers) are as follows:

Officer Position	Stock Ownership Guidelines
Chief Executive Officer:	5 times annual base salary
President and Chief Operating Officer:	2 times annual base salary
Executive and Senior Vice President:	2 times annual base salary
Vice President:	1 times annual base salary

As of February 14, 2020, all of our actively employed named executive officers were in compliance with the stock ownership guidelines.

Securities Trading Policy

All trading in PerkinElmer securities by our named executive officers must be conducted under pre-established 10b5-1 trading plans. These 10b5-1 plans are subject to Company approval, can be entered into or amended only during open trading windows, impose a waiting period between adoption of a plan and initiation of trades, and have a maximum duration of one year. All trading in our securities by our directors requires pre-clearance from the office of our general counsel. Our Securities Trading Policy prohibits all employees, including our named executive officers, from engaging in “short” sales of our stock (unless the sale is part of a permitted “cashless” exercise of stock options) and from trading in any form of derivative security or instrument linked to our stock. The policy also prohibits pledging of PerkinElmer stock by our officers.

Clawback Policies

Our executive officer Global ICP includes a recoupment provision applicable to all plan awards paid to executive officers for performance periods beginning on or after December 30, 2013. In the event we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under United States federal securities laws, the committee will have the right to recover all or a portion of the excess paid to the executive officer over the award payment that would have been paid to the executive officer under the accounting restatement. The recoupment provision applies to awards paid to current and former executive officers within the three-year period preceding the date on which we file an accounting restatement with the Securities and Exchange Commission. The committee, in its sole discretion, will make the determination whether to recover all or a portion of any excess award payment.

Officers, including our named executive officers, who are granted stock options under the LTIP, sign a Prohibited Activity Agreement. This agreement requires the officer to repay gains on stock

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options exercised within the last year of employment if the officer solicits, recruits or induces an employee or consultant of PerkinElmer to end his or her employment with us, or engages directly or indirectly with a competing business (as defined in the agreement) within two years after the officer’s termination date.

Equity Award Granting Practices

The following practices apply to all of our equity awards, including grants made under our LTIP. Our 2009 Incentive Plan was approved by shareholders at our 2009 annual meeting of shareholders and reapproved by shareholders at our April 22, 2014 annual meeting of shareholders. Our 2019 Incentive Plan was approved by shareholders at our 2019 annual meeting of shareholders. Our 2009 Incentive Plan was the sole plan under which we granted equity awards from the date of its approval by shareholders until the approval of our 2019 Incentive Plan. The 2019 Incentive Plan has been the sole plan under which we grant equity award since the date of its approval by shareholders.

These incentive plans provide for grants of stock options, restricted stock, stock appreciation rights, other stock unit awards, performance units, and cash performance awards. The plans give the committee the latitude to design cash and stock-based incentive programs that promote high performance and the achievement of corporate goals. Employees, including our named executive officers and non-employee directors, are eligible to receive awards under these plans.

The committee evaluates annual equity grants to officers, including the named executive officers, at the first committee meeting of each year. The approved grants become effective and the option exercise price is set on the first day of the open trading window following the release of full year earnings, which is the date of grant. Therefore, the annual grant takes place after the release of material information regarding our annual financial performance.

Equity grants to new hires are generally granted on the 15th day of the month following the employee’s date of hire. We primarily grant RSUs to employees below the officer level who receive equity awards. Stock options are awarded to a limited number of employees below the officer level.

The stock option exercise price is set at the average of the high and low prices on the date of grant. We believe this practice results in a grant price which more fairly represents the stock price over the course of the date of grant than the closing price on the date of grant, which could be arbitrarily high or low.

Our board administers all equity grants within the authority established within PerkinElmer’s shareholder-approved incentive plans and, as permitted under the plan, delegates authority to administer the plans to the committee. The committee establishes the terms and conditions of each award, including vesting and performance criteria, and the time period applicable to the award. The committee may delegate approval to grant equity awards to non-officers to our stock award grant committee of which Mr. Friel was the sole member until August 21, 2019 when our board appointed Dr. Singh as the sole member. The stock award grant committee does not have the authority to issue equity grants to officers.

At the end of fiscal year 2019, we had 6.5 million shares reserved for future equity grants. We had 2.0 million outstanding options and unvested shares, which represents 1.8% of our common shares outstanding. Our total dilution including shares reserved for future grants and outstanding options and unvested shares was 7.65%. In 2019, we granted 0.55 million shares (including shares granted under options and stock grants) or 0.5% of our common shares outstanding. The committee annually reviews the potential dilutive effect of equity award programs from both a share and economic perspective as compared to industry peers. For fiscal year 2018, share dilution for our peer companies was 8.2% at the 25th percentile, 9.6% at median, and 11.6% at the 75th percentile (shares outstanding plus shares available for future grant, based on information from annual reports on Form 10-K for the fiscal year ended 2018).

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Material Tax Implications of the Program

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid in any given year to a company’s chief executive officer, chief financial officer and certain other highly compensated executive officers. Prior to enactment in 2017 of the tax reform law commonly known as the Tax Cuts and Jobs Act (the “Tax Act”), the compensation of the chief financial officer was not subject to the deduction limitation. In addition, prior to enactment of the Tax Act, specified compensation, including qualified performance-based compensation, was not subject to the deduction limitation if certain requirements were met. Subject to certain transition rules, the Tax Act eliminated the performance-based compensation exception for taxable years beginning after December 31, 2017. The committee generally structured plans and incentive compensation amounts for taxable years beginning prior to January 1, 2018 with the intention to allow satisfaction of the requirements for deductibility as performance-based compensation. However, even before enactment of the Tax Act, the committee considered it important to retain flexibility to design compensation programs that are in the best interests of PerkinElmer and our shareholders. In addition, because of uncertainties as to the application and interpretation of Section 162(m), as in effect both prior to and after the Tax Act, the committee cannot ensure that compensation intended by the committee to satisfy the requirements for deductibility under Section 162(m) will in fact be deductible under the Tax Act’s transition rules.

As a result of changes made by the Tax Act, for taxable years beginning after December 31, 2017, annual compensation in excess of $1 million paid to the specified executives is expected to be nondeductible unless it is paid pursuant to a grandfathered arrangement that remains eligible for qualification under the Tax Act transition rules. The committee reserves the right to use its business judgment to authorize compensation payments that may be subject to the limitations under Section 162(m) when the committee believes that compensation is appropriate and in the best interests of PerkinElmer and our shareholders, after taking into consideration changing business conditions and performance of our employees.

Compensation Committee Report

The compensation and benefits committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, we recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the compensation and benefits committee of the board of directors:

Peter Barrett, Chair

Sylvie Grégoire, PharmD

Patrick J. Sullivan

Frank Witney, PhD

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Summary Compensation Table

The following table sets forth information concerning the annual and long-term compensation for services to PerkinElmer for the 2019 fiscal year of (1) individuals who held the role of Chief Executive Officer during 2019, (2) individuals who held the role of Chief Financial Officer during 2019, and (3) the other three most highly compensated executive officers for 2019 who were serving as executive officers as of December 29, 2019, and (4) James Corbett, who would have been among our other three most highly compensated executive officers for 2019, but for the fact that he was not employed by us as of December 29, 2019.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)(3)(4)	Option Awards ($)(2)(4)	Non-Equity Incentive Plan Compensation ($)(4)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)(8)	Total ($)
Robert F. Friel	2019	$1,106,233	$0	$4,148,370	$1,381,079	$5,716,366	$4,054,012	$75,727	$16,481,787
Chairman and Chief Executive Officer	2018	$1,097,030	$0	$2,765,426	$1,380,793	$7,930,767	$713,952	$73,408	$13,961,376
	2017	$1,063,200	$0	$2,658,000	$1,328,158	$4,855,874	$1,342,126	$118,239	$11,365,597
Prahlad R. Singh, PhD	2019	$645,135	$0	$1,706,214	$568,041	$1,176,304	—	$20,862	$4,116,556
President and Chief Operating Officer	2018	$516,538	$0	$668,825	$333,894	$517,613	—	$21,024	$2,057,894
	2017	$464,231	$0	$556,301	$357,361	$411,140	—	$19,821	$1,808,854
James M. Mock	2019	$534,450	$0	$909,038	$302,614	$352,991	—	$14,000	$2,113,093
Senior Vice President and Chief Financial Officer	2018	$331,154	$400,000	$2,590,621	$294,760	$641,813	—	$8,268	$4,266,616
Joel S. Goldberg	2019	$499,838	$0	$849,725	$283,008	$1,210,256	—	$36,736	$2,879,563
Senior Vice President, Administration, General Counsel and Secretary	2018	$486,639	$0	$552,437	$275,806	$1,732,668	—	$36,648	$3,084,197
	2017	$460,100	$0	$521,631	$260,661	$1,084,227	—	$65,190	$2,391,809

Deborah Butters	2019	$428,578	$0	$566,974	$188,739	$656,341	—	$19,016	$1,859,648
Senior Vice President and Chief Human Resources Officer
Former Officer
James Corbett	2019	$200,506	$0	$1,029,224	$342,649	$0	—	$2,450,631	$4,023,010
Executive Vice President and President, Discovery and Analytical Solutions	2018	$525,769	$0	$668,825	$333,894	$2,075,250	—	$19,050	$3,622,788
	2017	$505,000	$0	$631,226	$315,426	$1,022,540	—	$14,978	$2,489,170

NOTES

(1)	This column represents base salary amounts earned in fiscal years 2017, 2018 and 2019, respectively.

(2)

Ignoring the impact of the forfeiture rate, these amounts represent the aggregate grant date fair value of awards of options, shares and performance restricted stock units granted to each named executive officer in the applicable fiscal year. For a more detailed description of the assumptions used for purposes of determining grant date fair value, see Note 19 to the consolidated financial statements in our annual report on Form 10-K for the fiscal year ended December 29, 2019.

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(3)

The values shown in this column for 2019 for each named executive officer reflect the aggregate grant date fair value of restricted shares and PRSUs granted in 2019. On January 24, 2019, the committee approved grants of restricted shares and PRSUs under the 2019 LTIP to Messrs. Friel, Mock, Goldberg and Corbett, and Dr. Singh and Ms. Butters. The restricted shares granted to all of our named executive officers under the 2019 LTIP will vest 100% on February 5, 2022, with the exception of restricted shares granted to Mr. Friel which vested in full upon Mr. Friel’s retirement on February 29, 2020. The PRSUs granted to all of our named executive officers in 2019 will vest based on the achievement of financial performance metrics approved by the committee following the end of the three-year performance period, however, Mr. Friel will only be eligible to receive one-third of the PRSUs for which he would otherwise be eligible, in accordance with vesting determinations made by our board in connection with his retirement. A description of these awards is provided above in the “Compensation Discussion and Analysis”. Please refer to the “Compensation Discussion and Analysis” above for a full description of long-term awards.

(4)

Each of the executive officers named in the Summary Compensation Table received long-term awards in 2019. The awards to Messrs. Friel, Mock, Goldberg and Corbett, and Dr. Singh and Ms. Butters were approved by the committee in January 2019. All of the 2019 awards are disclosed in the 2019 Grants of Plan-Based Awards table in this proxy statement. Outstanding stock option, restricted stock and PRSU awards are also disclosed in the 2019 Outstanding Equity Awards at Fiscal Year-End table in this proxy statement.

Please refer to the “Compensation Discussion and Analysis” above for a full description of long-term awards.

(5)

The amounts reported in this column reflect short-term incentive bonus payments under our Global ICP and performance unit cash payments under our 2017 LTIP for performance from 2017 to 2019. The amounts are as follows:

Named Executive Officer	Short-Term Incentive Payments (Global ICP) ($)	Performance Unit Cash Awards under 2017 LTIP ($)	Total ($)
Robert F. Friel	$1,034,675	$4,681,691	$5,716,366
Prahlad R. Singh, PhD	$548,750	$627,554	$1,176,304
James M. Mock	$352,991	$—	$352,991
Joel S. Goldberg	$291,477	$918,779	$1,210,256
Deborah A. Butters	$204,376	$451,965	$656,341

Mr. Mock did not participate in our 2017 LTIP because it preceded his hire. Mr. Corbett was not eligible to receive a 2019 Global ICP payment because he was no longer employed by us on the payment date and performance cash units granted to him under our 2017 LTIP were forfeited upon his employment termination. Please refer to the “Compensation Discussion and Analysis” above for a full description of these programs and awards.

(6)

The amounts in this column represent the change in pension value for each named executive officer. No named executive officer received preferential or above-market earnings on deferred compensation. The increase of $4,054,012 reported for Mr. Friel in the Summary Compensation Table primarily reflects the value of SERP benefit accruals from an additional year of service and compensation, an increase associated with lower discount rates and a change in assumed retirement date, partially offset by a decrease associated with updated mortality assumptions. Please refer to the “2019 Pension Benefits” section below for a full description of our pension and SERP.

(7)

The amounts reported in this column include our 401(k) Excess contributions to our deferred compensation plan for 2019 as follows: Mr. Friel: $40,774 and Mr. Goldberg: $11,029. Also included in this column for each eligible officer are our contributions to the qualified 401(k) plan, the premiums we paid for executive life insurance, the fee paid by us for the officer’s annual executive physical, and the incremental cost of any personal use of tickets to sporting events.

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(8)

In addition to amounts described in footnote 7, above, this column also includes amounts paid to Mr. Corbett under the terms of his employment agreement following his termination of employment. These include $1,451,723 in severance to be paid in the form of salary continuation over the one-year period following his termination, a total lump sum payment of $28,493 for health and welfare benefits, and $30,000 for outplacement services. This column also includes the fair value of equity for which vesting was accelerated upon the date of Mr. Corbett’s employment termination, which was $925,575, calculated based on the closing price of our stock on the last trading day immediately prior to vesting ($94.96). More information about Mr. Corbett’s separation payments is provided in the “Compensation Discussion and Analysis” section, above.

Reporting of LTIP awards in the Summary Compensation Table

The equity-based forms of our LTIP (stock options, restricted shares, and PRSUs) are reported in the Summary Compensation Table at their grant date fair value in the year of grant.

In contrast, LTIP performance cash units are reported in the Summary Compensation Table in the final year of the three-year performance period and the amount reported reflects the actual realized cash payment resulting from achievement against financial goals and stock price at the end of the performance period. Unlike the equity-based forms of LTIP, the value reported in the Summary Compensation Table for performance cash units will exceed the target grant value if performance exceeds target goals, our stock price rises over the three-year performance period, or both.

The proportion of LTIP grant value allocated to each of the four types of awards (stock options, restricted shares, PRSUs and performance cash units) has also changed over time. In our Summary Compensation Table for fiscal 2019, above, we are reporting approximately the full target grant value under the 2019 LTIP (the grant date value of stock options, restricted shares and PRSUs) granted to each of our named executive officers in fiscal 2019. For Messrs. Friel and Goldberg, and Dr. Singh and Ms. Butters, all of whom participated in our 2017 LTIP, we are also reporting the actual performance cash unit payment under the 2017 LTIP. Performance cash units comprised approximately one-quarter of the 2017 LTIP grant value.

LTIP Target Grant Value Allocation:

LTIP Year	Stock Options	Restricted Shares	PRSUs	Performance Cash Units
2019 LTIP	25%	25%	50%	—

2018 LTIP	25%	25%	25%	25%

2017 LTIP	25%	25%	25%	25%

Because of the differences in reporting requirements and changes to our LTIP program over time, long-term incentive values (the value of equity grants and performance cash units) reported in the Summary Compensation Table for our named executive officers:

•	exceed the target grant value of the 2019 LTIP grant;

•	include values from long-term incentive awards granted in different fiscal years during which the LTIP grant value was allocated across award components in different proportions;

•	reflect LTIP values that are not reported on the same basis in terms of time period or realized value.

For example, in the Summary Compensation Table above, we are reporting 100% of the grant date value of Mr. Friel’s 2019 LTIP grant, which is $5,529,449 (the total of the amounts reported under “Stock Awards” and “Option Awards”). We are reporting an additional $4,681,691 under “Non-Equity Incentive Plan Compensation,” which is the payment of performance cash units under our 2017 LTIP. The reporting of long-term incentive values from both our 2019 and 2017 LTIP inflates the value of 2019 long-term awards reported for Mr. Friel in the Summary Compensation Table by $4,681,691.

PerkinElmer • 2020 Proxy Statement    51

For the reasons explained above, the long-term award values reported in our Summary Compensation Table may not be directly comparable to long-term award values reported by other companies who grant the entirety of their long-term awards in the form of equity-based awards and may also appear inflated, particularly if performance against the performance cash unit financial goals exceeded target and our stock price increased over the three-year performance period.

52    PerkinElmer • 2020 Proxy Statement

2019 Grants of Plan-Based Awards

Name	Type (1)	Grant Date (2)	Date of Compensation Committee Approval		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Date of Option Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
					Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert F. Friel	PRSU	2/5/2019	2/2/2019	(3)				11,916	29,789	71,494					$2,765,611
	RS-T	2/5/2019	2/2/2019	(4)							14,894				$1,382,759
	OPT	2/5/2019	2/2/2019	(5)								62,059	$92.09	$92.84	$1,381,079
	GICP	N/A		(6)	$553,112	$1,106,223	$2,212,446
Prahlad R. Singh, PhD	PRSU	2/5/2019	2/2/2019	(3)				4,901	12,252	29,405					$1,137,476
	RS-T	2/5/2019	2/2/2019	(4)							6,126				$568,738
	OPT	2/5/2019	2/2/2019	(5)								25,525	$92.09	$92.84	$568,041
	GICP	N/A		(6)	$292,500	$585,000	$1,170,000
James M. Mock	PRSU	2/5/2019	2/2/2019	(3)				2,611	6,527	15,665					$605,967
	RS-T	2/5/2019	2/2/2019	(4)							3,264				$303,030
	OPT	2/5/2019	2/2/2019	(5)								13,598	$92.09	$92.84	$302,614
	GICP	N/A		(6)	$201,994	$403,988	$807,975
Joel S. Goldberg	PRSU	2/5/2019	2/2/2019	(3)				2,442	6,104	14,650					$566,695
	RS-T	2/5/2019	2/2/2019	(4)							3,052				$283,348
	OPT	2/5/2019	2/2/2019	(5)								12,717	$92.09	$92.84	$283,008
	GICP	N/A		(6)	$176,318	$352,636	$705,272
Deborah Butters	PRSU	2/5/2019	2/2/2019	(3)				1,628	4,071	9,770					$377,952
	RS-T	2/5/2019	2/2/2019	(4)							2,036				$189,022
	OPT	2/5/2019	2/2/2019	(5)								8,481	$92.09	$92.84	$188,739
	GICP	N/A		(6)	$129,584	$259,168	$518,335
James Corbett	PRSU	2/5/2019	2/2/2019	(3)				2,956	7,391	17,738					$686,180
	RS-T	2/5/2019	2/2/2019	(4)							3,695				$343,044
	OPT	2/5/2019	2/2/2019	(5)								15,397	$92.09	$92.84	$342,649
	GICP	N/A		(6)	$205,841	$411,683	$823,365

NOTES

(1)	The awards shown in this table were granted under our 2009 Incentive Plan unless otherwise indicated below. The types of awards are as follows:

PRSU = Performance restricted stock units with performance-based vesting

RS-T = Restricted stock with time-based vesting

OPT = Stock options with time-based vesting

GICP = Global ICP (short-term incentive bonus)

(2)

On January 24, 2019, the compensation and benefits committee reviewed stock option, restricted stock and PRSU grants for Messrs. Friel, Mock, Goldberg and Corbett, Dr. Singh and Ms. Butters, and approved them with an effective grant date of the third business day following the release of our 2018 full year earnings, which was February 5, 2019. Therefore, the date of grant was after the release of material information regarding our 2018 financial performance.

(3)

Eligible named executive officers received a grant of PRSUs in 2019 under our LTIP. This award has a three-year performance period. Please refer to the “Compensation Discussion and Analysis” for a description of the PRSU program, eligibility and payment criteria. The amounts shown under “Threshold” represent estimated payment of 50% of the PRSUs granted, with downward modification of 20%, our estimate of the minimum amount payable if the threshold performance level is met for all performance measures. The amounts shown under “Target” represent estimated payment of 100% of the PRSUs granted. The amounts shown under “Maximum” represent estimated payment of 200% of the PRSUs granted, with upward modification of 20%, our estimate of the maximum amount payable. For all listed officers, the stock price used for calculation of estimated PRSU value is $92.84, which was the closing stock price on the date the awards were granted.

(4)

Eligible named executive officers received a grant of restricted shares under our LTIP which vests 100% three years following the date of grant. A description of the restricted stock portion of our LTIP is provided in the “Compensation Discussion and Analysis.”

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(5)

Eligible named executive officers received a grant of stock options under our LTIP in 2019. Options were issued with an exercise price equal to the fair market value on the date of grant. The stock option exercise price is set at the average of the high and low price on the date of grant. The options granted under our 2019 LTIP vest in three equal annual installments and may be exercised for seven years from the date of grant. Please refer to the “Compensation Discussion and Analysis” section of this proxy statement for a description of 2019 stock option grants and our equity practices.

(6)

Messrs. Friel, Mock, Goldberg and Corbett, Dr. Singh and Ms. Butters participated in our Global ICP bonus program in 2019. On January 24, 2019, the compensation and benefits committee approved Global ICP financial goals for our 2019 fiscal year. The amounts shown under “Threshold” represent payment of 50% of the target Global ICP bonus for the fiscal year performance period, our estimate of the minimum amount payable, assuming threshold level performance is achieved for all performance measures. The amounts shown under “Target” represent estimated payment of 100% of the target bonus for the performance period. The amounts shown under “Maximum” represent estimated payment of 200% of the target bonus for the performance period, our estimate of the maximum amount payable. The actual Global ICP payments for the 2019 performance period have been made. The total 2019 Global ICP payment to each named executive officer and a description of the Global ICP is provided in the “Compensation Discussion and Analysis” section of this proxy statement and is reflected in the Summary Compensation Table. Mr. Corbett did not receive a 2019 Global ICP payment as he left the Company prior to the completion of the fiscal year and was no longer employed by us on the payment date.

54    PerkinElmer • 2020 Proxy Statement

Outstanding Equity Awards at 2019 Fiscal Year-End

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (18)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#) (14)
Robert F. Friel (1)	0	(2)	62,059	$92.090	2/5/2026
	25,315	(3)	50,632	$81.290	1/30/2025
	76,814	(4)	38,407	$52.650	2/7/2024
	187,655	(4)	0	$41.800	2/9/2023
	156,818	(4)	0	$46.255	2/3/2022
	142,998	(4)	0	$43.010	2/4/2021
						14,894	(7)	$1,445,463	71,494	(13)	$6,938,493
						17,060	(7)	$1,655,673	40,944	(14)	$3,973,615
						25,223	(8)	$2,447,892	49,437	(15)	$4,797,861
Prahlad R. Singh, PhD	0	(4)	25,525	$92.090	2/5/2026
	6,121	(4)	12,244	$81.290	1/30/2025
	10,295	(4)	5,148	$52.650	2/7/2024
	0	(5)	15,559	$52.650	2/7/2024
	14,187	(4)	0	$48.975	3/4/2023
	10,636	(4)	0	$46.255	2/3/2022
						6,126	(9)	$594,528	29,405	(13)	$2,853,755
						4,126	(10)	$400,428	9,902	(14)	$960,989
						3,381	(8)	$328,126	6,627	(15)	$643,150
						3,796	(8)	$368,402
James M. Mock	0	(4)	13,598	$92.090	2/5/2026
	5,679	(6)	11,359	$74.410	5/15/2025
						3,264	(9)	$316,771	15,665	(13)	$1,520,288
						18,060	(11)	$1,752,723	9,600	(16)	$931,680
						4,000	(12)	$388,200
Joel S. Goldberg	0	(4)	12,717	$92.090	2/5/2026
	5,056	(4)	10,114	$81.290	1/30/2025
	15,075	(4)	7,538	$52.650	2/7/2024
	35,907	(4)	0	$41.800	2/9/2023
	26,667	(4)	0	$46.255	2/3/2022
	23,387	(4)	0	$43.010	2/4/2021
						3,052	(9)	$296,197	14,650	(13)	$1,421,783
						3,408	(10)	$330,746	8,179	(14)	$793,772
						4,950	(8)	$480,398	9,702	(15)	$941,579
Deborah Butters	0	(4)	8,481	$92.090	2/5/2026
	2,890	(4)	5,781	$81.290	1/30/2025
	0	(4)	3,708	$52.650	2/7/2024
						2,036	(9)	$197,594	9,770	(13)	$948,179
						1,948	(10)	$189,053	4,675	(14)	$453,709
						2,435	(8)	$236,317	4,773	(15)	$463,220
James Corbett (17)	—		—			—			—

NOTES

(1)	In connection with vesting acceleration actions approved by our board, Mr. Friel prepaid taxes on all of his outstanding restricted stock grants effective August 21, 2019.

(2)	In connection with vesting acceleration actions approved by our board, one-third of this stock option grant to Mr. Friel vested on February 5, 2020, and the remainder vested on his retirement date.

(3)

In connection with vesting acceleration actions approved by our board, half of the remaining unvested shares under this stock option grant to Mr. Friel vested on January 30, 2020 and the remainder vested on his retirement date.

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(4)	Vests at a rate of one-third annually on the anniversary of the date of grant over the first three years of the seven-year option term.

(5)	Vests 100% on the third anniversary of the date of grant and has a seven-year option term. The date of grant was February 7, 2017.

(6)	Vests one-third on January 30, 2019, one-third on January 30, 2020 and one-third on January 30, 2021. The date of grant was May 15, 2018.

(7)	In connection with vesting acceleration actions approved by our board, this time-based restricted stock grant to Mr. Friel vested in full on his retirement date.

(8)	Time-based restricted stock grant that vests 100% on the third anniversary of the date of grant. The date of grant was February 7, 2017.

(9)	Time-based restricted stock grant that vests 100% on the third anniversary of the date of grant. The date of grant was February 5, 2019.

(10)	Time-based restricted stock grant that vests 100% on the third anniversary of the date of grant. The date of grant was January 30, 2018.

(11)	Time-based restricted stock grant that vests at a rate of one-third annually on the anniversary of the date of grant. The date of grant was May 15, 2018.

(12)	Time-based restricted stock grant that vests 100% on January 30, 2021. The date of grant was May 15, 2018.

(13)

Performance-based restricted stock unit (PRSU) grant that will vest on the third anniversary of the date of grant based on the achievement of performance goals. The date of grant was February 5, 2019. In accordance with the Securities and Exchange Commission’s regulations, we are reporting the maximum number of PRSUs that may be earned because performance against goals is currently projected to be in excess of target. For Mr. Friel, in connection with vesting acceleration actions approved by our board, one-third of this PRSU grant will remain outstanding upon his retirement and the remaining two-thirds will be cancelled. Please refer to “Compensation Discussion and Analysis” above for a full description of the acceleration action for Mr. Friel that was approved by our board on August 21, 2019.

(14)

Performance-based restricted stock unit (PRSU) grant that will vest on the third anniversary of the date of grant based on the achievement of performance goals. The date of grant was January 30, 2018. In accordance with the Securities and Exchange Commission’s regulations, we are reporting the maximum number of PRSUs that may be earned because performance against goals is currently projected to be in excess of target. For Mr. Friel, in connection with vesting acceleration actions approved by our board, this PRSU grant will remain outstanding upon his retirement. Please refer to “Compensation Discussion and Analysis” above for a full description of the acceleration action for Mr. Friel that was approved by our board on August 21, 2019.

(15)

Performance-based restricted stock unit (PRSU) grant that vested on February 7, 2020, based on achievement against three-year performance goals, in the following amounts: 49,437 shares for Mr. Friel, 6,627 shares for Dr. Singh, 9,702 shares for Mr. Goldberg and 4,773 shares for Ms. Butters. The date of grant was February 7, 2017.

(16)

Performance-based restricted stock unit (PRSU) grant that will vest on January 30, 2021 based on the achievement of performance goals. The date of grant was May 15, 2018. In accordance with the Securities and Exchange Commission’s regulations, we are reporting the maximum number of PRSUs that may be earned because performance against goals is currently projected to be in excess of target.

56    PerkinElmer • 2020 Proxy Statement

(17)	Mr. Corbett had no outstanding equity awards at the end of fiscal year 2019.

(18)

This column provides the value of unvested restricted shares and restricted stock units based on the closing price of our stock on December 27, 2019 (the last trading day of our fiscal year 2019), which was $97.05.

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Option Exercises and Stock Vested in Fiscal Year 2019

	Option Awards		Stock Awards (1)

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
Robert F. Friel	—	—	41,716	$3,830,780
Prahlad R. Singh, PhD	3,289	$195,021	1,105	$103,152
James M. Mock	—	—	9,029	$803,942
Joel S. Goldberg	24,465	$1,441,918	7,982	$732,987
Deborah A. Butters	7,414	$336,225	1,806	$165,845
James Corbett	117,832	$5,781,116	17,729	$1,658,562

NOTES

(1)

Reflects restricted shares and restricted stock units which vested in fiscal year 2019. On February 13, 2019, restricted stock granted to Messrs. Friel, Goldberg and Corbett on February 9, 2016 under the 2016 LTIP vested. The shares vested 100% three years following the date of grant in the following amounts: Mr. Friel: 41,716; Mr. Goldberg: 7,982; and Mr. Corbett: 7,982. On February 15, 2019, 1,105 restricted stock units granted to Dr. Singh on March 4, 2016 vested; this award was subject to three-year annual vesting. On February 13, 2019, 1,806 shares of restricted stock granted to Ms. Butters on July 15, 2016 vested; this was the second of two equal tranches which were subject to a predetermined vesting schedule. On April 30, 2019, 9,747 shares of restricted stock granted to Mr. Corbett on October 17, 2016 vested; these shares had previously been scheduled to vest 100% on October 17, 2019 and acceleration of vesting to April 30, 2019 was approved by our board. On May 15, 2019, 9,029 restricted shares granted to Mr. Mock on May 15, 2018 vested; this grant is subject to three-year annual vesting.

(2)	Based on the fair market value of the shares acquired, determined on the date of exercise, less the aggregate option exercise price.

(3)	Based on the fair market value of the shares on the date of vesting.

58    PerkinElmer • 2020 Proxy Statement

2019 Pension Benefits

The table below shows the present value of accumulated benefits payable and the number of years of service credited to Mr. Friel under our qualified defined benefit plan (the PerkinElmer, Inc. Employees Retirement Plan) and the non-qualified PerkinElmer, Inc. Supplemental Executive Retirement Plan, or SERP. No payments were made to Mr. Friel under these plans during fiscal year 2019. None of our other named executive officers participate in these plans.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)(3)	Payments During Last Fiscal Year ($)
Robert F. Friel	PerkinElmer, Inc. Employees Retirement Plan	4.17	$146,696	—
	PerkinElmer, Inc. Supplemental Executive Retirement Plan	20.92	$13,855,426	—

NOTES

(1)

For the Employees Retirement Plan, Mr. Friel’s number of years of credited service varies from years of actual service with PerkinElmer because his accrual ceased March 15, 2003. Mr. Friel is the sole active participant eligible for benefits under the SERP, and his number of years of credited service under that plan matches his years of service with PerkinElmer.

(2)

Mr. Friel is 100% vested in his benefits under the SERP as he has satisfied the age and service requirements. Mr. Friel is also vested in his Employees Retirement Plan benefit because he has at least five years of vesting service credit under the plan.

(3)

The valuation method and all material assumptions applied in quantifying the present value of the current accrued benefits above are disclosed in Note 16 to the consolidated financial statements in our annual report on Form 10-K for the fiscal year ended December 29, 2019.

Employees Retirement Plan

The PerkinElmer, Inc. Employees Retirement Plan is a defined benefit pension plan. As of February 1, 2011, this plan no longer provides active benefit accruals. We closed the retirement plan to new employees as of January 31, 2001 and employees of our former Life Sciences business ceased future accruals in the plan as of the same date. We amended the retirement plan to cease future accruals as of March 15, 2003 for employees of what was then our Analytical Instruments business and our corporate office. Future benefit accruals for employees of our former Optoelectronics business ceased effective January 31, 2011. Mr. Friel accrued benefits under the retirement plan until March 15, 2003. All of our other named executive officers joined PerkinElmer after the plan was closed to new entrants and therefore are not eligible to participate.

Subject to maximum benefit limitations prescribed by law, a participant will be entitled to receive an annual payment equal to the sum of 0.85% of the participant’s final average earnings, multiplied by the number of years of credited service with PerkinElmer, plus 0.75% of the excess of such earnings over the covered compensation base, multiplied by the number of years of credited service (not in excess of 35) with PerkinElmer. For this purpose, a participant’s final average earnings are the average of his base salary for the five consecutive highest salaried years out of the last ten years of credited service with PerkinElmer. The annual compensation taken into account under the retirement plan for purposes of calculating a participant’s final average earnings is subject to limitations under the retirement plan. For 2019, the maximum annual compensation for these purposes was $280,000. The maximum benefit payable from the retirement plan for 2019 was $225,000 payable under the Employees Retirement Plan normal annuity form.

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All of our employees who participate in the retirement plan are required either to complete five years of service with the Company or reach their normal retirement date while employed by the Company, whichever is first to occur, before they have a vested interest in the retirement plan.

Supplemental Executive Retirement Plan

In addition to the retirement plan described above, we maintain the PerkinElmer, Inc. Supplemental Executive Retirement Plan, or SERP, which provides additional benefits to officers who became eligible for the plan prior to its closure. We closed the SERP to new participants effective July 1, 2000. Mr. Friel was the sole active participant in the SERP during 2019. All of our other named executive officers joined PerkinElmer after the plan was closed to new entrants and therefore are not eligible for SERP participation. Officers previously designated by our board of directors are eligible to receive benefits under the supplemental plan when they have completed five years of service and reached 55 years of age while employed by PerkinElmer. In the event of a change of control of PerkinElmer, however, participants in the supplemental plan are eligible to receive benefits regardless of age or years of service or may receive additional years of credited service upon termination of employment in certain situations (please see “Potential Payments upon Termination or Change in Control” below, for more information). If a participant dies while an employee prior to attaining age 55, but after the completion of five years of service with us, the participant’s eligible spouse is entitled to receive a benefit in the form of 50% of the benefit the participant would have received upon attaining age 55, commencing on the date the participant would have attained age 55.

The supplemental plan is administered by the compensation and benefits committee of our board of directors. Our compensation and benefits committee may amend or terminate the supplemental plan at any time; however, such amendment or termination may not reduce or eliminate the benefit payments currently being made or the accrued plan benefit of any participant.

The supplemental plan provides an annual benefit payable at retirement which is in addition to the benefit payable from the retirement plan described above. Under the SERP, a participant will be entitled to receive an annual payment equal to 0.85% of average total compensation, consisting of salary and bonus, for each year of credited service, plus 0.75% of average total compensation in excess of the covered compensation base for each year of credited service limited to 35 years; less the participant’s benefit payable from the retirement plan, assuming no reduction to the benefit payable due to the participant’s early retirement. No actuarial adjustment is made as a result of retirement before or after age 65. Average total compensation is the average of a participant’s total cash compensation for the highest-compensated consecutive five years of credited service out of his last ten years of credited service prior to age 65 (or his age at earlier termination of employment). Mr. Friel had satisfied the five-year service requirement, was vested in the supplemental plan and eligible for early retirement prior to his retirement from employment.

The change in the value of pension benefits in 2019 for Mr. Friel is reported in the “Change in Pension and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table and is further described in footnote 6 to that table. The increase of $4,054,012 reported for Mr. Friel in the Summary Compensation Table primarily reflects the value of SERP benefit accruals from an additional year of service and compensation, and an increase associated with lower discount rates and a change in assumed retirement date, partially offset by a decrease associated with updated mortality assumptions. There has been no amendment to the Employees Retirement Plan or SERP.

60    PerkinElmer • 2020 Proxy Statement

2019 Non-Qualified Deferred Compensation

The following table presents 2019 Non-Qualified Deferred Compensation Plan contribution, withdrawal, and balance information for our named executive officers:

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (3)
Robert F. Friel	—	$40,774	$139,404	—	$636,278
Joel S. Goldberg	—	$11,029	$31,498	—	$138,905

NOTES

(1)

The deferred compensation plan no longer allows participant deferral elections. None of our named executive officers made contributions to the plan in 2019. Dr. Singh, Messrs. Mock and Corbett and Ms. Butters do not have account balances in this plan.

(2)

The amounts in this column represent 401(k) Excess contributions under our deferred compensation plan. These amounts are also reported under “All Other Compensation” in the Summary Compensation Table of this proxy statement.

(3)

The amounts in this column include the amounts reported under “Registrant Contributions in Last Fiscal Year”, which are also reported under “All Other Compensation” in the Summary Compensation Table of this proxy statement. Amounts in this column do not include above-market or preferential earnings.

Non-Qualified Deferred Compensation Plan

PerkinElmer established the PerkinElmer, Inc. Deferred Compensation Plan, amended and restated in 2008, to provide our non-employee directors and a select group of management and highly compensated employees, including named executive officers, the opportunity to defer receipt of certain compensation in order to build savings. This plan is unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), and as such, is subject to the claims of general creditors in the event of PerkinElmer’s insolvency.

In December 2010, due to low participation and high administrative costs, the committee amended the plan to cease participant deferral elections for plan years beginning January 1, 2011 or later. The plan remains active for the administration and management of prior deferrals and current account balances. Company contributions of 401(k) Excess benefits will continue to be made to this plan for eligible participants. More information about 401(k) Excess benefits is provided under “Benefits—Qualified 401(k) Plan and 401(k) Excess Benefit” in the Compensation Discussion and Analysis section of this proxy statement.

Prior to the cessation of deferral elections, eligible participants could elect to defer up to 50% of base salary and up to 100% of annual incentive bonus payments. Executives eligible for awards under our LTIP could also elect to defer up to 100% of performance cash unit payments. Non-employee directors could elect to defer up to 100% of their cash retainer and up to 100% of their annual stock grant. Until April 1, 2008 when the provision was eliminated, eligible participants could also defer up to 100% of restricted stock grants.

An account is maintained for each participant reflecting deferrals, any 401(k) Excess company contributions, and increases or decreases in account value based on investment performance. The plan offers a selection of notional fund investments similar to those available under the PerkinElmer, Inc. 401(k) Savings Plan, including PerkinElmer common stock. The participant directs the investment of his or her cash deferrals. Deferrals of PerkinElmer stock awards and any cash deferrals invested in PerkinElmer stock must remain in the form of PerkinElmer stock while in the plan. Participants may change their mutual fund investment options or transfer cash deferrals among the mutual funds at

PerkinElmer • 2020 Proxy Statement    61

any time. Any earnings in this plan are market-based, and earnings are not guaranteed. Interest rates and earnings depend on investment choices directed by the participant.

Eligible participants have made deferral elections, distribution elections, and any changes to distribution elections in accordance with limitations set forth in the plan and tax rules applicable to non-qualified deferred compensation. Distributions are made in a lump sum at retirement unless the participant chooses one of the following distribution elections: (a) lump sum in a future year at least one year later than the year of deferral, (b) a specified number of annual installments to begin at least one year later than the year of deferral, or (c) a specified number of annual installments to begin at retirement. The participant may also elect to receive a lump sum distribution in the event of a change in control, as described in the plan. Participants who terminate employment for reasons other than retirement receive a lump sum distribution after termination. While elections to receive distributions following a change in control and termination are allowed by the plan, these distributions do not represent accelerated vesting or change the form or amount of benefit, therefore these distributions are not reflected in the “Potential Payments upon Termination or Change in Control” tables presented in this proxy statement. In the case of severe and unforeseen financial emergency, and subject to approval by our compensation and benefits committee of the board of directors, the participant may make an emergency withdrawal limited to the amount necessary to meet the emergency need.

In December 2008, the Plan was amended to bring it into documentary compliance with Section 409A. The Plan has operated in compliance with Section 409A since January 1, 2009.

Potential Payments upon Termination or Change in Control

Under the employment agreements and equity award agreements we have with our named executive officers, each is entitled to certain compensation in the event of a change in control of PerkinElmer or the termination of his or her employment. Different terms apply if the termination occurs after a change in control of PerkinElmer (as defined in the agreements and described briefly below). The tables that follow reflect the amount of compensation due to our named executive officers in these different situations. The amounts shown assume that such termination or change in control event was effective as of December 29, 2019 and are only estimates of the amounts payable. The actual amounts to be paid out in any of the situations listed below can only be determined at the time of such executive’s separation from PerkinElmer.

Mr. Friel retired from employment with us on February 29, 2020. A summary of the payments and benefits due to Mr. Friel in connection with his retirement is provided below under the heading “Retirement Payments and Benefits for Mr. Friel”. Mr. Corbett’s employment with us terminated on April 30, 2019 and in connection with his departure he received payments and benefits described under “Compensation Discussion and Analysis”, above.

Change in Control

Dr. Singh, Messrs. Mock, and Goldberg and Ms. Butters are entitled to certain compensation if there is a change in control of PerkinElmer. “Change in control” as defined in the agreements includes in general terms:

•

a merger, consolidation or reorganization or sale of substantially all of the assets of PerkinElmer, unless immediately after the transaction (a) all of the shareholders before the transaction hold at least 50% of the shares and combined voting power of the resulting entity and (b) no person or entity owns 20% or more of the outstanding shares entitled to vote of the new entity (except to the extent such ownership existed before the transaction);

•

an acquisition of shares of our common stock that results in a person or entity owning 20% or more of our outstanding common stock or combined voting power (excluding acquisitions by us and other limited exceptions);

62    PerkinElmer • 2020 Proxy Statement

•	the election of a majority of directors not nominated or elected by our board; and

•	the approval of our stockholders of a complete liquidation or dissolution of PerkinElmer.

The employment and award agreements of Dr. Singh, Messrs. Mock and Goldberg and Ms. Butters provide for the following in the event of a change in control of PerkinElmer:

•

continued employment of the executive in a management position for three years from the date of the change in control without (with limited exceptions) decreasing the executive’s salary and benefits for that period, and the agreement of the executive not to resign, except for good reason (as defined in his or her agreement), during the year following the change in control;

•	payment of any outstanding performance cash units at target; and

•

extension of the exercise period for all vested option awards until the later of (a) the third anniversary of the change in control or (b) the one-year anniversary of the termination of his or her employment (but not in any event beyond the original term of the option).

Mr. Goldberg’s employment agreement also provides for the full vesting of all outstanding restricted stock, option awards, or similar equity awards in the event of a change in control.

Following an evaluation of market practices, the committee determined on February 25, 2010 that future employment agreements issued to newly promoted or newly hired officers will provide 100% equity vesting in association with a change in control only if the officer’s employment is terminated within a specified period of time following the change in control. Consistent with this decision, the employment agreements entered into between PerkinElmer and Dr. Singh, Mr. Mock and Ms. Butters provide 100% equity vesting only if their employment is terminated within a specified period of time following a change in control.

Termination after a Change in Control

If the executive’s employment is terminated within 36 months after a change in control other than for cause (as defined in the agreement), or by the executive for good reason (as defined in the agreement), the executive is entitled to receive:

•	A lump sum payment on the date of termination equal to the sum of:

•	the executive’s unpaid base salary through the date of termination;

•	a pro rata portion of his or her prior year’s bonus; and

•

the executive’s full salary (as the term is described in his or her agreement, meaning generally the base salary plus previous year’s bonus) multiplied by three for Dr. Singh, and multiplied by two for Messrs. Mock and Goldberg and Ms. Butters. Payments will be made in accordance with tax rules applicable to non-qualified deferred compensation as described in the agreements.

•

Continued participation in all employee benefit plans and arrangements for 24 months for Mr. Goldberg following the termination of employment on the same terms as in effect immediately prior to the termination of employment. Dr. Singh, Mr. Mock and Ms. Butters are entitled to receive a lump sum payment equivalent to 24 months (for Mr. Mock and Ms. Butters) or 36 months (for Dr. Singh) of company-paid premiums for certain health and welfare plans.

All payments listed above are determined without adjustments for excise tax that may be due under Section 280G of the Internal Revenue Code, which we refer to as Section 280G. Under his employment agreement, Mr. Goldberg is eligible to receive one or more “gross-up payments” (as defined in the agreement) from us to ensure that after we make these termination or change in control payments, the executive is in the same economic position as if the payment were not subject to an excise tax. The payments would be equal to the sum of (a) the excise tax on any “parachute

PerkinElmer • 2020 Proxy Statement    63

payments” (as defined in Section 280G) and (b) the amount of additional tax imposed on or borne by the executive attributable to the receipt of the gross-up payment. We will pay for the expense of determining the amount of these payments.

On July 30, 2010, the committee determined that future employment agreements issued to newly promoted or newly hired officers will not include gross-up payments for excise taxes due under Section 280G. Consistent with that decision, the employment agreements entered into between PerkinElmer and Dr. Singh, Mr. Mock and Ms. Butters do not provide payment of excise tax on any “parachute payments” (as defined in Section 280G). Our agreements with Dr. Singh, Mr. Mock and Ms. Butters include a “best of” approach whereby the officer would receive the greater of (a) after tax payments reflecting any excise taxes or (b) after tax payments reduced to the safe harbor threshold.

Termination without Cause

If we terminate the employment of Dr. Singh without cause (as defined in his employment agreement) other than after a change in control, he is entitled to receive the compensation listed below for two years after the termination date. If we terminate the employment of any of Messrs. Mock or Goldberg or Ms. Butters without cause (as defined in these employment agreements) other than after a change in control, the executive is entitled to receive the compensation listed below, for one year after the termination date:

•	full salary (as the term is described in the individual’s agreement, meaning generally base salary and an amount equal to the individual’s previous year’s bonus);

•

Mr. Goldberg is entitled to continued participation in all employee benefit plans and arrangements on the same terms as in effect immediately prior to the termination of employment; Dr. Singh is entitled to receive a lump sum payment equivalent to 24 months of company-paid premiums for certain health and welfare plans; and Mr. Mock and Ms. Butters are entitled to receive a lump sum payment equivalent to 12 months of company-paid premiums for certain health and welfare plans; and

•

Mr. Mock is also entitled to full vesting of any remaining unvested portion of the grant of restricted shares made to him in association with his hire, to compensate him for incentive opportunities he forfeited upon leaving his prior employer (“Special Hire Grant”). This vesting entitlement does not apply to any other equity granted to Mr. Mock, including grants under our LTIP.

Our agreements with our named executive officers provide that each execute a severance agreement and release before we begin severance payments. Any severance benefits paid pursuant to the signing of a release agreement would commence payment on the 60th day following termination of employment.

Disability

If any of Dr. Singh, Messrs. Mock or Goldberg or Ms. Butters is determined to be “disabled” (as defined in his or her employment agreement) for 180 continuous days, our board of directors may terminate his or her employment twelve months after providing written notice. In this situation, the executive is entitled to the following:

•	During the first 180 days of continuous disability, payments equal to the difference between the executive’s salary and our short-term disability income plan;

•	During the twelve months after 180 days of continuous disability, payments equal to the difference between the executive’s salary and payments under our long-term disability plan.

The executive’s employment will terminate and payments (other than those to which the executive may be entitled to receive under the long-term disability plan) will cease twelve months following the written notice of termination. In accordance with the terms of our stock option,

64    PerkinElmer • 2020 Proxy Statement

restricted stock and PRSU agreements, 100% of the executive’s stock options, restricted stock and PRSUs will vest upon death or termination due to total disability. The executive, or his or her estate, will have until the earlier of the option expiration date, or one year following the date of termination, to exercise the options.

If any of Dr. Singh, Messrs. Mock or Goldberg, or Ms. Butters is (1) terminated for cause (as defined in his or her employment agreement), (2) submits a resignation that we accept or (3) dies, PerkinElmer will pay his or her full salary through the date of termination, after which obligations for payment cease.

Other Programs

Performance Cash Unit Program

Our performance cash unit program under LTIP provides that if a participant’s employment is terminated for any reason other than death or disability prior to the payment of the award, the participant is not entitled to receive the award. If a participant dies or becomes disabled, the award will vest at the target amount and the payment will be prorated to reflect the portion of time that the participant was employed during the performance period. Upon a change in control, the performance cash unit award will vest at the target amount and will be paid to the participant.

Non-Qualified Deferred Compensation Plan

While elections to receive distributions following a change in control and termination are allowed by our Non-Qualified Deferred Compensation Plan, these distributions do not represent accelerated vesting or change the form or amount of benefit, and therefore, these potential distributions are not reflected in the “Potential Payments upon Termination or Change in Control” tables presented below.

PerkinElmer • 2020 Proxy Statement    65

The following table shows the potential payments upon termination or a change of control of PerkinElmer as of December 29, 2019, the last day of our 2019 fiscal year, for Prahlad R. Singh, PhD, who served as our President and Chief Operating Officer during fiscal 2019.

Executive Benefits and Payments	Termination by Company for Cause / Termination by Executive Voluntarily	Termination by Company without Cause	Disability	Death	Change in Control (without Termination)	Upon Change in Control, Termination by Company without Cause / Termination by Executive for Good Reason
Compensation
Full Salary
Base salary	$—	$650,000	$—	$—	$—	$1,300,000
Bonus	$—	$517,613	$—	$—	$—	$1,035,226
Prorata Bonus	$—	$—	$—	$—	$—	$517,613
Benefits and Perquisites
Health & Welfare and Perquisite Benefits
Active Health & Welfare Lump Sum	$—	$25,486	$—	$—	$—	$50,972
Perquisite Benefit Lump Sum	$—	$25,000	$—	$—	$—	$25,000
Disability Benefits	$—	$—	(1)(2)	$—	$—	$—
Supplemental Executive Retirement Plan	$—	$—	$—	$—	$—	$—
Restricted Stock and Option Awards (3)
Accelerated Vesting of Restricted Stock Awards	$—	$—	$1,691,484	$1,691,484	$—	$1,691,484
Accelerated Vesting of Options	$—	$—	$1,238,951	$1,238,951	$—	$1,238,951
Accelerated Vesting of Performance Restricted Stock Units	$—	$—	$1,917,611	$1,917,611	$—	$1,917,611
Performance Unit Program of LTIP	$—	$—	$595,078	$595,078	$728,554	$728,554
Total to Executive (4)	$—	$1,218,099	$5,443,124	$5,443,124	$728,554	$8,505,411

NOTES

(1)

As provided in Dr. Singh’s employment agreement, during the first 180 days of continuous disability, the Company will make periodic payments to Dr. Singh equal to the difference between his base salary and the benefits provided by the Company’s short-term disability income plan (STD Plan). The STD Plan provides for 66 2/3% of weekly gross salary up to a maximum of $2,500 per week.

(2)

As provided in Dr. Singh’s employment agreement, during the twelve-month notice period following the first 180 days of continuous disability, the Company will make periodic payments to Dr. Singh equal to the difference between his base salary and the benefits provided by the Company’s long-term disability income plan (LTD Plan). The LTD Plan provides for 60% of monthly gross salary up to a maximum of $15,000 per month.

(3)

As provided in Dr. Singh’s employment agreement, upon a change in control and termination without Cause or for Good Reason as defined in the agreement, within 36 months after the change in control, all outstanding option awards will fully vest and remain exercisable through the period ending on the earlier of (a) the later of (i) the third anniversary of the change in control date or (ii) the first anniversary of Dr. Singh’s termination date or (b) the expiration date of the original term of the option award. Based on the reasonable assumption that all options would be cashed out upon change in control, the Company believes that this provision which extends the option term would not have value in the event of a change in control. This is based on our assumption that in a change in control scenario, a PerkinElmer stock option would cease to exist after the change in control event, because PerkinElmer common stock would be unlikely to exist after the event. Instead, the most likely scenario is that the vested options would be exercised, and in exchange for his shares, the executive would receive whatever form of compensation is provided to all PerkinElmer shareholders under the terms of the deal (“cash out”).

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(4)

The employment agreement entered into between PerkinElmer and Dr. Singh does not provide payment of excise tax or associated gross-up on any “parachute payments” (as defined in Section 280G). Dr. Singh’s employment agreement includes a “best of” approach whereby he would receive the greater of (a) after tax payments reflecting any excise taxes or (b) after tax payment reduced to the safe harbor threshold. The values shown in this table do not reflect any reduction in payments.

PerkinElmer • 2020 Proxy Statement    67

The following table shows the potential payments upon termination or a change of control of PerkinElmer as of December 29, 2019, the last day of our 2019 fiscal year, for James M. Mock, our Senior Vice President and Chief Financial Officer.

Executive Benefits and Payments	Termination by Company for Cause / Termination by Executive Voluntarily	Termination by Company without Cause	Disability	Death	Change in Control (without Termination)	Upon Change in Control, Termination by Company without Cause / Termination by Executive for Good Reason
Compensation
Full Salary
Base salary	$—	$538,650	$—	$—	$—	$1,077,300
Bonus	$—	$641,813	$—	$—	$—	$1,283,626
Prorata Bonus	$—	$—	$—	$—	$—	$641,813
Benefits and Perquisites
Health & Welfare and Perquisite Benefits
Active Health & Welfare Lump Sum	$—	$25,318	$—	$—	$—	$50,636
Perquisite Benefit Lump Sum	$—	$25,000	$—	$—	$—	$25,000
Disability Benefits	$—	$—	(1)(2)	$—	$—	$—
Supplemental Executive Retirement Plan	$—	$—	$—	$—	$—	$—
Restricted Stock and Option Awards (3)
Accelerated Vesting of Restricted Stock Awards (4)	$—	$1,752,755	$2,457,727	$2,457,727	$—	$2,457,727
Accelerated Vesting of Options	$—	$—	$324,606	$324,606	$—	$324,606
Accelerated Vesting of Performance Restricted Stock Units	$—	$—	$1,021,645	$1,021,645	$—	$1,021,645
Performance Unit Program of LTIP	$—	$—	$258,800	$258,800	$388,200	$388,200
Total to Executive (5)	$—	$2,983,536	$4,062,778	$4,062,778	$388,200	$7,270,553

NOTES

(1)

As provided in Mr. Mock’s employment agreement, during the first 180 days of continuous disability, the Company will make periodic payments to Mr. Mock equal to the difference between his base salary and the benefits provided by the Company’s short-term disability income plan (STD Plan). The STD Plan provides for 66 2/3% of weekly gross salary up to a maximum of $2,500 per week.

(2)

As provided in Mr. Mock’s employment agreement, during the twelve-month notice period following the first 180 days of continuous disability, the Company will make periodic payments to Mr. Mock equal to the difference between his base salary and the benefits provided by the Company’s long-term disability income plan (LTD Plan). The LTD Plan provides for 60% of monthly gross salary up to a maximum of $15,000 per month.

(3)

As provided in Mr. Mock’s employment agreement, upon a change in control and termination without Cause or for Good Reason as defined in the agreement, within 36 months after the change in control, all outstanding option awards will fully vest and remain exercisable through the period ending on the earlier of (a) the later of (i) the third anniversary of the change in control date or (ii) the first anniversary of Mr. Mock’s termination date or (b) the expiration date of the original term of the option award. Based on the reasonable assumption that all options would be cashed out upon change in control, the Company believes that this provision which extends the option term would not have value in the event of a change in control. This is based on our assumption that in a change in control scenario, a PerkinElmer stock option would cease to exist after the change in control event, because PerkinElmer common stock would be unlikely to exist after the event. Instead, the most likely scenario is that the vested options would be exercised, and in exchange for his shares, the executive would receive whatever form of compensation is provided to all PerkinElmer shareholders under the terms of the deal (“cash out”).

68    PerkinElmer • 2020 Proxy Statement

(4)

As provided in Mr. Mock’s employment agreement, upon termination without Cause as defined in the agreement, any then unvested portion of Mr. Mock’s sign-on restricted stock grant, as described in Mr. Mock’s offer letter, will fully vest. The value of such award is calculated as of December 29, 2019.

(5)

The employment agreement entered into between PerkinElmer and Mr. Mock does not provide payment of excise tax or associated gross-up on any “parachute payments” (as defined in Section 280G). Mr. Mock’s employment agreement includes a “best of” approach whereby he would receive the greater of (a) after tax payments reflecting any excise taxes or (b) after tax payment reduced to the safe harbor threshold. The values shown in this table do not reflect any reduction in payments.

PerkinElmer • 2020 Proxy Statement    69

The following table shows the potential payments upon termination or a change of control of PerkinElmer as of December 29, 2019, the last day of our 2019 fiscal year, for Joel S. Goldberg, our Senior Vice President, Administration, General Counsel and Secretary.

Executive Benefits and Payments	Termination by Company for Cause / Termination by Executive Voluntarily	Termination by Company without Cause	Disability	Death	Change in Control (without Termination)	Upon Change in Control, Termination by Company without Cause / Termination by Executive for Good Reason
Compensation
Full Salary
Base salary	$—	$503,766	$—	$—	$—	$1,007,532
Bonus	$—	$560,231	$—	$—	$—	$1,120,462
Prorata Bonus	$—	$—	$—	$—	$—	$560,231
Benefits and Perquisites
Health & Welfare and Perquisite Benefits
Active Health & Welfare Continuation	$—	$30,627	$—	$—	$—	$61,254
Perquisite Benefit Continuation	$—	$36,029	$—	$—	$—	$47,058
Disability Benefits	$—	$—	(1)(2)	$—	$—	$—
Supplemental Executive Retirement Plan	$—	$—	$—	$—	$—	$—
Restricted Stock and Option Awards (3)
Accelerated Vesting of Restricted Stock Awards	$—	$—	$1,107,341	$1,107,341	$1,107,341	$1,107,341
Accelerated Vesting of Options	$—	$—	$557,173	$557,173	$557,173	$557,173
Accelerated Vesting of Performance Restricted Stock Units	$—	$—	$1,403,537	$1,403,537	$—	$1,403,537
Performance Unit Program of LTIP	$—	$—	$700,896	$700,896	$811,144	$811,144
Total to Executive	$—	$1,130,653	$3,768,947	$3,768,947	$2,475,658	$6,675,732

Excise Tax & Gross-up Payments	$—	$—	$—	$—	$—	$—

NOTES

(1)

As provided in Mr. Goldberg’s employment agreement, during the first 180 days of continuous disability, the Company will make periodic payments to Mr. Goldberg equal to the difference between his base salary and the benefits provided by the Company’s short-term disability income plan (STD Plan). The STD Plan provides for 66 2/3% of weekly gross salary up to a maximum of $2,500 per week.

(2)

As provided in Mr. Goldberg’s employment agreement, during the twelve-month notice period following the first 180 days of continuous disability, the Company will make periodic payments to Mr. Goldberg equal to the difference between his base salary and the benefits provided by the Company’s long-term disability income plan (LTD Plan). The LTD Plan provides for 60% of monthly gross salary up to a maximum of $15,000 per month.

(3)

As provided in Mr. Goldberg’s employment agreement, upon a change in control, all outstanding option awards will fully vest and remain exercisable through the period ending on the earlier of (a) the later of (i) the third anniversary of the change in control date or (ii) the first anniversary of Mr. Goldberg’s termination date or (b) the expiration date of the original term of the option award. Based on the reasonable assumption that all options would be cashed out upon change in control, the Company believes that this provision which extends the option term would not have value in the event of a change in control. This is based on our assumption that in a change in control scenario, a PerkinElmer stock option would cease to exist after the change in control event, because PerkinElmer common stock would be unlikely to exist after the event. Instead, the most likely scenario is that the vested options would be exercised, and in exchange for his shares, the executive would receive whatever form of compensation is provided to all PerkinElmer shareholders under the terms of the deal (“cash out”).

70    PerkinElmer • 2020 Proxy Statement

The following table shows the potential payments upon termination or a change of control of PerkinElmer as of December 29, 2019, the last day of our 2019 fiscal year, for Deborah A. Butters, our Senior Vice President and Chief Human Resources Officer.

Executive Benefits and Payments	Termination by Company for Cause / Termination by Executive Voluntarily	Termination by Company without Cause	Disability	Death	Change in Control (without Termination)	Upon Change in Control, Termination by Company without Cause / Termination by Executive for Good Reason
Compensation
Full Salary
Base salary	$—	$431,946	$—	$—	$—	$863,892
Bonus	$—	$411,738	$—	$—	$—	$823,476
Prorata Bonus	$—	$—	$—	$—	$—	$411,738
Benefits and Perquisites
Health & Welfare and Perquisite Benefits
Active Health & Welfare Lump Sum	$—	$25,172	$—	$—	$—	$50,344
Perquisite Benefit Lump Sum	$—	$25,000	$—	$—	$—	$25,000
Disability Benefits	$—	$—	(1)(2)	$—	$—	$—
Supplemental Executive Retirement Plan	$—	$—	$—	$—	$—	$—
Restricted Stock and Option Awards (3)
Accelerated Vesting of Restricted Stock Awards	$—	$—	$622,964	$622,964	$—	$622,964
Accelerated Vesting of Options	$—	$—	$297,827	$297,827	$—	$297,827
Accelerated Vesting of Performance Restricted Stock Units	$—	$—	$820,461	$820,461	$—	$820,461
Performance Unit Program of LTIP	$—	$—	$362,353	$362,353	$425,370	$425,370
Total to Executive (4)	$—	$893,856	$2,103,605	$2,103,605	$425,370	$4,341,072

NOTES

(1)

As provided in Ms. Butters’ employment agreement, during the first 180 days of continuous disability, the Company will make periodic payments to Ms. Butters equal to the difference between her base salary and the benefits provided by the Company’s short-term disability income plan (STD Plan). The STD Plan provides for 66 2/3% of weekly gross salary up to a maximum of $2,500 per week.

(2)

As provided in Ms. Butters’ employment agreement, during the twelve-month notice period following the first 180 days of continuous disability, the Company will make periodic payments to Ms. Butters equal to the difference between her base salary and the benefits provided by the Company’s long-term disability income plan (LTD Plan). The LTD Plan provides for 60% of monthly gross salary up to a maximum of $15,000 per month.

(3)

As provided in Ms. Butters’ employment agreement, upon a change in control and termination without Cause or for Good Reason as defined in the agreement, within 36 months after the change in control, all outstanding option awards will fully vest and remain exercisable through the period ending on the earlier of (a) the later of (i) the third anniversary of the change in control date or (ii) the first anniversary of Ms. Butters’ termination date or (b) the expiration date of the original term of the option award. Based on the reasonable assumption that all options would be cashed out upon change in control, the Company believes that this provision which extends the option term would not have value in the event of a change in control. This is based on our assumption that in a change in control scenario, a PerkinElmer stock option would cease to exist after the change in control event, because PerkinElmer common stock would be unlikely to

PerkinElmer • 2020 Proxy Statement    71

exist after the event. Instead, the most likely scenario is that the vested options would be exercised, and in exchange for her shares, the executive would receive whatever form of compensation is provided to all PerkinElmer shareholders under the terms of the deal (“cash out”).

(4)

The employment agreement entered into between PerkinElmer and Ms. Butters does not provide payment of excise tax or associated gross-up on any “parachute payments” (as defined in Section 280G). Ms. Butters’ employment agreement includes a “best of” approach whereby she would receive the greater of (a) after tax payments reflecting any excise taxes or (b) after tax payment reduced to the safe harbor threshold. The values shown in this table do not reflect any reduction in payments.

Retirement Payments and Benefits for Mr. Friel

Upon his retirement from employment on February 29, 2020, Mr. Friel was eligible to receive vested benefits under our SERP. His age and years of service under our SERP qualify him to receive a monthly life annuity equal to $65,630.88. In the event of his death, his spouse will receive a monthly survivor benefit life annuity equal to $32,815.44.

In addition, effective upon his retirement from employment on February 29, 2020, vesting for Mr. Friel’s outstanding stock option and restricted stock grants under the 2018 and 2019 LTIP were accelerated to the extent specified below, in accordance with determinations made by our board on August 21, 2019:

•

25,316 shares subject to a stock option with time-based vesting granted under the 2018 LTIP with an exercise price of $81.29 per share, representing an estimated benefit to Mr. Friel of $130,377, which is equal to the number of shares for which vesting was accelerated multiplied by the amount by which the closing price of our stock on February 28, 2020, the last trading day prior to the date on which the vesting of this option was accelerated, exceeded the per share exercise price of the option;

•

41,373 shares subject to a stock option with time-based vesting granted under the 2019 LTIP with an exercise price of $92.09 per share, representing an estimated benefit to Mr. Friel of $0, since, the closing price of our stock on February 28, 2020 exceeded the per share exercise price of the option;

•

17,060 restricted shares granted under the 2018 LTIP, representing an estimated benefit to Mr. Friel of approximately $1,474,666, which is equal to the number of shares for which vesting was accelerated multiplied by the closing price of our stock on February 28, 2020;

•

14,894 restricted shares granted under the 2019 LTIP, representing an estimated benefit to Mr. Friel of approximately $1,287,437, which is equal to the number of shares for which vesting was accelerated multiplied by the closing price of our stock on February 28, 2020;

•

17,060 PRSUs and 17,060 performance cash units granted to Mr. Friel under the 2018 LTIP fully accelerated as of his date of retirement, however, these awards will not vest until the completion of the 2018 LTIP performance period and the committee’s determination of performance against the 2018 LTIP goals and the corresponding shares and/or cash payments due. We are unable to determine a definitive value for these awards at this time since their value will depend on performance against 2018 LTIP goals and our stock price at the end of the performance period, however, we estimate the value for the PRSUs could range from $589,867 for threshold performance to $3,539,199 for maximum performance, and we estimate the value for the performance cash units could range from $737,333 for threshold performance to $2,949,333 for maximum performance. These estimated values were calculated using a stock price of $86.44, which was the closing price of our stock on February 28, 2020; and

72    PerkinElmer • 2020 Proxy Statement

•

A total of 9,929 PRSUs granted to Mr. Friel under the 2019 LTIP, which is equal to one-third of his original 2019 LTIP PRSU grant, accelerated as of his date of retirement, however, these awards will not vest until the completion of the 2019 LTIP performance period and the committee’s determination of performance against the 2019 LTIP goals and the corresponding shares due. We are unable to determine a definitive value for these awards at this time since their value will depend on performance against 2019 LTIP goals and our stock price at the end of the performance period, however, we estimate the value could range from $343,305 for threshold performance to $2,059,831 for maximum performance, These estimated values were calculated using a stock price of $86.44, which was the closing price of our stock on February 28, 2020. The remaining two-thirds of Mr. Friel’s 2019 LTIP PRSUs were cancelled upon his retirement from employment.

Mr. Friel is also eligible to receive benefits and payments under our broad-based employee benefit programs.

PerkinElmer • 2020 Proxy Statement    73

Equity Compensation Plan Information

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 29, 2019.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (2)(3)
Equity compensation plans approved by holders of PerkinElmer securities	1,889,025	$60.42	7,287,914

Total	1,889,025	$60.42	7,287,914

NOTES

(1)	This column reflects total shares outstanding under grants of stock options, restricted stock units (RSUs) and PRSUs as of December 29, 2019.

(2)

This column reflects shares available for issuance under our 2019 Incentive Plan and our 1998 Employee Stock Purchase Plan, as amended. Since receiving shareholder approval for the 2019 Incentive Plan at our annual meeting of shareholders in April 2019, these have been the only plans under which we have been authorized to issue shares. In addition to being available for future issuance upon exercise of options that may be granted after December 29, 2019, shares available for issuance under our 2019 Incentive Plan may instead be issued in the form of restricted stock or other equity-based awards, subject to share limitations specified in that plan.

(3)	Includes 811,266 shares which were issuable under our 1998 Employee Stock Purchase Plan, as amended, as of December 29, 2019.

74    PerkinElmer • 2020 Proxy Statement

CEO Pay Ratio

Pursuant to applicable SEC rules, presented below is the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our employees (excluding our CEO). The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u).

In identifying our median employee, we calculated the annual base pay of each employee for the twelve-month period that ended on December 29, 2019. Base salary, including overtime pay, was calculated using internal payroll and records.

We selected the median employee from a group of 12,090 full-time, part-time, temporary and seasonal workers who were employed as of October 1, 2019. We selected the business day closest to the beginning of October to compile the required employee information. The employee population excludes all employees located in Argentina (30 employees), Indonesia (1 employee), Malaysia (89 employees), Mexico (90 employees), the Philippines (12 employees), Poland (268 employees), Thailand (59 employees), Turkey (79 employees) and Vietnam (1 employee). These 629 employees constituted 4.95% of our total employee population of 12,719 and therefore were excluded pursuant to the de minimis exemption provided under Item 402(u). We did not include independent contractors or leased workers in our employee population for purposes of making our determination. We also excluded 825 employees who joined our company through our acquisitions of Cisbio Bioassays (215 employees), Meizheng Group (490 employees) and Biosense (120 employees), all of which occurred during fiscal 2019.

As disclosed in the Summary Compensation Table appearing on page 49, the 2019 annual total compensation as determined under Item 402 of Regulation S-K for our CEO was $16,481,787. The 2019 annual total compensation as determined under Item 402 of Regulation S-K for our median employee was $46,161. Based on the foregoing, our estimate of the ratio of our CEO’s annual total compensation to our median employee’s annual total compensation for fiscal year 2019 is 357 to 1. Acquisitions and divestitures, which play an important role in our strategy and growth plans, can significantly change the demographic of our employee base annually and as a result our CEO pay ratio is also subject to change annually. Given the different methodologies that various public companies will use to determine an estimate of their pay ratios, the estimated ratio reported above should not be used as a basis for comparison between companies.

PerkinElmer • 2020 Proxy Statement    75

PROPOSAL NO. 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On December 6, 2019, our audit committee selected the firm of Deloitte & Touche LLP to act as our independent registered public accounting firm and to audit the books of PerkinElmer and its subsidiaries for the 2020 fiscal year, which ends on January 3, 2021. Deloitte & Touche LLP is currently performing these duties and has done so continuously since we retained their services on June 20, 2002. Although shareholder approval of the selection of Deloitte & Touche LLP is not required by law or NYSE rules, our audit committee believes it is advisable and has decided to give our shareholders the opportunity to ratify this selection. If this proposal is not approved by our shareholders at the meeting, our audit committee will reconsider its selection of Deloitte & Touche LLP.

We expect representatives of Deloitte & Touche LLP to be present at the annual meeting of shareholders. The representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from shareholders.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF

THE SELECTION OF DELOITTE & TOUCHE LLP TO SERVE AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CURRENT FISCAL YEAR.

76    PerkinElmer • 2020 Proxy Statement

PROPOSAL NO. 3 NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our board of directors is providing shareholders with an advisory vote on executive compensation as required by Section 14A of the Exchange Act. This is a non-binding vote on the compensation of the Company’s named executive officers as described in the Compensation Discussion and Analysis, and the tabular disclosure of executive compensation and accompanying narrative, provided in this proxy statement. Our board is asking shareholders to approve a non-binding advisory vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.”

While the vote on executive compensation is non-binding and solely advisory in nature, our board of directors and our compensation and benefits committee will review the voting results and seek to determine the causes of any significant negative voting result to better understand the perspective and concerns of our shareholders.

Our executive compensation programs are designed to deliver competitive total compensation linked to the achievement of performance objectives and to attract, motivate and retain leaders who will drive the creation of shareholder value. The compensation and benefits committee continually reviews our executive compensation programs to ensure that the programs achieve the desired goals. Shareholders are invited to consider the following evidence of the effectiveness and integrity of our executive compensation programs as presented in the Executive Compensation section of this proxy statement:

•

In accordance with our pay-for-performance compensation philosophy, our named executive officers have a significant portion of their compensation at risk through short- and long-term incentive programs. In 2019, 86% of our CEO’s target compensation opportunity, and on average 75% of our other named executive officers’ target compensation opportunity, was delivered through variable compensation.

•

Our short- and long-term incentive plan payments in 2019 were in alignment with fiscal year 2019 financial performance. We believe sustained performance against the combination of revenue and profitability financial goals represented in our executive incentive plans, as well as continued execution against our strategic goals, will create value for our shareholders over the long-term.

•

We have a demonstrated history of monitoring executive compensation market practices and implementing program changes when deemed appropriate, as evidenced by the elimination during fiscal year 2010 of single-trigger vesting and Section 280G excise tax gross-ups in employment agreements with newly hired and newly promoted executive officers.

•

We proactively solicit input on our executive compensation practices from our largest investors, and in response to shareholder voting on the frequency of advisory say-on-pay voting, we have adopted annual frequency.

We encourage shareholders to review the information provided in the Compensation Discussion and Analysis, and associated tables and narrative description, in this proxy statement. We believe that this information demonstrates that our executive compensation program is designed appropriately and provides effective incentives for long-term value creation.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL,

ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR EXECUTIVE OFFICERS.

PerkinElmer • 2020 Proxy Statement    77

OTHER MATTERS

Our board of directors does not know of any other business to be presented for consideration at the meeting other than that described above. However, if any other business should come before the meeting, it is the intention of the persons named in the proxy to vote, or otherwise act, in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS FOR 2021 ANNUAL MEETING OF SHAREHOLDERS

In order to be considered for addition to the agenda for the 2021 annual meeting of shareholders, and to be included in our proxy statement and form of proxy in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, shareholder proposals should be addressed to the Secretary of PerkinElmer, and must be received at our corporate offices at 940 Winter Street, Waltham, Massachusetts 02451 no later than November 11, 2020.

Shareholders who wish to nominate a director for election at the 2021 annual meeting, or who wish to present a proposal at the 2021 annual meeting, other than a proposal that will be included in our proxy materials, should send notice to PerkinElmer by February 12, 2021, or such nomination or proposal, as the case may be, will not be timely. If our annual meeting is held earlier than April 8, 2021 or has not been held by June 27, 2021, then shareholders should send notice to us no later than the 75th day before the annual meeting, or the seventh day after the day notice of the date of the meeting is mailed or made public, whichever occurs first. Under Massachusetts law, an item may not be brought before our shareholders at a meeting unless it appears in the notice of meeting. If a shareholder makes a timely notification and a matter is properly brought before the 2021 annual meeting, the people we name as proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the Securities and Exchange Commission.

Our By-laws also permit a shareholder, or group of up to 20 shareholders, who have owned continuously for at least three years a number of our shares that constitutes at least 3% of the voting power of our outstanding shares, to nominate and include in our proxy materials for the 2021 annual meeting, director nominees constituting up to the greater of two individuals or 20% of our board of directors, provided that the shareholder(s) and the nominee(s) satisfy the requirements specified in our By-laws. In order to be timely under our By-laws, notice of such a “proxy access” nomination for the 2021 annual meeting must be received in writing by the Secretary of PerkinElmer at our corporate offices at 940 Winter Street, Waltham, Massachusetts 02451 no earlier than November 29, 2020 and no later than December 29, 2020; provided that if our annual meeting is held earlier than April 8, 2021 or has not been held by June 27, 2021, then such notice must be received in writing by our Secretary no later than the later of (A) the 120th day before the annual meeting and (B) the seventh day after the day notice of the date of the meeting is mailed or made public, whichever occurs first.

By Order of the Board of Directors,

PRAHLAD R. SINGH, PhD President and Chief Executive Officer

Waltham, Massachusetts

March 11, 2020

78    PerkinElmer • 2020 Proxy Statement

APPENDIX A

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

Explanation of Non-GAAP Financial Measures

We report our financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, management believes that, in order to properly understand our short-term and long-term financial and operational trends, investors may wish to consider the impact of certain non-cash or non-recurring items which result from facts and circumstances that vary in frequency and impact on continuing operations. Accordingly, we present non-GAAP financial measures as a supplement to the financial measures we present in accordance with GAAP. These non-GAAP financial measures provide management with additional means to understand and evaluate the operating results and trends in our ongoing business by adjusting for certain non-cash expenses and other items that management believes might otherwise make comparisons of our ongoing business with prior periods more difficult, obscure trends in ongoing operations, or reduce management’s ability to make useful forecasts. Management believes these non-GAAP financial measures provide additional means of evaluating period-over-period operating performance. In addition, management understands that some investors and financial analysts find this information helpful in analyzing our financial and operational performance, and comparing this performance to our peers and competitors.

We use the term “adjusted earnings per share,” or “adjusted EPS,” to refer to GAAP earnings per share, including revenue from contracts acquired in acquisitions that will not be fully recognized due to accounting rules, and excluding discontinued operations, amortization of intangible assets, debt extinguishment costs, other purchase accounting adjustments, acquisition and divestiture-related expenses, acceleration of executive compensation, significant litigation matters, significant environmental charges, changes in the value of financial securities, disposition of businesses and assets, net, and restructuring and other charges. We also exclude adjustments for mark-to-market accounting on post-retirement benefits, therefore only our projected costs have been used to calculate this non-GAAP measure. We also adjust for any tax impact related to the above items and exclude the impact of significant tax events.

We use the term “organic revenue” to refer to GAAP revenue, excluding the effect of foreign currency changes and including acquisitions growth from the comparable prior period, and including purchase accounting adjustments for revenue from contracts acquired in acquisitions that will not be fully recognized due to accounting rules. We also exclude the impact of sales from divested businesses by deducting the effects of divested business revenue from the current and prior periods. We use the related term “organic revenue growth” to refer to the measure of comparing current period organic revenue with the corresponding period of the prior year.

Management includes or excludes the effect of each of the items identified below in the applicable non-GAAP financial measure referenced above for the reasons set forth below with respect to that item:

•

Amortization of intangible assets—purchased intangible assets are amortized over their estimated useful lives and generally cannot be changed or influenced by management after the acquisition. Accordingly, this item is not considered by management in making operating decisions. Management does not believe such charges accurately reflect the performance of our ongoing operations for the period in which such charges are incurred.

•

Debt extinguishment costs—we incur costs and income related to the extinguishment of debt; including make-whole payments to debt holders, accelerated amortization of debt fees and discounts, and expense or income from hedges to lock in make whole payments. We exclude

PerkinElmer • 2020 Proxy Statement    A-1

the impact of these items from our non-GAAP measures because we believe they do not reflect the performance of our ongoing operations.

•

Revenue from contracts acquired in acquisitions that will not be fully recognized due to accounting rules—accounting rules require us to account for the fair value of revenue from contracts assumed in connection with our acquisitions. As a result, our GAAP results reflect the fair value of those revenues, which is not the same as the revenue which otherwise would have been recorded by the acquired entity. We include such revenue in our non-GAAP measures because we believe the fair value of such revenue does not accurately reflect the performance of our ongoing operations for the period in which such revenue is recorded.

•

Other purchase accounting adjustments—accounting rules require us to adjust various balance sheet accounts, including inventory and deferred rent balances to fair value at the time of the acquisition. As a result, the expenses for these items in our GAAP results are not the same as what would have been recorded by the acquired entity. Accounting rules also require us to estimate the fair value of contingent consideration at the time of the acquisition, and any subsequent changes to the estimate or payment of the contingent consideration and purchase accounting adjustments are charged to expense or income. We exclude the impact of any changes to contingent consideration from our non-GAAP measures because we believe these expenses or benefits do not accurately reflect the performance of our ongoing operations for the period in which such expenses or benefits are recorded.

•

Acquisition and divestiture-related expenses—we incur legal, due diligence, stay bonuses, interest expense, foreign exchange gains and losses, significant acquisition integration expenses and other costs related to acquisitions and divestitures. We exclude these expenses from our non-GAAP measures because we believe they do not reflect the performance of our ongoing operations.

•

Restructuring and other charges—restructuring and other charges consist of employee severance and other exit costs, the cost of terminating certain lease agreements or contracts, as well as costs associated with relocating facilities. Management does not believe such costs accurately reflect the performance of our ongoing operations for the period in which such costs are reported.

•

Adjustments for mark-to-market accounting on post-retirement benefits—we exclude adjustments for mark-to-market accounting on post-retirement benefits, therefore only our projected costs have been used to calculate our non-GAAP measures. We exclude these adjustments because they do not represent what we believe our investors consider to be costs of producing our products, investments in technology and production, and costs to support our internal operating structure.

•

Significant litigation matters—we incur expenses related to significant litigation matters. Management does not believe such charges accurately reflect the performance of our ongoing operations for the periods in which such charges were incurred.

•

Significant environmental charges—we incur expenses related to significant environmental charges. Management does not believe such charges accurately reflect the performance of our ongoing operations for the periods in which such charges were incurred

•

Changes in value of financial securities—we exclude the impact of changes in the value of financial securities. Management does not believe such gains or losses accurately reflect the performance of our ongoing operations for the period in which such gains or losses are reported.

•

Acceleration of executive compensation—the announced retirement of a senior executive resulted in an acceleration of compensation expense. We exclude these expenses from our non-GAAP measures because we believe they do not reflect the performance of our ongoing operations.

A-2    PerkinElmer • 2020 Proxy Statement

•

Disposition of businesses and assets, net—we exclude the impact of gains and losses from the disposition of businesses and assets from our adjusted earnings per share. Management does not believe such gains or losses accurately reflect the performance of our ongoing operations for the period in which such gains or losses are reported.

•

Impact of foreign currency changes on the current period—we exclude the impact of foreign currency from these measures by using the prior period’s foreign currency exchange rates for the current period because foreign currency exchange rates are subject to volatility and can obscure underlying trends.

•

Impact of significant tax events—we exclude the impact of significant tax events, such as the Tax Cuts and Jobs Act of 2017. Management does not believe the impact of significant tax events accurately reflects the performance of our ongoing operations for the periods in which the impact of such events was recorded.

#  #  #

The tax effect for discontinued operations is calculated based on the authoritative guidance in the Financial Accounting Standards Board’s Accounting Standards Codification 740, Income Taxes. The tax effect for amortization of intangible assets, inventory fair value adjustments related to business acquisitions, changes to the fair values assigned to contingent consideration, debt extinguishment costs, other costs related to business acquisitions and divestitures, acceleration of executive compensation, significant litigation matters, significant environmental charges, changes in the fair value of financial securities, adjustments for mark-to-market accounting on post-retirement benefits, disposition of businesses and assets, net, restructuring and other charges, and the revenue from contracts acquired with various acquisitions is calculated based on operational results and applicable jurisdictional law, which contemplates tax rates currently in effect to determine our tax provision. The tax effect for the impact from foreign currency exchange rates on the current period is calculated based on the average rate currently in effect to determine our tax provision.

The non-GAAP financial measures described above are not meant to be considered superior to, or a substitute for, our financial statements prepared in accordance with GAAP. There are material limitations associated with non-GAAP financial measures because they exclude charges that have an effect on our reported results and, therefore, should not be relied upon as the sole financial measures by which to evaluate our financial results. Management compensates and believes that investors should compensate for these limitations by viewing the non-GAAP financial measures in conjunction with the GAAP financial measures. In addition, the non-GAAP financial measures included in this proxy statement may be different from, and therefore may not be comparable to, similar measures used by other companies.

Each of the non-GAAP financial measures listed above is also used by our management to evaluate our operating performance, communicate our financial results to our Board of Directors, benchmark our results against our historical performance and the performance of our peers, evaluate investment opportunities including acquisitions and discontinued operations, and determine the bonus payments for senior management and employees.

PerkinElmer • 2020 Proxy Statement    A-3

Reconciliation of Non-GAAP Financial Measures

A tabular reconciliation of the non-GAAP financial measures listed above to the most comparable GAAP financial measures is set forth here:

	Twelve Months Ended

	December 29, 2019	December 30, 2018
Adjusted EPS (1):
GAAP EPS	$2.04	$2.13
Discontinued operations, net of income taxes	(0.00)	0.00

GAAP EPS from continuing operations	2.04	2.13
Amortization of intangible assets	1.47	1.22
Debt extinguishment costs	0.29	—
Purchase accounting adjustments	0.24	0.31
Significant litigation matters	0.02	0.05
Acquisition and divestiture-related costs	0.06	0.14
Change in fair value of financial securities	(0.03)	—
Acceleration of executive compensation	0.07	—
Disposition of businesses and assets, net	0.02	(0.12)
Mark to market on postretirement benefits	0.28	0.19
Restructuring and other, net	0.26	0.10
Tax on above items	(0.65)	(0.40)
Impact of tax act	0.02	(0.02)

Adjusted EPS	$4.10	$3.61

Twelve months ended December 29, 2019
Organic revenue growth:
Reported revenue growth	4%
Less: effect of foreign exchange rates	-2%
Less: effect of acquisitions including purchase accounting adjustments and impact of divested businesses	1%

Organic revenue growth	5%

(1)	Amounts may not sum due to rounding.

A-4    PerkinElmer • 2020 Proxy Statement

Our annual meeting of shareholders will be held at 8:00 a.m. on Tuesday, April 28, 2020, at our corporate offices. Our corporate offices are located at 940 Winter Street, Waltham, Massachusetts. Our phone number at that address is (781) 663-6900. The address of our Internet website is www.perkinelmer.com.

The following are directions to our corporate offices:

From the East (Boston) West on the Mass Pike/I-90 to Exit 15. Follow the signs for I-95/128 North. Follow 95/128 North for approximately 4 miles to Exit 27A/B. Take Exit 27B Totten Pond Road/Winter Street, going underneath the bridge and exit to the right. At lights, turn right onto Wyman Street. Remain in the right lane and bear right at the yield sign onto Winter Street. Remain in the right lane and cross back over Route 128. Remain in the far right lane through two sets of lights. Travel around the Cambridge Reservoir (on right) for approximately .5 miles. After passing the Reservoir, follow Winter Street as it bears right. The entrance to our corporate offices is your second left.

From the West (Worcester) East on the Mass Pike/I-90 to Exit 15. Follow the signs for I-95/128 North and then follow “From the East” directions from this point to our corporate offices.

From the North (Burlington/Lexington) South on Route 128/I-95 to Exit 27B Winter Street. When coming off the exit, stay in the far right lane and follow Winter Street. Remain in the far right lane through two sets of lights and then follow “From the East” directions from this point to our corporate offices.

From the South (Dedham/Newton) North on Route 128/I-95 to Exit 27A/B (Totten Pond Road/Waltham). Take Exit 27B (Totten Pond/Winter Street) and then follow “From the East” directions from this point to our corporate offices.

* Corporate offices, 940 Winter Street, Waltham, Massachusetts (781) 663-6900

PerkinElmer® is a registered trademark of PerkinElmer, Inc.

FORM OF PROXY CARD	APPENDIX B

PERKINELMER, INC.

940 WINTER STREET

WALTHAM, MA 02451-1457

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM Eastern Time the day before the meeting date.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

M98937-P72139-Z67028

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
PERKINELMER, INC. The Board of Directors recommends you vote FOR the following proposals:

1.	To elect eight nominees for director for terms of one year each:	For	Against	Abstain

1a.	Peter Barrett	☐	☐	☐

1b.	Samuel R. Chapin	☐	☐	☐

1c.	Sylvie Grégoire, PharmD	☐	☐	☐

1d.	Alexis P. Michas	☐	☐	☐

1e.	Prahlad R. Singh, PhD	☐	☐	☐

1f.	Michel Vounatsos	☐	☐	☐

1g.	Frank Witney, PhD	☐	☐	☐

1h.	Pascale Witz	☐	☐	☐

		For	Against	Abstain

2.	To ratify the selection of Deloitte & Touche LLP as PerkinElmer’s independent registered public accounting firm for the current fiscal year.	☐	☐	☐

3.	To approve, by non-binding advisory vote, our executive compensation.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

NOTE: The proxies are authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

B-1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M98938-P72139-Z67028

PERKINELMER, INC.

Annual Meeting of Shareholders

April 28, 2020 8:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Prahlad R. Singh and Joel S. Goldberg, and each of them, proxies with power of substitution to vote, as indicated herein, for and on behalf of the undersigned at the Annual Meeting of Shareholders of PerkinElmer, Inc. (the “Company”), to be held at the Company’s corporate offices, 940 Winter Street, Waltham, Massachusetts on Tuesday, April 28, 2020, at 8:00 AM, and at any adjournment or postponement thereof, and, in their discretion, upon any other matters that may properly come before said Meeting, hereby granting full power and authority to act on behalf of the undersigned at said Meeting.

This proxy when executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of each of the Directors listed on the reverse side, FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm and FOR the approval of our executive compensation.

Continued and to be signed on reverse side